As filed with the Securities and Exchange Commission on May 23, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	6021	22-2953275
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification Number)

	250 Oak Ridge Road
	Oak Ridge, New Jersey 07438
	(973) 697-2000

(Address, including zip code,

and telephone number, including area code,

of registrant’s principal executive offices)

Roger Bosma

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address, including zip code,

and telephone number, including area code,

of agent for service)

Copies to:

Peter H. Ehrenberg, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500	Ronald H. Janis, Esq. Pitney, Hardin, Kipp & Szuch LLP 200 Campus Drive Florham Park, NJ 07932 (973) 966-6300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the merger of CSB Financial Corp. with and into the registrant.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1,2)	Proposed maximum aggregate offering price(2)	Amount of fee(2)

Common stock, without par value (and associated stock purchase rights)(3)	1,255,241	$10.82	$13,581,708	$1,099

(1) Based on the maximum number of shares of the registrant’s common stock that may be issued in connection with the proposed merger of CSB Financial Corp. with and into the registrant, assuming that all stock options granted by CSB Financial Corp. are exercised prior to the closing and that the Average Closing Price (as defined in the merger agreement described herein) is not less than $13.00. In accordance with Rule 416, this registration statement shall also register any additional shares of the registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the merger agreement.

(2) Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(2) under the Securities Act based on the book value of CSB Common Stock as of April 30, 2003, the most recent practicable date prior to the filing of this Registration Statement.

2

(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

[CSB LOGO]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The Board of Directors of CSB Financial Corp. has approved the merger of CSB with and into Lakeland Bancorp, Inc. In the merger, CSB shareholders will have the right to elect to receive either cash or shares of Lakeland common stock in exchange for their shares of CSB common stock, subject to allocation procedures that we have described in the attached proxy statement and prospectus. CSB shareholders who exchange their shares for cash will receive $29.00 for each CSB share. CSB shareholders who exchange their shares for Lakeland stock will receive a number of shares of Lakeland common stock that will depend upon the average closing price of Lakeland’s common stock during a specified period of time. If:

•	the average closing price is $20.00 or more, each such CSB share will be converted into 1.45 shares of Lakeland common stock;
•	the average closing price is less than $20.00 but not less than $14.50, each such CSB share will be converted into $29.00 worth of Lakeland common stock, based on the average closing price;
•	the average closing price is less than $14.50 but not less than $13.00, each such CSB share will be converted into two shares of Lakeland common stock; and
•	the average closing price is less than $13.00 and Lakeland does not terminate the merger agreement, each such CSB share will be converted into $26.00 worth of Lakeland common stock, based on the average closing price.

Lakeland’s common stock is quoted on the Nasdaq National Market under the symbol “LBAI”. On May 21, 2003, the closing sale price of Lakeland common stock on the Nasdaq National Market was $15.53.

The merger cannot be completed unless CSB’s shareholders approve it. You will be asked to vote on the merger at our special meeting. The CSB Board of Directors unanimously recommends that you vote to approve the merger. Each member of your Board has agreed to vote his shares in favor of the merger.

The date, time and place of the meeting are as follows:

[day of the week],                         , 2003

10:00 A.M.

Glenpointe Marriott Hotel

100 Frank West Burr Boulevard

Teaneck, NJ 07666

Only shareholders of record as of                         , 2003 are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

[Insert Signature]

Stuart Lubow

President and Chief Executive Officer

CSB Financial Corp.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Lakeland common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the common stock involves risks that are described in “Risk Factors” beginning on page 21.

This proxy statement and prospectus is dated                                 , 2003, and is first being mailed to CSB shareholders on or about                             , 2003.

CSB FINANCIAL CORP.

417 Cedar Lane

P.O. Box 159

Teaneck, New Jersey 07666

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held             ,             , 2003

To The Shareholders of CSB Financial Corp.:

A special meeting of Shareholders of CSB FINANCIAL CORP. will be held at the Glenpointe Marriott Hotel, 100 Frank West Burr Boulevard, Teaneck, NJ 07666 at 10:00 A.M. on             ,             , 2003 to consider and vote on the following matters:

1. To approve an Agreement and Plan of Merger, dated as of March 31, 2003, by and among CSB Financial Corp., Community State Bank, Lakeland Bancorp, Inc. and Lakeland Bank, providing for:

•	the merger of CSB Financial Corp. with and into Lakeland Bancorp;

•	immediately following that merger, the merger of Community State Bank with and into Lakeland Bank; and

•	the automatic conversion of all of the outstanding capital stock of CSB Financial Corp. into either cash or shares of Lakeland Bancorp common stock, pursuant to election and allocation procedures described in the merger agreement.

2. Such other business as shall properly come before the special meeting.

Shareholders of record as of the close of business on             , 2003 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the special meeting, please execute the enclosed proxy and return it to us. You may revoke your proxy at any time prior to its exercise by delivering to us a later-dated proxy or by delivering a written notice of revocation to us prior to or at the special meeting.

This meeting involves a matter of major importance to all shareholders. You are urged to read and carefully consider the attached proxy statement and prospectus, as well as the annexes.

The CSB Board of Directors unanimously recommends that shareholders vote “FOR” approval of the merger.

By Order of the Board of Directors

[insert signature]

Michael E. Levin

Chairman of the Board of Directors

                            , 2003

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement and prospectus provides you with detailed information about the merger agreement and the merger that will be submitted for shareholder approval at the CSB special meeting. We encourage you to read this entire document carefully.

This proxy statement and prospectus incorporates by reference important business and financial information about Lakeland Bancorp that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

Harry Cooper, Vice President

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Email: hcooper@lakelandbank.com

See “Where You Can Find More Information” at page 77 for additional information.

CSB and its Community State Bank subsidiary have historically provided its shareholders with annual reports and summary quarterly financial information. To obtain free copies of the most recent annual report and summary quarterly financial information, you may write or call:

Keith Van Saders, Chief Financial Officer and Secretary

Community State Bank

417 Cedar Lane

Teaneck, New Jersey 07666

Telephone: 201-836-8300

Email: kvansaders@csbnj.com

In order to obtain timely delivery of these documents, you should request the information by                         , 2003.

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement and prospectus offers only the cash and shares of Lakeland common stock offered in the merger, and offers such shares only where it is legal to do so.

This proxy statement and prospectus has been prepared as of                         , 2003. Changes that may have occurred in the affairs of Lakeland Bancorp or CSB Financial Corp. or our respective subsidiaries since that date are not reflected in this document.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of CSB and a prospectus of Lakeland. As a proxy statement, it is being provided to you because the CSB board of directors is soliciting your proxy for use at the CSB special meeting of shareholders at which the CSB shareholders will consider and vote on the merger agreement among CSB, CSB’s Community State Bank subsidiary, Lakeland and Lakeland’s Lakeland Bank subsidiary. As a prospectus, it is being provided to you because Lakeland is offering to exchange shares of its common stock and cash for your shares of CSB common stock upon completion of the merger.

Q: WHY ARE CSB AND LAKELAND PROPOSING TO MERGE?

A: We are proposing to merge CSB with and into Lakeland Bank because we believe that combining the strengths of our two bank subsidiaries is in the best interests of each of our companies, our shareholders and our customers. Please see “THE MERGER—CSB’s Reasons for the Merger” and “THE MERGER—Recommendation of the CSB Board of Directors” at pages 33 to 35 for the various factors considered by the CSB board of directors in recommending that CSB’s shareholders vote FOR the proposal to approve the merger agreement and the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, CSB shareholders will either receive cash or stock, or a combination of cash and stock, depending upon the results of an election procedure that we have described in this proxy statement and prospectus. CSB shareholders will receive $29.00 in cash for each share of CSB common stock that is converted into cash. Shares of CSB common stock which are converted into Lakeland common stock will be converted into a number of shares calculated with reference to the average closing sale price of Lakeland’s common stock on the NASDAQ National Market during a specified period; we refer to that price as the “average closing price”. The following table describes the number of shares of Lakeland common stock that you will receive for each of your shares of CSB common stock that is converted into Lakeland common stock in the merger:

If the average closing price is:	then you will receive, for each CSB share converted into Lakeland common stock:

$20.00 or more	1.45 shares of Lakeland common stock

greater than $14.50 and less than $20.00	a number of shares of Lakeland common stock equal to $29.00 divided by the average closing price

between $13.00 and $14.50	2 shares of Lakeland common stock

less than $13.00	provided that Lakeland does not terminate the merger agreement, a number of shares of Lakeland common stock equal to $26.00 divided by the average closing price

Subject to certain tax considerations, 50% of CSB’s shares outstanding immediately prior to the consummation of the merger will be converted into Lakeland common stock and 50% of such CSB shares will be converted into cash. If holders of more than 50% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive Lakeland common stock or cash, the exchange agent will reduce the number of shares of CSB common stock so converted to 50% by a pro rata reduction. Thus, by way of example and subject to certain tax considerations, if holders of 75% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive cash, then, for each such holder, two thirds of such holder’s shares will be converted into cash and one third of such holder’s shares will be converted into Lakeland common stock. See “THE MERGER—Terms of the Merger—What You Will Receive in the Merger,” beginning at page 46.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for federal income tax purposes, the merger will be a taxable event to those CSB shareholders who receive cash in whole or in part in exchange for their CSB common stock, and the merger will not be a taxable event to those CSB shareholders who receive solely Lakeland common stock in exchange for their CSB common stock.

We each will have no obligation to complete the merger unless tax counsel provides a legal opinion that the common stock exchange portion of the merger (as opposed to the payment of cash) will qualify as a transaction that is generally tax-free for federal income tax purposes. The legal opinion will not bind the Internal Revenue Service, however, and the Internal Revenue Service could take a different view of the transaction.

We urge you to consult your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances. See “THE MERGER—Certain Federal Income Tax Consequences,” beginning at page 64.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation

and the New Jersey Department of Banking and Insurance. In addition, the merger must be approved by the holders of a majority of the shares of CSB common stock represented at the special meeting, assuming that a quorum is present in person or by proxy. As of the date of this proxy statement and prospectus, an application for approval has been filed with each of the bank regulators; approval is pending.

Lakeland shareholders do not have to approve the merger; accordingly, Lakeland shareholders will not vote on this proposal.

Completion of the merger is also subject to certain other conditions, including no material adverse change in the financial condition of CSB. See “The Merger—Conditions to the Merger,” beginning at page 56.

Q: WHAT DOES THE CSB BOARD OF DIRECTORS RECOMMEND?

A: The CSB board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of CSB and its shareholders. Accordingly, the CSB board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Q: ARE THERE RISKS ASSOCIATED WITH LAKELAND’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see “Risk Factors,” beginning at page 21.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement and prospectus, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the CSB special meeting. In addition, you may attend the CSB special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.

Q: AM I REQUIRED TO SUBMIT MY ELECTION FORM WHEN I SUBMIT MY PROXY CARD?

A: No. We have enclosed an Election Form for your use in making an election to receive either cash or Lakeland common stock pursuant to the merger. The Election Forms must be received by American Stock Transfer & Trust Company, the Exchange Agent, no later than the close of business three business days prior to the date on which we consummate the merger. Assuming that all regulatory approvals are received at least 15 days prior to the special meeting and assuming that our shareholders approve the merger, we hope to consummate the merger immediately after the special meeting is conducted. Thus, you should make sure that the Exchange Agent receives your Election Form at least three business days before the special meeting. If you do not submit an Election Form or if you submit an Election Form after the deadline, your shares will be deemed to be “No Election Shares” for purposes of the allocation procedures described in this proxy statement and prospectus. We cannot tell you at this point whether No Election Shares will receive cash or Lakeland common stock in the merger. See “THE MERGER—Terms of the Merger—Election Form; Exchange of Shares” beginning on page 47.

Q: MUST MY ELECTION FORM COVER ALL OF MY CSB SHARES?

A: Yes. Each holder of CSB shares may submit only one Election Form. The only exception is for shareholders who hold shares on behalf of others or shareholders who hold shares in a retirement account. Shareholders who hold CSB shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all the shares of CSB common stock held by such representative for a particular beneficial owner. Shareholders who hold shares in a retirement account may also submit multiple Election Forms as long as each such Election Form covers all shares held by such shareholder individually and in the retirement account.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are two ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before our special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of CSB at any time prior to the vote on the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If you deliver such a notice or if you do not submit a proxy, you may vote your shares at the special meeting.

Q: CAN I CHANGE MY ELECTION FORM AFTER I HAVE MAILED IT TO THE EXCHANGE AGENT?

A: Yes, provided that you deliver a notice of revocation to the Exchange Agent prior to the election deadline, which will be the close of business on the third day prior to the date on which the merger is consummated. You may deliver a new Election Form with your notice of revocation, provided that both documents are received prior to the election deadline.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: You should only submit your CSB stock certificate when you submit your Election Form. If you do not submit an Election Form, Lakeland will mail to you instructions for exchanging your stock certificates promptly after the merger is consummated.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Lakeland that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Lakeland with the Securities and Exchange

Commission. This means that Lakeland may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Where You Can Find More Information” beginning at page 77, for a list of documents that Lakeland has incorporated by reference into this proxy statement and prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHY HAVEN’T YOU INCLUDED A SUBSTANTIAL AMOUNT OF FINANCIAL INFORMATION ABOUT CSB IN THIS DOCUMENT?

A: As a CSB shareholder, you receive annual and summary unaudited quarterly financial information as distributed by CSB to its shareholders. In considering the proposed merger, we believe you are in more need of information concerning Lakeland. Due to the size of Lakeland relative to the size of CSB, financial information about CSB is not material to the Lakeland financial information. Furthermore, financial information about CSB is not required to be provided in this proxy statement and prospectus by any applicable law or regulation. However, if you require copies of CSB’s most recent quarterly and annual reports to shareholders, you may obtain them from CSB. See “References to Additional Information” on page i.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement and prospectus may update information contained in one or more of the Lakeland documents incorporated by reference. Similarly, information in documents that Lakeland may file after the date of this proxy statement and prospectus may update information contained in this proxy statement and prospectus or information contained in previously filed documents.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) 15 days after we receive all necessary bank regulatory approvals and (b) after our shareholders approve the merger. We expect to complete the merger during the third or fourth calendar quarters of 2003.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT AND PROSPECTUS?

A: If you have questions about the special meeting or if you need additional copies of this proxy statement and prospectus, you should contact:

Keith Van Saders, Chief Financial

Officer and Secretary

Community State Bank

417 Cedar Lane

Teaneck, New Jersey 07666

Telephone: 201-836-8300

Email: kvansaders@csbnj.com

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement and prospectus.

The Companies (See page 69 for CSB and Community State Bank and page 68 for Lakeland and Lakeland Bank)

CSB Financial Corp.

417 Cedar Lane

Teaneck, New Jersey 07666

201-836-8300

CSB Financial Corp. is a New Jersey business corporation and a registered bank holding company organized in 2002 to acquire all of the capital stock of Community State Bank. Community State Bank is a banking corporation organized in 1997 under the banking laws of the State of New Jersey. Community State Bank has four banking offices located in Bergen County, New Jersey, and offers a broad range of personal and commercial banking services, including deposit accounts—such as checking, NOW, money market, savings and certificates of deposit—and loans—such as commercial, installment and fixed and adjustable rate residential mortgages. As of March 31, 2003, CSB had consolidated assets of $145.4 million, consolidated loans and leases of $91.2 million, consolidated deposits of $126.2 million, and consolidated shareholders’ equity of $11.7 million.

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

973-697-2000

Lakeland Bancorp, Inc. is a New Jersey business corporation and a registered bank holding company. Lakeland provides a diversified range of financial services in the communities in which it operates, principally through its Lakeland Bank subsidiary. Lakeland Bank offers a broad range of lending, leasing, depository, and related financial services to individuals and small to medium sized businesses in its northern New Jersey market area. In the lending area, these services include short and medium term loans, lines of credit, letters of credit, inventory and accounts receivable financing, real estate construction loans and mortgage loans. Depository products include: demand deposits, savings accounts, and time accounts. In addition, Lakeland offers collection, wire transfer, and night depository services.

As of March 31, 2003, Lakeland had consolidated assets of $1.3 billion, consolidated loans and leases of $726.1 million, consolidated deposits of $1.1 billion, and consolidated shareholders’ equity of $92.5 million.

Lakeland Bank is a state bank chartered under New Jersey law and headquartered in Oak Ridge, New Jersey. Lakeland Bank is engaged in the commercial and retail banking business from 15 banking offices located in Sussex County, New Jersey, 10 banking offices located in Passaic County, New Jersey, seven banking offices located in Morris County, New Jersey and one banking office located in each of Essex and Bergen Counties, New Jersey.

The Merger (See page 31)

Lakeland will acquire CSB by merging CSB with and into Lakeland. Immediately after that merger is completed, Community State Bank will merge with and into Lakeland Bank. CSB and Community State Bank will cease to exist, and Community State Bank’s banking business will be conducted by Lakeland Bank as the surviving bank in the merger.

A copy of the merger agreement is attached to this proxy statement and prospectus as Annex A.

CSB shareholders will either receive cash or stock, or a combination of cash and stock, depending upon the results of an election procedure that we have described in this proxy statement and prospectus. Shareholders will receive $29.00 in cash for each share of CSB common stock that is converted into cash. Shares of CSB common stock which are converted into Lakeland common stock will be converted into a number of shares that will depend upon the average closing price of Lakeland’s common stock on the NASDAQ National Market during a twenty day period described in this proxy statement and prospectus. Specifically:

If the average closing price is:	then each such CSB shareholder will receive, for each share of CSB common stock converted into Lakeland common stock

$20.00 or more	1.45 shares of Lakeland common stock

greater than $14.50 and less than $20.00	a number of shares of Lakeland common stock equal to $29.00 divided by the average closing price

between $13.00 and $14.50	2 shares of Lakeland common stock

less than $13.00	provided that Lakeland does not terminate the merger agreement, a number of shares of Lakeland common stock equal to $26.00 divided by the average closing price

Subject to certain tax considerations, 50% of CSB’s shares outstanding immediately prior to the consummation of the merger will be converted into Lakeland common stock and 50% of such CSB shares will be converted into cash. If holders of more than 50% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive Lakeland common stock or cash, the exchange agent will reduce the number of shares of CSB common stock so converted to 50% by a pro rata reduction. Thus, by way of example and subject to certain tax considerations, if holders of 75% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive cash, then, for each such holder, two thirds of such holder’s shares will be converted into cash and one third of such holder’s shares will be converted into Lakeland common stock. The percentage of shares converted into Lakeland common stock may be increased if necessary in order for the parties to receive a tax opinion that we have described elsewhere in this proxy statement and prospectus. (See page 64)

The exchange ratios will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any CSB shareholder would otherwise receive in the merger.

Tax Consequences (See page 64)

We expect that for federal income tax purposes, the merger will be a taxable event to those CSB shareholders who receive cash in whole or in part in exchange for their CSB common stock, and the merger will not be a taxable event to those CSB shareholders who receive solely Lakeland common stock in exchange for their CSB common stock.

We each will have no obligation to complete the merger unless tax counsel provides a legal opinion that the common stock exchange portion of the merger (as opposed to the payment of cash) will qualify as a transaction that is generally tax-free for federal income tax purposes. The legal opinion will not bind the Internal Revenue Service, however, and the Internal Revenue Service could take a different view of the transaction.

We urge you to consult your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Reasons for proposing the merger (See page 33 for CSB and page 43 for Lakeland)

CSB’s board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of CSB and its shareholders. If the merger is consummated and you acquire Lakeland common stock in the merger, you will own stock in a larger and more diversified corporation. Lakeland common stock is traded on the Nasdaq National Market while there is a limited trading market for CSB common stock.

In unanimously approving the merger agreement, your board considered, among other things, the terms of the merger agreement, including the financial terms, the income tax consequences of the transaction, the historical market prices of Lakeland common stock, the historical cash dividends paid on Lakeland common stock, the competitive environment facing CSB and the business and prospects of Lakeland.

Lakeland’s board of directors focused principally on CSB’s growth potential and CSB’s franchise in Bergen County, New Jersey. Lakeland currently has only one banking office in Bergen County.

CSB’s board recommendation to you (See page 35)

The board of directors of CSB unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” approval of these matters.

CSB’s financial advisor has concluded that the consideration that CSB shareholders will receive in the merger is fair (See page 35)

Advest, Inc., financial advisor to CSB, has provided a written fairness opinion dated March 31, 2003 and updated on                         , 2003 to CSB’s board of directors that, as of that date and as updated, the aggregate consideration to be paid in the merger is fair to CSB and its shareholders from a financial point of view. A copy of the fairness opinion is attached to this proxy statement and prospectus as Annex C. You should read the fairness opinion in its entirety.

CSB has agreed to pay Advest, Inc. a fee of $250,000.

Special meeting of CSB shareholders to be held              , 2003 (See page 28)

The special meeting of CSB’s shareholders will be held at the Glenpointe Marriott Hotel, 100 Frank West Burr Boulevard in Teaneck, New Jersey 07666 on             ,              2003, at 10:00 a.m., local time.

At the special meeting, CSB will ask you:

•	To approve the merger agreement, which will approve the merger of CSB Financial Corp. into Lakeland Bancorp, Inc. and related matters; and

•	To act on any other matters that may be put to a vote at the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Who can vote (See page 28)

You are entitled to vote at the special meeting if you owned shares of CSB common stock at the close of business on the record date of             , 2003. You will have one vote for each share of CSB common stock that you owned on that date. On that date, there were              shares of CSB common stock outstanding.

You may vote either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to CSB in the enclosed envelope.

CSB is seeking your proxy to use at the special meeting. We have prepared this proxy statement and prospectus to assist you in deciding how to vote and whether or not to grant your proxy to CSB. Please indicate on your proxy card how you want to vote. Then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger. If you sign a proxy, you may revoke it by written notice to the Secretary of CSB at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Voting matters (See page 28)

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of a majority of the shares of CSB common stock represented at the special meeting, assuming that a quorum is present in person or by proxy. Each holder of shares of CSB common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on any of the matters presented at the special meeting.

Lakeland’s shareholders will not vote on the merger.

Shares owned by CSB directors and executive officers and their agreement to vote in favor of the merger (See page 30)

On the record date, directors and executive officers of CSB, together with their affiliates, had sole or shared voting power over              shares of CSB common stock, or approximately     % of the shares of CSB common stock outstanding on the record date.

Directors and executive officers of CSB have entered into an agreement with Lakeland in which they have agreed to vote all shares of CSB common stock which they own in favor of the merger agreement and the merger. A total of 466,729 shares of CSB common stock, or 42.9% of the shares of CSB common stock outstanding as of March 31, 2003, are covered by that agreement.

On the record date, Lakeland’s directors and executive officers, and their immediate family members and entities they control, own              shares of CSB common stock, and Lakeland holds no shares of CSB common stock other than shares held in a fiduciary capacity for others.

Interests of CSB directors and management in the merger (See page 62)

The directors and executive officers of CSB have interests in the merger as directors and employees that are different from your interests as a CSB shareholder. These interests include, among others:

•	CSB’s President and CEO is a party to a Change in Control Agreement with CSB under which he will receive certain benefits if he is terminated without cause following the merger. These benefits include a lump sum payment equal to three times his current annual base salary plus three times his most recent bonuses paid to him in January 2003;

•	Each of CSB’s three other executive officers are a party to a Change in Control Agreement with CSB under which he will receive certain benefits if he is terminated without cause following the merger. These benefits include a lump sum payment equal to his current annual base salary plus a pro-rated bonus payment;

•	The merger agreement provides that Lakeland will indemnify the directors and officers of CSB against certain liabilities for a six-year period following completion of the merger.

•	At the , 2003 record date, directors and executive officers of CSB and their affiliates beneficially owned shares or % of the outstanding CSB common stock.

•	Immediately before the merger becomes effective, at the election of each director, officer and other optionee, each outstanding CSB option held by such individual will be either (i) exercised for CSB common stock and then, upon consummation of the merger, exchanged for the consideration described in this proxy statement and prospectus, or (ii) paid out in cash equal to the spread between $29.00 and the exercise price per share of each such option. All outstanding non-vested options will vest as a result of the merger.

CSB’s board of directors and Lakeland’s board of directors were aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to CSB’s management, see pages         -        .

Merger expected to occur in the third or fourth quarter of 2003 (See page 50)

The merger of CSB with and into Lakeland will become final when a certificate of merger is filed under New Jersey law. That certificate may not be filed until all bank regulatory approvals have been received, a 15 day waiting period has expired and CSB’s shareholders approve the merger at the special meeting. We currently anticipate that the merger will be completed in the third or fourth quarter of 2003, although delays could occur.

We cannot assure you that we can obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before merger will be completed (See page 62)

Our obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Board of Governors of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. As of the date of this proxy statement and prospectus, applications for bank regulatory approval have been submitted; approval is pending. In addition to the required regulatory approval, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

•	CSB shareholders approve the merger at the special meeting.

•	CSB and Lakeland each receive an opinion of counsel with respect to certain tax matters.

•	Neither of CSB and Lakeland has breached any of our respective representations or obligations under the merger agreement.

The merger agreement attached to this proxy statement and prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger is possible (See page 58)

The merger agreement may be amended by our written agreement. We can amend the agreement to a certain extent without shareholder approval, even if you have already approved the merger.

We may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by December 31, 2003, unless the terminating party’s breach is the reason the merger has not been completed.

Lakeland may terminate the merger agreement if, during a specified 20 business day period, the average closing sale price of

Lakeland common stock on the NASDAQ National Market is less than $13.00. If Lakeland terminates the merger agreement for this reason, Lakeland will be required to pay CSB a termination fee in an amount equal to CSB’s expenses relating to the merger, up to a maximum amount of $400,000.

Rights of Lakeland shareholders differ from those of CSB shareholders (See page 76)

When the merger is completed, you will automatically become a Lakeland shareholder unless your CSB shares are converted entirely into cash under the merger agreement. The rights of Lakeland shareholders differ from the rights of CSB shareholders in certain important ways. Many of these have to do with provisions in Lakeland’s certificate of incorporation and by-laws that differ from those of CSB’s certificate of incorporation and by-laws. Some of these provisions, as well as Lakeland’s Shareholder Rights Plan, are intended to make a takeover of Lakeland harder if Lakeland’s board of directors does not approve it.

CSB shareholders do not have dissenters’ appraisal rights (See page 68)

Under the New Jersey Business Corporation Act, CSB’s shareholders will not have dissenters’ appraisal rights in connection with the merger.

Stock certificates to be submitted with the Election Forms or after the merger is complete (See page 47)

Shareholders of record as of the record date for the special meeting will receive an Election Form together with this proxy statement and prospectus. Persons who become shareholders of record after the record date will also be provided with Election Forms from time to time prior to the consummation of the merger. In order to make an effective election to receive cash or stock in the merger, it will be necessary for you to submit your CSB stock certificate to the Exchange Agent, together with your Election Form. If you do not submit an Election Form, then, promptly after the merger is completed, you will receive a letter and instructions on how to surrender your CSB stock certificates in exchange for Lakeland stock certificates and/or cash. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for CSB common stock.

If you do not have stock certificates but hold shares of CSB common stock with your broker in “street name,” you will need to provide your broker with instructions regarding your election. If you do not instruct your broker to make an election, your broker will automatically exchange your shares upon completion of the merger.

Market Price and Dividend Information

CSB

The shares of CSB common stock are traded sporadically on the over the counter bulletin board, also referred to by us as the OTCBB. The following table sets forth the high and low closing sale prices for shares of CSB common stock for the periods indicated. For periods prior to CSB’s formation in May, 2002, the prices reflect the sale prices for Community State Bank on the OTCBB.

	High	Low
Year Ended December 31, 2001:
Quarter ended March 31	$12.00	$10.00
Quarter ended June 30	10.95	9.51
Quarter ended September 30	10.80	10.05
Quarter ended December 31	11.05	9.50

Year Ended December 31, 2002:
Quarter ended March 31	$11.50	$10.01
Quarter ended June 30	13.80	11.50
Quarter ended September 30	13.00	12.10
Quarter ended December 31	17.00	12.95

Year Ending December 31, 2003:
Quarter ended March 31	$27.20	$17.00
Quarter ending June 30 (through , 2003)

On March 28, 2003, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the last sale price of CSB common stock on the OTCBB were as follows:

	March 28, 2003
	High	Low	Last Sale Price
CSB	$17.51	$17.51	$17.51

On             , 2003, the last full trading day prior to the date of this proxy statement and prospectus, the reported high and low sales prices and the last sale price of CSB common stock on the OTCBB were as follows:

_________________, 2003
	High	Low	Last Sale Price
CSB

Shareholders are urged to obtain current market quotations for shares of CSB common stock.

CSB has not declared or paid any dividends nor did Community State Bank pay any dividends prior to the formation of CSB as a bank holding company. The merger agreement prohibits CSB from paying dividends at any time through and including the closing of the merger.

As of March 31, 2003, there were 1,089,016 shares of CSB common stock outstanding, held of record by approximately 170 shareholders. As of March 31, 2003, there were also options outstanding covering 166,225 additional shares of CSB common stock.

Lakeland

The shares of Lakeland common stock are traded on the National Market tier of the Nasdaq Stock Market, also referred to by us as the Nasdaq National Market. The following table sets forth the high and low closing sale prices for shares of Lakeland common stock and the cash dividends declared per share by Lakeland for the periods indicated

	High	Low	Cash Dividend Per Share
Year Ended December 31, 2001:
Quarter ended March 31	$9.30	$6.86	$0.072
Quarter ended June 30	18.14	8.28	0.072
Quarter ended September 30	14.96	10.56	0.082
Quarter ended December 31	17.32	12.48	0.082

Year Ended December 31, 2002:
Quarter ended March 31	17.11	14.57	0.086
Quarter ended June 30	21.67	15.71	0.086
Quarter ended September 30	20.78	14.48	0.090
Quarter ended December 31	19.85	15.05	0.090

Year Ending December 31, 2003:
Quarter ended March 31	18.81	15.60	0.095
Quarter ending June 30 (through , 2003)

On March 28, 2003, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the last sale price of Lakeland common stock on the Nasdaq National Market were as follows:

	March 28, 2003
	High	Low	Last Sale Price
Lakeland	$17.05	$16.83	$16.84

On             , 2003, the last full trading day prior to the date of this proxy statement and prospectus, the reported high and low sales prices and the last sale price of Lakeland common stock on the Nasdaq National Market were as follows:

, 2003
	High	Low	Last Sale Price
Lakeland

Shareholders are urged to obtain current market quotations for shares of Lakeland common stock.

As of March 31, there were 14,207,139 shares of Lakeland common stock outstanding, held of record by approximately 3,700 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for 331,759 additional shares of Lakeland common stock.

Holders of Lakeland common stock are entitled to receive dividends, when declared by Lakeland’s board of directors, out of funds that are legally available for dividends. Lakeland primarily obtains funds for the payment of dividends from dividends paid by Lakeland Bank. Lakeland Bank is subject to certain statutory and regulatory restrictions on the amount of dividends it can pay to Lakeland.

Lakeland maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of Lakeland common stock. The plan contains a voluntary cash payment feature.

Summary Historical Financial Data for Lakeland

The following table sets forth selected consolidated financial data for each of the periods indicated. The financial data for the three months ended March 31, 2003 and 2002 (unaudited) and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 are derived from Lakeland’s audited consolidated financial statements. The information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 is unaudited and may not be indicative of results for the full fiscal year. In management’s opinion, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for this period and date have been made.

Lakeland Bancorp

SELECTED CONSOLIDATED FINANCIAL DATA

	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)		(in thousands except per share data)
STATEMENTS OF CONDITION DATA
Total assets	$1,261,744	$1,077,210	$1,207,105	$1,044,338	$906,612	$830,170	$803,024
Loans and leases	726,512	628,651	719,658	601,959	521,841	476,514	450,051
Total investment securities	419,826	349,687	407,843	343,341	295,740	277,721	255,939
Total deposits	1,118,091	937,054	1,059,092	912,110	800,762	736,739	711,811
Total stockholders' equity	92,469	86,820	90,767	85,567	78,624	72,282	73,763
INCOME STATEMENT DATA
Net interest income	12,310	11,195	48,174	40,492	36,493	33,790	31,995
Provision for loan and lease losses	750	750	10,500	1,600	2,000	1,781	698

Net interest income after provision for loan and leases losses	11,560	10,445	37,674	38,892	34,493	32,009	31,297
Noninterest income	2,314	2,151	9,001	8,347	8,263	6,292	5,998
Gains (losses) on sales of investment securities	265	74	876	(57)	(529)	32	119
Noninterest expenses	8,967	7,974	33,587	31,206	27,527	30,219	25,033

Income before income taxes	5,172	4,696	13,964	15,976	14,700	8,114	12,381
Income tax provision	1,629	1,455	3,887	4,953	4,695	2,714	4,424

Net income	$3,543	$3,241	$10,077	$11,023	$10,005	$5,400	$7,957

PERFORMANCE RATIOS
Cash dividends paid	$1,352	$1,232	$5,065	$4,474	$3,852	$3,314	$2,586
Return on average assets (1)	1.17%	1.24%	0.89%	1.14%	1.16%	0.65%	1.04%
Return on average equity (1)	15.84%	15.13%	11.29%	13.37%	13.43%	7.64%	11.03%
Percent shareholders equity to assets	7.33%	8.06%	7.52%	8.19%	8.67%	8.71%	9.19%
Net interest margin (tax equivalent basis)(1)(2)	4.49%	4.80%	4.75%	4.69%	4.77%	4.56%	4.72%
Allowance for loan and lease losses to total loans	2.57%	1.23%	2.49%	1.37%	1.70%	1.61%	1.77%
Non-performing loans to total loans	2.81%	1.47%	2.78%	0.33%	0.49%	0.70%	0.82%
CAPITAL RATIOS
Tier 1 leverage ratio	6.95%	7.82%	7.01%	7.86%	8.47%	8.88%	9.35%
Tier 1 risk-based capital ratios	10.94%	12.18%	10.94%	12.36%	13.58%	15.40%	15.80%
Total risk-based capital ratio	12.21%	13.34%	12.20%	13.61%	14.84%	16.66%	17.05%
PER SHARE DATA
Weighted average shares outstanding:(3)
Basic	14,210	14,370	14,320	14,417	14,609	14,658	14,630
Diluted	14,432	14,609	14,587	14,593	14,694	14,717	14,724
Book value per common share(3)	$6.51	$6.04	$6.38	$5.96	$5.43	$4.93	$5.05
Closing stock price(3)	$15.90	$16.82	$17.87	$15.52	$8.62	$9.39	$14.47
Earnings per share:(3)
Basic	$0.25	$0.23	$0.70	$0.76	$0.68	$0.37	$0.54
Diluted	$0.25	$0.22	$0.69	$0.76	$0.68	$0.37	$0.54
Cash dividend per common share(3)	$0.10	$0.09	$0.35	$0.31	$0.27	$0.23	$0.18

(1)	Interim ratios have been annualized for purposes of comparability with year-end data
(2)	Net interest margin is tax-equivalent net interest income divided by average earning assets
(3)	Restated for 5% stock dividends in 2002, 2001, and 2000

Selected Historical Financial Data for CSB

The following table sets forth selected consolidated financial data for each of the periods indicated. The financial data for the three months ended March 31, 2003 and 2002 (unaudited) and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 are derived from CSB’s audited consolidated financial statements. The information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 is unaudited and may not be indicative of results for the full fiscal year. In management’s opinion, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for this period and date have been made.

CSB Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)		(in thousands except per share data)
STATEMENTS OF CONDITION DATA
Total assets	$145,402	$106,833	$122,229	$101,402	$67,976	$56,290	$40,964
Loans and leases	91,243	70,817	88,661	63,033	55,596	42,192	26,408
Total investment securities	17,708	14,081	19,477	12,458	8,691	9,885	8,901
Total deposits	126,184	91,497	105,594	87,725	54,102	48,272	32,813
Total stockholders’ equity	11,685	10,445	11,567	10,285	10,060	7,208	7,372

INCOME STATEMENT DATA
Net interest income	1,153	962	4,085	2,989	2,674	2,005	980
Provision for loan and lease losses	55	110	170	302	126	136	95

Net interest income after provision for loan and leases losses	1,098	852	3,915	2,687	2,548	1,869	885
Noninterest income	313	185	844	435	396	448	316
Gains (losses) on sales of investment securities	0	0	0	24	0	3	0
Noninterest expenses	933	816	3,631	2,965	2,767	2,283	1,793

Income before income taxes	478	221	1,128	181	177	37	(592)
Income tax provision	186	—	40	—	—	—	—

Net income	$292	$221	$1,088	$181	$177	$37	$(592)

PERFORMANCE RATIOS
Cash dividends paid	$—	$—	$—	$—	$—	$—	$—
Return on average assets (1)	0.81%	0.84%	0.95%	0.18%	0.26%	0.07%	-1.95%
Return on average equity (1)	10.06%	8.58%	10.02%	1.78%	2.19%	0.51%	-7.70%
Percent shareholders equity to assets	8.04%	9.78%	9.46%	10.14%	14.80%	12.81%	18.00%
Net interest margin (tax equivalent basis) (1)(2)	3.86%	4.09%	3.74%	3.78%	4.32%	4.39%	3.63%
Allowance for loan and lease losses to total loans	0.94%	1.14%	0.92%	1.12%	0.72%	0.68%	0.59%
Non-performing loans to total loans	0.00%	0.00%	0.00%	0.72%	0.00%	0.01%	0.00%

CAPITAL RATIOS
Tier 1 leverage ratio	7.94%	9.83%	9.20%	10.14%	14.82%	13.18%	18.02%
Tier 1 risked-based ratio	12.21%	14.71%	12.99%	16.31%	20.46%	18.91%	27.77%
Total risk-based capital ratio	13.12%	15.85%	13.93%	17.43%	21.27%	19.64%	28.36%

PER SHARE DATA
Weighted average shares outstanding:
Basic	1,089	1,098	1,097	1,098	970	877	877
Diluted	1,135	1,100	1,115	1,099	992	886	877
Book value per common share	$10.73	$9.51	$10.62	$9.37	$9.16	$8.22	$8.41
Closing stock price	$27.20	$11.50	$17.00	$10.35	$10.12	$12.25	$14.38
Earnings per share:
Basic	$0.27	$0.20	$0.99	$0.16	$0.18	$0.04	($0.68)
Diluted	$0.26	$0.20	$0.98	$0.16	$0.18	$0.04	($0.68)
Cash dividend per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Interim ratios have been annualized for purposes of comparability with year-end data.
(2)	Tax–equivalent net interest income divided by average earning assets.

FORWARD-LOOKING INFORMATION

This proxy statement and prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of each of CSB, Community State Bank, Lakeland and Lakeland Bank. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by us elsewhere in this document, the following factors, among others, could cause our actual results to differ materially and adversely from our forward-looking statements: uncertainties relating to general economic conditions; uncertainties relating to the determination of our provisions for loan and lease losses and allowances for loan and lease losses; uncertainties relating to our analysis of the assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as Lakeland Bank or Community State Bank should match such assets and liabilities; the impact of competition among financial institutions and between financial institutions and other sources of credit; the impact of off-balance sheet obligations; whether or not Lakeland ultimately receives payment of all amounts due from a lease portfolio or from sureties referenced by Lakeland in several filings with the SEC; changes to the presentation of financial results and condition resulting from the adoption of new accounting principles or upon the advice of our independent auditors or the staff of various regulatory agencies; unanticipated demands upon our liquidity; unanticipated failure or malfunction of our information systems; changes in, or failure to comply with, governmental regulations; the costs and other effects of administrative and legal proceedings; the continued financial viability of our borrowers; the continued financial viability of the issuers of securities within our investment portfolio; labor and employment benefit costs; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular and the impact of the United States’ international relations on such markets; the ability of Lakeland Bank to integrate Community State Bank promptly into its overall business and plans if the merger is consummated; the extent and timing of legislative and regulatory actions and reforms; and other factors referenced in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2002. We have also described risks pertaining directly to the merger under “Risk Factors” beginning on page      of this proxy statement and prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. We caution CSB shareholders not to place undue reliance on such statements. These statements speak only as of the date of this proxy statement and prospectus or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Lakeland, Lakeland Bank, CSB or Community State Bank or any person acting on their behalf made after the date of this proxy statement and prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Lakeland, Lakeland Bank, CSB nor Community State Bank undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement and prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

By approving the merger, CSB shareholders may, even if they elect to receive cash, ultimately receive Lakeland common stock and thus will be investing in Lakeland’s common stock. An investment in Lakeland’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately preceding this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

IF YOU ELECT TO RECEIVE CASH IN THE MERGER, YOU MAY NOT EXCLUSIVELY RECEIVE CASH; SIMILARLY, IF YOU ELECT TO RECEIVE LAKELAND COMMON STOCK IN THE MERGER, YOU MAY NOT RECEIVE EXCLUSIVELY LAKELAND COMMON STOCK.

Although you will be given the right to elect to receive cash or Lakeland common stock in the merger, it is possible that you will not receive the form of consideration that you have requested. There are two factors that could cause you to receive a form of consideration that you did not choose:

•	The merger agreement provides that subject to certain tax constraints that we have described below, 50% of the outstanding CSB shares will be converted into cash and 50% of such shares will be converted into Lakeland common stock. If holders of more than 50% of the outstanding CSB shares elect to receive cash, there will be a pro rata reduction that will result in certain of such holders’ shares being converted into Lakeland common stock. Similarly, if holders of more than 50% of the outstanding CSB shares elect to receive Lakeland common stock, there will be a pro rata reduction that will result in certain of such holders’ shares being converted into cash.

•	If the aggregate amount of cash paid in the merger substantially exceeds the value of the Lakeland common stock that is issued in the merger, Lakeland’s counsel may be unable to issue the tax opinion which constitutes a condition of closing. The merger agreement provides that if tax counsel cannot provide the tax opinion for this reason, the percentage of the consideration payable in the form of cash will be decreased to the extent necessary to enable counsel to render that opinion. In turn, the portion of a CSB holder’s shares to be converted into cash may be reduced if tax considerations require a decrease in the percentage of the aggregate consideration payable in the form of cash.

IF THE AVERAGE CLOSING PRICE IS BELOW $14.50, YOU WILL RECEIVE LESS THAN $29.00 WORTH OF LAKELAND COMMON STOCK IF YOU RECEIVE LAKELAND COMMON STOCK IN THE MERGER.

If the average closing price is $13.00 or more but not greater than $14.50 and you receive Lakeland stock in the merger, you will receive two shares of Lakeland common stock for each CSB share that you own. If the average closing price is less than $13.00, Lakeland does not terminate the merger agreement and you receive Lakeland common stock in the merger, you will receive a number of shares equal to $26 divided by the average closing price – a formula designed to provide you with $26 worth of Lakeland common stock for each CSB share that you own.

YOU ARE AT RISK IF YOU RECEIVE STOCK IN THE MERGER AND THE MARKET PRICE OF LAKELAND COMMON STOCK DECLINES AFTER THE PERIOD DURING WHICH THE AVERAGE CLOSING PRICE IS DETERMINED.

The average closing price will be determined on the basis of the closing sale price of Lakeland common stock on the Nasdaq National Market for the twenty trading days immediately preceding the first date on which all bank regulatory approvals are received. You can expect that there will be a 15 day waiting period between the date on which all bank regulatory approvals are received and the first date on which the merger could be consummated. Thus, you can expect that there will be at least ten trading days between the end of the period in which the average closing price is determined and the first date on which we will be permitted to close the merger. Moreover, you can expect that there will be some delay after the merger is consummated before you will receive your Lakeland stock certificates. The aggregate market price of the stock that you ultimately receive from Lakeland may be substantially less than the aggregate market price of your shares valued on the basis of the average closing price. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Lakeland’s business, operations and prospects, developments in pending legal proceedings and regulatory considerations. Many of these factors are beyond Lakeland’s control. We urge you to obtain current market quotations for Lakeland common stock.

YOU WILL HAVE LESS INFLUENCE AS A SHAREHOLDER OF LAKELAND THAN AS A SHAREHOLDER OF CSB.

The shareholders of CSB currently have the right to control CSB through their ability to elect the board of directors of CSB and vote on other matters affecting CSB. The merger will transfer control of CSB to Lakeland. After completion of the merger, assuming that all CSB stock options are exercised prior to the closing and that the average closing price is not less than $13.00 former CSB shareholders will likely own less than 9% of Lakeland’s outstanding common stock (excluding stock options). Consequently, the former CSB shareholders will exercise much less influence over the management and policies of Lakeland than they currently exercise over the management and policies of CSB.

THE MARKET PRICE OF THE SHARES OF LAKELAND COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE SHARES OF CSB COMMON STOCK.

Upon completion of the merger, certain holders of CSB common stock will become holders of Lakeland common stock. Lakeland’s current businesses and markets differ from those of CSB, and, accordingly, the results of operations of Lakeland after the merger may be affected by factors different from those currently affecting the results of operations of CSB. For a discussion of Lakeland’s business and of certain factors to consider in connection with that business, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information,” beginning at page 77.

THE SHARE PRICE OF LAKELAND COMMON STOCK ON THE NASDAQ NATIONAL MARKET IS SUBJECT TO MARKET FLUCTUATIONS.

The share price of Lakeland common stock on the Nasdaq National Market is by its nature subject to the general price changes in the market for publicly traded equity securities. These price increases and declines are not necessarily related to a change in the financial performance or condition of Lakeland.

LAKELAND CANNOT ASSURE CSB SHAREHOLDERS WHO RECEIVE STOCK IN THE MERGER THAT LAKELAND WILL BE SUCCESSFUL IN ITS PENDING LEGAL PROCEEDINGS.

As Lakeland has disclosed in documents incorporated herein by reference, Lakeland is currently involved in complex legal proceedings resulting from certain defaults on substantial commercial lease portfolios in which Lakeland had invested. As of March 31, 2003, Lakeland had approximately $16 million invested in these portfolios, which were insured by various surety companies. Lakeland’s primary obligors have filed for bankruptcy protection and Lakeland’s surety companies have denied liability on the grounds that they were defrauded. This litigation is time-consuming and expensive and may not result in any meaningful recoveries for Lakeland.

LAKELAND FACES STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES, WHICH COULD HURT ITS BUSINESS.

After the merger, Lakeland will continue to conduct its banking operations almost entirely in markets located in northern New Jersey. Increased competition in its markets may result in reduced loans and deposits for Lakeland. Many competitors offer the principal banking services that Lakeland offers in its service areas. These competitors include banks, finance companies, brokerage firms, insurance companies, investment advisors, credit unions, savings and loan institutions, mortgage banks and other financial intermediaries. Lakeland’s competitors include substantial regional banking institutions whose greater resources may afford them a marketplace advantage by enabling them to maintain more banking locations than Lakeland and mount more extensive promotional and advertising campaigns. Lakeland also competes with smaller, community oriented banks, which compete with Lakeland primarily on the basis of the services rendered to customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Lakeland also faces competition from financial institutions physically located outside Lakeland’s markets that have opened loan production offices in Lakeland’s markets or that solicit deposits and the sale of other products and services in Lakeland’s markets. If Lakeland is unable to attract and retain banking customers, Lakeland may be unable to continue its loan and deposit growth and its results of operations and financial condition may otherwise be materially adversely affected.

CHANGES IN ECONOMIC CONDITIONS COULD HURT LAKELAND’S BUSINESS MATERIALLY.

Lakeland’s business is directly affected by factors such as economic, political and market conditions, including U.S. military involvement in the Middle East and the impact of terrorists’ acts, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond its control. A deterioration in economic conditions could have the following consequences, any of which could hurt Lakeland’s business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for Lakeland’s products and services may decline;

•	low-cost or non-interest bearing deposits may decrease; and

•	collateral for loans may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

LAKELAND MAY BE UNSUCCESSFUL IN ENHANCING ITS CAPITAL POSITION PRIOR TO THE CONSUMMATION OF THE MERGER.

As of March 31, 2003, capital ratios for Lakeland Bancorp and Lakeland Bank were as follows:

Ratio	Description	Minimum Percentage Permitted for a “Well Capitalized Institution”	Lakeland Bancorp Ratio	Lakeland Bank Ratio
Leverage capital	Total capital to average assets	5%	6.95%	6.38%

Tier I risk-based capital	Tier I capital to risk-weighted assets	6	10.94	10.09

Total risk-based capital	Tier I and Tier II capital to risk-weighted assets	10	12.21	11.36

Lakeland’s capital will be reduced as a result of the CSB merger, given the amount of cash payable in the merger. As Lakeland indicated when it first announced the CSB transaction, Lakeland is currently considering the feasibility of offering trust preferred securities as a means of increasing Lakeland’s regulatory capital. Lakeland cannot assure you that it will be successful in completing a trust preferred offering or any other capital offering in the near future or, if it does consummate such an offering, that the terms of such offering will be advantageous to Lakeland. If Lakeland does not consummate such an offering, bank regulatory authorities may withhold their approval of the CSB merger.

LAKELAND’S BUSINESS IS SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT ITS FINANCIAL PERFORMANCE.

Changes in the interest rate environment may reduce profits. The primary source of income for Lakeland is the differential or “spread” between the interest earned on loans, securities and other interest earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Lakeland’s net interest spread, asset quality, loan origination volume and overall profitability.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT LAKELAND’S FUTURE GROWTH.

Lakeland and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Lakeland and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Lakeland’s ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Lakeland, these changes could be materially adverse to Lakeland’s shareholders.

LAKELAND’S ABILITY TO PAY DIVIDENDS DEPENDS PRIMARILY ON DIVIDENDS FROM ITS PRINCIPAL BANKING SUBSIDIARY, WHICH ARE SUBJECT TO REGULATORY LIMITS.

Lakeland is a bank holding company and its operations are conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Lakeland’s assets are held by its direct and indirect subsidiaries.

Lakeland’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Its principal banking subsidiary, Lakeland Bank, is its primary source of dividends. Dividend payments from its banking subsidiaries are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. At March 31, 2003, approximately $80.7 million was available without the need for regulatory approval, for the payment of dividends to Lakeland from its banking subsidiaries. There is no assurance that Lakeland’s subsidiaries will be able to pay dividends in the future or that Lakeland will generate adequate cash flow to pay dividends in the future. Lakeland’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

LAKELAND’S FUTURE ACQUISITIONS COULD DILUTE YOUR OWNERSHIP OF LAKELAND AND MAY CAUSE LAKELAND TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

Lakeland has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Lakeland may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Lakeland. Future business acquisitions could be material to Lakeland, and the degree of success achieved in acquiring and integrating these businesses into Lakeland could have a material effect on the value of Lakeland common stock. In addition, any such acquisition could require Lakeland to use substantial cash or other liquid assets or to incur debt. In those events, Lakeland could become more susceptible to economic downturns and competitive pressures.

FAILURE TO COMPLETE THE MERGER COULD SEVERELY DISADVANTAGE CSB.

In order to complete the merger, CSB must focus on meeting all merger conditions. If for any reason the merger does not occur, that failure could adversely affect CSB’s business and make it difficult for CSB to attract other acquisition partners.

IF THE MERGER HAS NOT OCCURRED BY DECEMBER 31, 2003, EITHER LAKELAND OR CSB IS GENERALLY FREE TO CHOOSE NOT TO PROCEED WITH THE MERGER.

Either Lakeland or CSB may terminate the merger agreement if the merger has not been completed by December 31, 2003, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. See “THE MERGER—Termination” beginning at page 58. There can be no assurance that all conditions to the merger will have been satisfied by December 31, 2003. See “THE MERGER—Conditions to the Merger,” beginning at page 56.

IF WE DO NOT SUCCESSFULLY INTEGRATE OUR BUSINESSES, THE COMBINED COMPANY MAY BE ADVERSELY AFFECTED

The success of Lakeland following the merger will depend, in part, on Lakeland’s ability to integrate CSB into Lakeland, including its ability to centralize certain administrative functions and eliminate unnecessary duplication of other functions. We cannot assure you that Lakeland will be able to accomplish this integration successfully or effectively manage the combined company.

THE EXPECTED BENEFITS OF THE MERGER MAY NOT BE REALIZED IF WE DO NOT ACHIEVE CERTAIN COST SAVINGS AND OTHER BENEFITS

Our belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

CSB’S OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST AND WILL RECEIVE BENEFITS IN THE MERGER THAT OTHER CSB SHAREHOLDERS WILL NOT RECEIVE

CSB’s directors and executive officers may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other CSB shareholders will not receive. Both Boards of Directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

THE MEETING

When and Where the special meeting will be Held

CSB will hold its special meeting of Shareholders at the Glenpointe Marriott Hotel, 100 Frank West Burr Boulevard in Teaneck, New Jersey 07666, commencing at 10:00 a.m., local time, on             , 2003.

What will be Voted on at the special meeting

At the special meeting, CSB shareholders will consider and vote on proposals to the following:

•	To approve the merger agreement, which will approve the merger of CSB Financial Corp. into Lakeland Bancorp, Inc. and related matters; and

•	To act on any other matters that may be put to a vote at the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

If a quorum is not present, or if fewer shares of CSB common stock are voted in favor of the merger agreement and the merger than the number required for approval, it is expected that the meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger. The holders of a majority of the shares present at the meeting would be required to approve any adjournment of the meeting.

Shareholders Entitled to Vote

CSB has set             , 2003 as the record date to determine which CSB shareholders will be entitled to vote at the special meeting. Only CSB shareholders at the close of business on this record date will be entitled to vote at the special meeting. As of the record date, there were          shares of CSB common stock outstanding and entitled to be voted at the special meeting, held by approximately          shareholders of record. Each holder of shares of CSB common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum, a majority of the total outstanding shares of CSB common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•	Shares of CSB common stock held by persons attending the CSB special meeting, whether or not they are voting, and

•	Shares of CSB common stock for which CSB has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of a majority of the shares of CSB common stock represented at the special meeting, assuming that a quorum is present in person or by proxy. Abstentions and broker non-votes will be counted in determining whether a quorum is present but will have no impact on the substantive determinations to be made by the shareholders at the special meeting.

The directors of CSB and their affiliates have agreed with Lakeland to vote all shares of CSB common stock for which they have voting power on the record date in favor of approval of the merger agreement and the merger. On the record date, such directors and affiliates had sole or shared voting power over [                ] shares of CSB common stock, or approximately [    ]% of the shares of CSB common stock outstanding on the record date.

Voting your Shares

The CSB board of directors is soliciting proxies from the CSB shareholders. This will give you an opportunity to vote at the CSB special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares FOR approval of the merger agreement and the merger.

Changing your Vote

Any CSB shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Keith Van Saders, Corporate Secretary of CSB; or

•	Submitting a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to CSB Financial Corp., Attention: Keith Van Saders, Corporate Secretary, 417 Cedar Lane, Teaneck, New Jersey 07666, or hand deliver the notice of revocation or subsequent proxy to Mr. Van Saders before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

CSB will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of CSB may solicit proxies for the special meeting in person or by telephone, telegraph, facsimile or other means of communication. CSB will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. CSB will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and CSB will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Principal Shareholders

We set forth below the names of each of the shareholders of CSB known by us to have beneficially owned more than five percent of CSB’s common stock as of the             , 2003 record date for our special meeting. We also set forth the number of shares of CSB common stock owned by such shareholders on the record date and such shareholders’ percentage ownership. The term “beneficial ownership” includes not only shares held of record by and on behalf of the shareholder, but also shares which such shareholder has the right to acquire within sixty days after the record date:

Shareholder	Number of Shares	Percentage of Outstanding Shares

THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement and prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

The merger agreement provides that:

•	CSB Financial Corp. will merge with and into Lakeland Bancorp;

•	Immediately after that merger is completed, Community State Bank, a subsidiary of CSB, will merge with and into Lakeland Bank, a subsidiary of Lakeland; and

•	You, as a shareholder of CSB, will receive, for each of your shares of CSB common stock, either $29.00 in cash or a number of shares of Lakeland Bancorp determined as follows:

if the average closing price is:	then you will receive, for each CSB share converted into Lakeland common stock:

$20.00 or more	1.45 shares of Lakeland common stock

greater than $14.50 and less than $20.00	a number of shares of Lakeland common stock equal to $29.00 divided by the average closing price

between $13.00 and $14.50	2 shares of Lakeland common stock

less than $13.00	provided that Lakeland does not terminate the merger agreement, a number of shares of Lakeland common stock equal to $26.00 divided by the average closing price

Subject to certain tax considerations, 50% of CSB’s shares outstanding immediately prior to the consummation of the merger will be converted into Lakeland common stock and 50% of such CSB shares will be converted into cash. If holders of more than 50% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive Lakeland common stock or cash, the exchange agent will reduce the number of shares of CSB common stock so converted to 50% by a pro rata reduction. Thus, by way of example and subject to certain tax considerations, if holders of 75% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive cash, then, for each such holder, two thirds of such holder’s shares will be converted into cash and one third of such holder’s shares will be converted into Lakeland common stock. The percentage of shares converted into Lakeland common stock may be increased if necessary in order for the parties to receive a tax opinion that we have described elsewhere in this proxy statement and prospectus.

The board of directors of CSB has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a shareholder. The CSB board of directors unanimously recommends that you vote FOR the merger agreement and the merger.

The directors of CSB have interests in the merger as directors that are different from yours as a CSB shareholder. These interests were considered by CSB’s board of directors before approving and recommending the merger.

Background of the Merger

From time to time, CSB received from representatives of other banking institutions preliminary expressions of interest in the possibility of engaging in a business combination with CSB should CSB be willing to consider such a transaction. Through the latter part of 2002, CSB responded to such expressions of interest by affirming its strategy to create value as an independent institution.

On December 6, 2002, Stuart Lubow, the President and Chief Executive Officer of CSB, met with Roger Bosma, the President and Chief Executive Officer of Lakeland. At that meeting, Mr. Bosma indicated Lakeland’s interest in a possible combination of CSB and Lakeland.

From December 2002 through February 2003 Mr. Lubow had several follow-up meetings with Mr. Bosma and Joseph Hurley, Lakeland’s Chief Financial Officer, where they continued general discussions about the possible business combination. After the last meeting, Mr. Lubow suggested that Mr. Bosma and Mr. Hurley, along with the Chairman of Lakeland, meet with himself and the Chairman and Vice Chairman of CSB.

On March 4, 2003, Mr. Lubow, along with Michael Levin and Matthew Lindenbaum, the Chairman and Vice Chairman, respectively, of CSB, met with Mr. Bosma, Mr. Hurley and John Fredericks, the Chairman of Lakeland, in Mr. Lindenbaum’s offices. At that time, the parties continued their discussions of a possible transaction, including specific negotiation of pricing and structure.

Subsequent to that meeting, Mr. Lubow, Mr. Levin and Mr. Lindenbaum contacted Advest, Inc. regarding the retention of Advest as a financial advisor.

On March 13, 2003, the CSB board met. Representatives of Advest made a presentation regarding the possible combination with Lakeland and the status of the current negotiations. Representatives of CSB’s law firm, Pitney, Hardin, Kipp & Szuch LLP, provided the board with a presentation regarding the board’s fiduciary responsibilities in connection with the merger, as well as a summary of the negotiations with Lakeland’s counsel, Lowenstein Sandler PC. The CSB board unanimously agreed to have Mr. Lubow and CSB’s financial and legal advisors continue discussions with Lakeland regarding the structure of the proposed transaction, including issues relating to the valuation of Lakeland common stock.

During the period between March 13, 2003 and March 30, 2003, Lakeland and CSB shared due diligence information with each other. During that period, drafts of the merger agreement were circulated and negotiated by the parties’ respective legal advisors, with input from representatives of Lakeland and CSB.

The CSB board met again on March 20, 2003 with its financial and legal advisors. Representatives of both Advest and Pitney Hardin updated the board as to the status of the negotiations. The Board was advised by CSB management as to the results of CSB’s due diligence investigation of Lakeland. The Board again unanimously authorized Mr. Lubow and CSB’s financial and legal advisors to continue the negotiations with Lakeland.

On March 26, 2003, Lakeland’s Board conducted a special meeting. Joseph Hurley, Lakeland’s chief financial officer, and representatives of Lowenstein Sandler were also present. The principal purpose of the meeting was to provide the members of the Lakeland Board with a summary of the merger agreement and related documents and a description of the outstanding issues then being negotiated by the parties’ representatives. Counsel also reviewed with the Lakeland Board members their fiduciary obligations.

On March 28, 2003, another special meeting of Lakeland’s board of directors was conducted. Joseph Hurley and representatives of Lowenstein Sandler were present. The Board reviewed the history and status of the negotiations and discussed the relative benefits and disadvantages of the proposed transaction. Legal counsel reviewed the terms of the merger agreement and the terms of a related shareholders’ agreement executed by certain shareholders of CSB. After discussion, the merger agreement, the shareholders’ agreement and the transactions contemplated by both agreements were unanimously approved by Lakeland’s board of directors.

On March 30, 2003, a special meeting of CSB’s board of directors was held, at which certain executive officers and representatives of Pitney Hardin Kipp & Szuch and Advest were present. Management described the history and status of the negotiations and outlined the interests of the executive officers and directors of CSB that differed from the interests of CSB’s shareholders in general. Advest reviewed the financial terms of the transaction and presented its opinion that the transaction was fair to CSB shareholders from a financial point of view. Legal counsel reviewed the terms of the merger agreement. After discussion, the merger agreement and the transactions contemplated thereby were unanimously approved by CSB’s board of directors.

The merger agreement and the shareholders’ agreement were executed on March 31, 2003 and a joint press release announcing the merger was issued on that date.

CSB’s Reasons for the Merger

In reaching its decision to approve the merger agreement with Lakeland and the related transactions, the CSB board of directors considered the advice of management and CSB’s outside legal and financial advisors, and based its decision on a number of factors, including, without limitation, the following:

•	the terms of the merger agreement and the related transactions, including the financial terms of the transaction, the provisions relating to treatment of employees, and the fact that Lakeland would be reimbursed for a portion of its expenses if the merger agreement were terminated in certain circumstances;

•	the enhanced liquidity associated with Lakeland’s common stock as compared with the limited trading market of CSB’s common stock;

•	Lakeland’s history of paying cash dividends and distributing stock dividends on its common stock;

•	the fact that, to the extent that CSB shareholders receive Lakeland shares in exchange for their shares of CSB common stock, such exchange could be tax free to the CSB shareholders as of the time of closing;

•	the terms of the exchange ratio applicable to the CSB shareholders receiving Lakeland common stock in the merger, including the possibility that CSB shareholders could receive more than $29.00 in value if the average closing price exceeds $20.00 and less than $29.00 in value if the average closing price is less than $14.50;

•	the historical market prices of Lakeland common stock;

•	the detailed financial analysis and other information presented by CSB’s financial advisor, Advest, and the opinion of Advest—including the assumptions and financial information and projections relied upon by it in arriving at such opinion—that the aggregate consideration to be received by the CSB shareholders in the merger was fair to such shareholders;

•	the current and prospective economic and competitive environment facing the financial industry generally and CSB in particular, including the ability of larger institutions to invest in technology, leverage fixed costs over larger markets, and provide a greater variety of products and services, and other benefits of operational scale;

•	the board’s perception of the business and prospects of Lakeland and the fact that

    Lakeland is a larger and more diversified company than CSB; and

•	the board of director’s perception that Lakeland had a commitment to community banking and customer-oriented culture that was consistent with CSB’s philosophy.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to CSB’s shareholders identified by CSB’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	the fact that the termination fee provided for in the merger agreement and certain other provisions of the agreement might discourage third parties from seeking to acquire CSB, in light of the fact that Lakeland was unwilling to enter into the merger agreement absent such provisions;

•	the fact that not all CSB shareholders will necessarily receive the form of consideration—that is, cash or Lakeland common stock—that they elect to receive;

•	the manner in which the exchange ratio is calculated, such that in certain circumstances shareholders of CSB could receive less than $29.00 worth of Lakeland common stock; and

•	the fact that CSB shareholders who receive cash in the merger will not have the opportunity to participate in the growth of the combined business.

In reaching the determination to approve the merger agreement and the related transactions, the CSB board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, there can be no assurances that the benefits of the merger perceived by the CSB board of directors and described above will be realized or will outweigh the risks and uncertainties.

Recommendation of the CSB Board of Directors

The CSB board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of CSB and its shareholders. Accordingly, the CSB board of directors unanimously recommends that CSB shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of CSB’s Financial Advisor

By letter agreement dated as of March 25, 2003, CSB retained Advest, Inc. as an independent financial advisor in connection with its consideration of a possible business combination involving Lakeland. Advest is a nationally recognized investment banking firm and was selected by CSB based on Advest’s experience and expertise. Advest regularly engages in the evaluation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of its investment banking business, Advest is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Advest acted as financial advisor to CSB in connection with the proposed merger with Lakeland and participated in certain of the negotiations leading to the execution of the merger agreement. At the request of the CSB Board, representatives of Advest participated in the March 30, 2003 meeting at which the Board considered and approved the merger agreement. At that meeting, Advest delivered to the CSB Board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair, from a financial point of view, to CSB stockholders. Advest has also delivered to the CSB Board a written opinion dated the date of this proxy statement which is substantially identical to the March 30, 2003 opinion. THE FULL TEXT OF ADVEST’S OPINION, AS UPDATED TO THE DATE OF THE PROXY STATEMENT, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ADVEST IN RENDERING THE OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. CSB STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. ADVEST’S OPINION WAS DIRECTED TO THE CSB BOARD AND WAS PROVIDED TO THE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO CSB STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF CSB TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY CSB STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER.

In connection with rendering its March 30, 2003 opinion, Advest reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	the shareholders’ agreement entered into by and between CSB and Lakeland in connection with the merger agreement;

•	certain publicly available financial statements and other historical financial information of CSB that they deemed relevant;

•	certain publicly available financial statements and other historical financial information of Lakeland that they deemed relevant;

•	financial projections for CSB for the years ending December 31,2003 through 2005 reviewed with management of CSB and the views of senior management of CSB, based on limited discussions with members of senior management regarding CSB’s business, financial condition, results of operations and future prospects;

•	certain pro forma analyses of the impact of the merger on Lakeland’s capital position prepared by and reviewed with management of Lakeland and the views of the senior management of Lakeland, based on limited discussions with them, regarding Lakeland’s business and financial condition;

•	the publicly reported historical price and trading activity for CSB’s common stock, including a comparison of certain financial and stock market information for CSB with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

In performing its reviews and analyses and in rendering its opinion, Advest assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of CSB and Lakeland that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Advest was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Advest did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of CSB or Lakeland or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. In addition, Advest has not conducted any physical inspection of the properties or facilities of CSB or Lakeland. Advest is not an accounting firm and it relied, with CSB’s consent, on the reports of the independent accountants of CSB and Lakeland for the accuracy and completeness of the audited financial statements furnished to them. As to all legal or regulatory matters affecting CSB, Advest relied, with CSB’s consent, on the advice of CSB’s counsel.

Advest’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Advest assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Advest also assumed, with CSB’s consent, that there has been no material change in CSB’s and Lakeland’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that CSB and Lakeland will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will not be a taxable transaction at the corporate level for federal income tax purposes.

In rendering its March 30, 2003 opinion, Advest performed a variety of financial analyses. The following is a summary of the material analyses performed by Advest, updated to reflect information subsequently provided by CSB, but is not a complete description of all the analyses underlying Advest’s opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Advest’s comparative analyses described below is identical to CSB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CSB or the companies to which it is being compared.

The earnings projections for CSB relied upon by Advest in its analyses were based upon internal projections provided by CSB’s management for the years ended December 31, 2003 through December 31, 2005. With respect to such financial projections, CSB’s management confirmed to Advest that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of CSB and Advest assumed for purposes of its analyses that such performance would be achieved. Advest expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Advest by CSB were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Advest also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CSB, Lakeland and Advest. The analyses performed by Advest are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Advest prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the CSB Board at the March 30th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Advest’s analyses do not necessarily reflect the value of CSB’s common stock or the prices at which CSB’s common stock may be sold at any time.

Summary of proposal. Advest reviewed the financial terms of the proposed transaction. Based upon the per share consideration of $29.00 and CSB’s December 31, 2002 financial information, the following ratios apply:

Transaction value/ LTM EPS	29.6x
Transaction value/book value	273%
Transaction value/tangible book value	273%
Tangible book premium/deposits (3)	26.03%

The aggregate transaction value was approximately $34.3 million, based upon 1.18 million fully diluted shares of CSB common stock outstanding, which was determined using the treasury stock method at the per share transaction value. For purposes of Advest’s analyses, earnings per share were based on fully diluted earnings per share.

Comparable company analysis. Advest used publicly available information to compare selected financial and market trading information for CSB and a group of selected financial institutions. The group consisted of CSB and the following fifteen publicly traded regional banks, which we refer to as the regional group:

1st Colonial Bancorp, Inc.

Annapolis Bancorp, Inc.

Bay National Corporation

Boardwalk Bank

Cornerstone Bancorp, Inc.

Fredrick County Bank

Monmouth Community Bancorp

North American Bank and Trust Company

Parke Bank

Patapsco Bancorp, Inc.

Patriot National Bancorp, Inc.

Simsbury Bank and Trust Company

Somerset Hills Bancorp

Sussex Bancorp

Wilton Bank

The analysis compared publicly available financial information for CSB as of and for each of the years ended December 31, 1998 through December 31, 2002 and the median data for the regional group as of and for each of the years ended December 31, 1998 through December 31, 2002

The table below sets forth the comparative data as of and for the twelve months ended September 30, 2002, with pricing data as of March 28, 2003.

	CSB	Regional Group
Total assets (in millions)	$122	$159
Non-performing assets/total assets	0.00%	0.22%
Loan loss reserve/non-performing assets	NM	151.90%
Equity/total assets	9.46%	8.99%
Net interest margin	3.74%	3.85%
Return on average assets	0.95%	0.64%
Return on average equity	10.02%	7.75%
Price/tangible book value per share	160%	132%
Price/earnings per share	17.3x	13.4x
Dividend yield	0.00%	0.68%

Analysis of selected merger transactions. Advest reviewed 150 transactions announced nationwide from January 1, 2001 to March 28, 2003 involving bank sales with transaction values greater than $10 million and less than $55 million. Advest also reviewed within this group 15 regional transactions in New Jersey, New York, Pennsylvania and Connecticut and 19 transactions with price to tangible book value in excess of 265%. Advest reviewed for all three groups the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value, transaction value to assets and tangible book premium to deposits. The table below summarizes the comparison of the CSB transaction to the three peer groups:

(In millions)	CSB	Nationwide Peer	Regional Peer	High Price to Book Value Peer
Transaction value	$34.3	$20.0	$22.4	$26.0
Price to:
LTM EPS	29.6x	17.8x	21.3x	20.0x
Book value	273%	189%	204%	289%
Tangible book value	273	194	204	292
Assets	29.70	16.82	16.66	19.98
Tangible premium to deposits	26.03	11.29	8.81	17.16

Summary Financial Information	CSB	Nationwide Peer	Regional Peer	High Price to Book Value Peer
Assets	$122.2	$115.0	$120.3	$129.8
Return on assets	0.95%	0.99%	0.83%	0.97%
Return on equity	10.02	11.24	9.08	15.91
Equity to assets	9.46	8.59	9.43	2.22

Discounted terminal value analysis. Advest also performed an analysis which estimated the future terminal value of CSB common stock at December 31, 2005. Advest applied price/earnings multiples ranging from 12x to 18x. The terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CSB common stock. This analysis indicated an imputed range of values per share of CSB common stock of $14.44 to $25.16.

In connection with its analyses, Advest considered and discussed with the Board of Directors of CSB how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets and net income. Advest noted that the discounted terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro forma underlying value of the Lakeland shares received. Advest performed an analysis that compares the underlying value of the shares of Lakeland common stock that shareholders of CSB would receive as a result of the merger. In this analysis, the book value per share of $11.01 estimated as of June 30, 2003 and projected earnings per share for 2003 of $0.98 were compared to the underlying book value, earnings, and dividends that each shareholder will receive as a result of the merger. The analysis was performed using an assumed exchange ratio of 1.706. Using this exchange ratio, the restated pro forma underlying book value represented by each Lakeland share equates to $12.56, an increase of 14.0%. The pro forma underlying value of CSB’s December 31, 2003 estimated earnings per share equates to $1.81, an increase of 84.5%. CSB, at the time of the transaction announcement, was not issuing dividends to common shareholders. On a pro forma basis as a result of the acquisition, each shareholder of CSB common stock would receive $0.60 in dividends for each share held.

Using publicly available information on CSB and Lakeland and applying the capital guidelines of banking regulators, Advest’s analysis indicated that the merger would not permanently dilute the capital and earnings capacity of Lakeland and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Advest considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.

Advest has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Advest has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Advest did not make an independent appraisal of the assets or liabilities of either CSB or Lakeland, and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to CSB, Lakeland, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

The above is only a summary description of the analyses and procedures performed by Advest in the course of arriving at its opinion. The text of the opinion of Advest dated March 30, 2003 and updated on             , 2003, which sets forth the assumptions made and matters considered, is attached to this proxy statement and prospectus as Annex C. Advest’s opinion is directed only to the “fairness” of the consideration received by CSB shareholders and does not constitute a recommendation to any CSB shareholder as to how such shareholder should vote with respect to the merger.

With regard to Advest’s services in connection with the merger, CSB will pay Advest a fee of $250,000, $25,000 of which was paid upon the signing of the merger agreement, $75,000 of which was paid upon the issuance of the fairness opinion contained in Annex C, $25,000 is due upon the receipt of CSB shareholder approval of the merger and $125,000 is due upon the closing of the merger. In addition, CSB has agreed to indemnify Advest and certain related parties against certain liabilities, including liabilities under federal securities laws, incurred in connection with its services. Except in the event of a hostile takeover bid for CSB, Advest is responsible for its own costs and expenses. The amount of Advest’s fee was determined by negotiation between CSB and Advest.

Lakeland’s Reasons for the Merger

Lakeland has acquired two independent financial institutions over the past five years – Metropolitan State Bank in 1998 and National Bank of Sussex County and its High Point Financial Corp. holding company in 1999. In both of these transactions and in the pending acquisition of CSB, Lakeland’s acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of Lakeland, which operate in strong markets that are geographically compatible with Lakeland’s operations but which involve strategic geographic extensions for Lakeland, and which can be acquired at an acceptable cost. In evaluating acquisition opportunities, Lakeland generally considers potential revenue enhancements and operating efficiencies, asset quality and interest rate risk.

In determining the terms of its proposal for CSB and whether to enter into the merger agreement, Lakeland’s board of directors considered a number of factors, including the following:

•	the strategic importance to Lakeland of expanding in Bergen County, New Jersey beyond its one banking office in that county;

•	the terms of the merger agreement and the related terms, including the financial terms of the transaction;

•	CSB’s service-oriented emphasis on small business and retail customers, which is consistent with Lakeland’s general business approach;

•	the financial condition, operating results and future prospects of Lakeland and CSB;

•	historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis, and capital ratio impact information;

•	a review of comparable transactions, including comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings;

•	management’s view, based on, among other things, such comparable transactions review, that the exchange ratio and cash consideration paid is fair to Lakeland and its shareholders from a financial point of view;

•	a review of the post-closing benefits arising from the shareholders’ agreement executed by the directors of CSB, including covenants against competition applicable to Bergen County, New Jersey; and

•	the likelihood of Lakeland’s being able to raise capital in the public or private capital markets in order to offset the impact of the CSB merger and in order to enable management to continue to pursue asset growth strategies.

In approving the transaction, the Lakeland board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors may have given one or more factors more weight than other factors. The emphasis of the Lakeland board’s discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:

•	the importance to Lakeland of expanding its franchise in Bergen County;

•	a comparison of the expenses associated with the pending transaction with the expenses of opening new branches in Bergen County;

•	an analysis of suitable locations in Bergen County and a comparison with CSB’s locations;

•	perceived opportunities to increase the combined company’s lending opportunities, and to reduce the combined company’s operating expenses, following the merger; and

•	the absence of any significant earnings per share dilution, and the potential for increased earnings, in light of the potential revenue enhancements and cost savings after the merger.

As we have noted above, business combinations, including the merger, typically include certain risks and disadvantages. The material potential risks and disadvantages to Lakeland identified by Lakeland’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to justify the expenditure of funds and issuance of stock contemplated by the merger agreement;

•	utilizing cash for a portion of the merger consideration will negatively impact Lakeland’s capital and may result in the regulators requiring Lakeland to enhance its capital as a condition to receiving necessary regulatory approvals;

•	in the event that Lakeland elects, or is required, to access the capital markets prior to the consummation of this transaction, there can be no assurance that the capital markets will embrace an offering of securities by Lakeland; and

•	since there is no ceiling on the exchange rate, CSB shareholders could receive more than $29.00 worth of Lakeland common stock if the average closing price is greater than $20.00.

There can be no certainty that the above benefits of the merger anticipated by the Lakeland board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “Forward-Looking Information” at page 19 and “Risk Factors” at page 21.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, the separate legal existence of CSB will cease. All property, rights, powers, duties, obligations, debts and liabilities of CSB will automatically be deemed transferred to Lakeland, as the surviving corporation in the merger. Similarly, upon completion of the merger of Community State Bank with and into Lakeland Bank, the separate legal existence of Community State Bank will cease. All property, rights, powers, duties, obligations, debts and liabilities of Community State Bank will automatically be deemed transferred to Lakeland Bank, as the surviving bank in the bank to bank merger which will occur immediately after the merger of CSB with and into Lakeland is consummated. Lakeland and Lakeland Bank will continue to be governed by their respective certificates of incorporation and by-laws as in effect immediately prior to the merger.

What You Will Receive in the Merger

In the merger, 50% of the outstanding CSB common stock will be exchanged for cash and 50% will be converted into Lakeland common stock. Lakeland reserves the right to change these percentages in the limited circumstance in which maintaining the percentages would result in certain adverse tax consequences. Shareholders receiving cash in the merger will receive $29.00 for each share of CSB common stock. Shareholders receiving Lakeland common stock in the merger will not know in advance the exact number of Lakeland shares they will receive for each share of CSB common stock. That number will depend on the average closing stock price of Lakeland common stock on the Nasdaq National Market during the twenty trading day period that ends immediately preceding the day that final regulatory approval for the merger is received. The following table shows the number of shares of Lakeland common stock that each CSB shareholder receiving Lakeland common stock in the merger will receive for each share of CSB common converted into Lakeland common stock:

If the average closing price is:	then such CSB shareholder will receive, for each CSB share to be converted into Lakeland common stock:

$20.00 or more	1.45 shares of Lakeland common stock

greater than $14.50 and less than $20.00	a number of shares of Lakeland common stock equal to $29.00 divided by the average closing price

between $13.00 and $14.50	2 shares of Lakeland common stock

less than $13.00	provided that Lakeland does not terminate the merger agreement, a number of shares of Lakeland common stock equal to $26.00 divided by the average closing price

Subject to the tax consideration that we mentioned above the table, if holders of more than 50% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive Lakeland common stock or cash, the exchange agent will reduce the number of shares of CSB common stock so converted to 50% by a pro rata reduction. Thus, by way of example and subject to that tax consideration, if holders of 75% of CSB’s shares outstanding immediately prior to the consummation of the merger elect to receive cash, then, for each such holder, two thirds of such holder’s shares will be converted into cash and one third of such holder’s shares will be converted into Lakeland common stock.

The closing price of Lakeland common stock on             , 2003, shortly before this proxy statement and prospectus was mailed to you, was $            .

If there is a stock split, stock dividend or similar transaction affecting Lakeland common stock prior to the closing, appropriate changes will be made in the table set forth above. Certain shares of CSB common stock held by CSB or by Lakeland or its subsidiaries will be canceled in the merger and will not be converted into Lakeland common stock.

If your CSB shares are converted into Lakeland common stock, you will not receive any fractional shares of Lakeland common stock. Instead you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the value of Lakeland common stock. For this purpose, Lakeland stock will be valued at the average closing stock price of such stock on the Nasdaq National Market during the twenty trading day period that ends immediately preceding the day that final regulatory approval for the merger is received.

The price of Lakeland common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this proxy statement was mailed; (3) when the average closing price is determined; (4) when the CSB shareholders meet to vote on the merger; or (5) when CSB shareholders receive Lakeland stock certificates from the exchange agent following the merger. We urge you to obtain current market quotations for the Lakeland common stock and the CSB common stock.

Election Form; Exchange of Shares

Along with this proxy statement and prospectus, we have sent you a “form of election” that we refer to as the “Election Form”. We will make additional copies of the Election Form available upon request. You should use this form to tell the exchange agent your preference to receive:

•	cash for all of your CSB shares; we will refer to all shares that are so designated as “Cash Election Shares”

-or-

•	stock for all of your CSB shares; we will refer to all shares that are so designated as “Stock Election Shares”

Alternatively, you may signify to the exchange agent that you have no preference as to what you receive for your shares. We will refer to these shares as “Non-Election Shares”. If a CSB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes such shareholder’s Election Form and does not submit a new Election Form prior to the deadline for the submission of the Election Form, the shares of CSB common stock held by such shareholder shall be designated “Non-Election Shares.”

All elections must be made on an Election Form. To make an effective election, you must, in accordance with the Election Form, (i) complete properly and return the Letter of Transmittal and Election Form to the exchange agent and (ii) deliver to the exchange agent your CSB stock certificates with respect to such shares and any other required documents, all prior to the election deadline, which will be the close of business on the third day prior to the date on which the merger is consummated. The merger could close as soon as immediately after the special meeting. Thus, you should assume that the election deadline may be as soon as the close of business on             , 2003, the third day prior to the date scheduled for the special meeting.

A holder of shares of CSB common stock having a preference as to the form of consideration to be received for his or her shares should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither CSB nor Lakeland nor their respective Boards of Directors will make any recommendation as to whether shareholders should elect to receive cash or stock in the merger. Each holder of CSB common stock must make his or her own decision with respect to such election.

Subject to adjustment to comply with certain tax requirements, the cash and stock consideration payable in the merger will be allocated as follows:

•	If holders of more than 50% of the outstanding CSB shares elect to receive cash, then:

•	the Stock Election Shares and the Non-Election Shares will be converted into Lakeland common stock upon consummation of the merger;

•	the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares—which we will refer to as “Stock Designated Shares”—such that the sum of the number of Stock Designated Shares, Stock Election Shares and Non-Election Shares will equal one half of the outstanding shares of CSB common stock, and all such Stock Designated Shares will be converted into Lakeland common stock upon consummation of the merger; and

•	the Cash Election Shares not selected as Stock Designated Shares will be converted into cash upon consummation of the merger.

•	If holders of more than 50% of the outstanding CSB shares elect to receive Lakeland common stock, then:

•	the Cash Election Shares and the Non-Election Shares will be converted into cash upon consummation of the merger;

•	the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares—which we will refer to as “Cash Designated Shares”—such that the sum of the number of Cash Designated Shares, Cash Election Shares and Non-Election Shares will equal one half of the outstanding shares of CSB common stock, and all such Cash Designated Shares will be converted into cash upon consummation of the merger; and

•	the Stock Election Shares not selected as Cash Designated Shares will be converted into Lakeland common stock upon consummation of the merger.

•	If neither the Cash Election Shares nor the Stock Election Shares represent more than 50% of CSB’s outstanding shares, then:

•	all Cash Election Shares will be converted into cash upon consummation of the merger;

•	all Stock Election Shares will be converted into Lakeland common stock upon consummation of the merger; and

•	the Non-Election Shares will be converted into either cash or Lakeland common stock by random selection by the exchange agent so that, as closely as possible, 50% of the outstanding shares are converted into cash and 50% of the outstanding shares are converted into Lakeland common stock upon consummation of the merger.

Your Election Form will also serve as a letter of transmittal, which is the form you use to send your stock certificate to the exchange agent to be exchanged in the merger. The Election Form will have explicit instructions on how to exchange your CSB stock certificates. Your certificates representing shares of CSB common stock MUST be sent in with your Election Form. Do not send your stock certificates with your proxy card.

After you surrender your CSB stock certificates to the exchange agent and after the time the merger takes effect, you will receive cash and/or a certificate representing your shares of Lakeland common stock. At the time any new stock certificate is issued, you will also receive a check for any fractional shares.

Stock Options

As of the record date for the special meeting, various directors, officers and employees of CSB held options to purchase a total of              shares of CSB common stock, all granted under CSB’s stock option plans. CSB will give all holders of stock options the choice of either exercising their vested and unvested stock options or having their unexercised stock options canceled immediately prior to the closing of the merger in return for a cash payment. For each stock option, this cash payment will equal the amount by which $29.00 exceeds the per share exercise price, multiplied by the number of shares of CSB common stock covered by the stock option.

Lakeland Common Stock

Each share of Lakeland common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as we mutually select. Neither regulatory approval nor CSB’s shareholder approval can be waived. We presently expect to close the merger during the third or fourth quarter of 2003. See “THE MERGER—Conditions to the Merger” and “THE MERGER—Regulatory Approvals” at page     .

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

CSB

•	Organization of CSB and its subsidiaries.

•	Capital structure of CSB.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Liabilities incurred since December 31, 2002.

•	Brokers’ fees.

•	Absence of material adverse changes, since December 31, 2002, in CSB’s consolidated business, results of operations or financial condition.

•	Absence of undisclosed material pending or threatened legal proceedings.

•	Filing of tax returns and payment of taxes.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Accuracy of information supplied by CSB for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Disclosure of material contracts.

•	Absence of regulatory orders.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of material environmental violations, actions or liabilities.

•	Indemnification obligations of CSB and its subsidiaries

•	Validity and binding nature of loans reflected as assets in CSB’s financial statements.

•	Tax treatment of the merger.

•	Inapplicability of anti-takeover provisions of New Jersey law to the merger.

•	Investment securities, deposits and other borrowings on CSB’s statement of condition.

Lakeland

•	Organization of Lakeland and its subsidiaries.

•	Capital structure of Lakeland.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Accuracy of reports filed by Lakeland with the SEC.

•	Absence of material adverse changes, since December 31, 2002, in Lakeland’s consolidated business, results of operations or financial condition.

•	Accuracy of information supplied by Lakeland for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Absence of regulatory orders.

•	Lakeland shareholder approval not required.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use commercially reasonable efforts to maintain and preserve intact our respective business organizations, properties, leases, employees and advantageous business relationships.

In addition, CSB agreed to conduct its business and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by Lakeland. Subject to certain exceptions referred to in the merger agreement, CSB also agreed in the merger agreement that CSB will not, without the written consent of Lakeland:

•	declare or pay any dividends on its capital stock;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•	issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of up to a total of 166,225 shares of CSB common stock upon the exercise of stock options outstanding on the date of the merger agreement;

•	amend its certificate of incorporation or by-laws;

•	make any capital expenditures in excess of $75,000 in the aggregate;

•	enter into any new line of business or offer any new products or services;

•	acquire any business or any material assets outside of the ordinary course of business;

•	take any action designed to preclude the parties from satisfying the conditions to closing described in the merger agreement;

•	change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

•	adopt, amend, or terminate any employee benefit plan;

•	other than normal salary increases in the ordinary course of business consistent with past practices, which increases do not exceed 4% of the annual rate of base salary, increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

•	dispose of its material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•	file any application to relocate or terminate the operations of any of its banking offices;

•	create, renew, amend or terminate any material contract;

•	settle any claim in excess of $50,000 or involving any material restrictions on CSB’s operations;

•	except in the ordinary course of business consistent with past practices and in amounts less than $100,000, waive or release any material right;

•	other than in the ordinary course of business consistent with past practices and applicable legal requirements, make any loan of more than $200,000;

•	make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•	make any construction loans outside the ordinary course of business consistent with past practices, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New Jersey;

•	establish any new branch or other office facilities;

•	elect to the Board of Directors any person who is not a current member of CSB’s Board;

•	make any material tax election or file any claim for a material income tax refund;

•	take any other action outside of the ordinary course of business; or

•	agree to do any of the foregoing.

CSB also agreed in the merger agreement, among other things:

•	to submit the proposed merger to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this proxy statement and prospectus is a part, is declared effective by the SEC;

•	through the CSB Board of Directors, subject to applicable fiduciary obligations, to recommend that CSB’s shareholders approve the merger agreement;

•	to cooperate with Lakeland to conform certain policies and procedures to the policies and procedures followed by Lakeland; and

•	to provide Lakeland with any information about CSB reasonably requested by Lakeland for use in any subsequent filings that Lakeland may be required to make in transactions unrelated to the merger.

CSB has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of CSB or any of its subsidiaries. We refer to any such proposal as an “acquisition proposal”. Similarly, CSB has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, an acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that CSB’s Board of Directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In the event that CSB receives any such proposal, CSB is required to immediately disclose to Lakeland the identity of the person making the proposal and the substance of such proposal.

We jointly agreed, among other things:

•	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

•	to provide access to each other and to each other’s representatives;

•	subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party which is required in connection with the merger;

•	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Lakeland has agreed:

•	to use its reasonable best efforts to cause the Lakeland common stock to be issued in the merger to be approved for listing for quotation on the Nasdaq National Market;

•	to permit the CSB employees who remain in Lakeland’s employ after the merger is consummated to participate in Lakeland’s employee benefit plans to the same extent as similarly situated employees of Lakeland and generally to credit such employees with the years of service earned as employees of CSB;

•	to provide such employees—other than employees with written employment agreements—with certain severance benefits if their employment is terminated without cause within one year after the merger is consummated;

•	to permit the transfer of account balances from CSB’s 401(k) plan to Lakeland’s 401(k) plan;

•	to indemnify any current or former director or officer of CSB against any claim, including any claim which relates in any way to the merger, this proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the Board of Directors of CSB or Community State Bank, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and CSB’s certificate of incorporation and by-laws had the merger not occurred;

•	to cause the persons serving as officers and directors of CSB immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for such insurance; and

•	to cause the shares of Lakeland common stock issued pursuant to the merger agreement to be accompanied by the rights afforded to holders of Lakeland common stock under Lakeland’s shareholder rights plan.

Conditions to the Merger

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to CSB and Lakeland

•	CSB’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

•	the registration statement of which this proxy statement and prospectus is a part shall not be subject to an order—typically referred to as a stop order—demanding that we cease using these documents;

•	we shall have received all necessary regulatory approvals, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger or completion of the merger of Community State Bank with and into Lakeland Bank;

•	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger or the merger of Community State Bank with and into Lakeland Bank;

•	no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or the merger of Community State Bank with and into Lakeland Bank or obtain other substantial monetary or other relief against one or more of the parties which Lakeland or CSB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed;

•	we shall have received from Lakeland’s counsel the tax opinion described under “THE MERGER—Certain Federal Income Tax Consequences”; and

•	the shares of Lakeland common stock issuable in the merger shall have been authorized for listing for quotation on the Nasdaq National Market, subject to official notice of issuance.

Additional Conditions Applicable to Lakeland

In addition to the foregoing, Lakeland’s obligations to close the merger are also conditioned, among other things, on the following:

•	except for representations made as of a particular date, CSB’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	CSB representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	CSB shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•	CSB shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect CSB or Lakeland if not obtained; and

•	none of such consents shall contain any term or condition which would materially adversely affect Lakeland.

Additional Conditions Applicable to CSB

In addition to the foregoing, CSB’s obligations to close the merger are also conditioned, among other things, on the following:

•	except for representations made as of a particular date, Lakeland’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	Lakeland representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date; and

•	Lakeland shall have performed in all material respects the covenants which it is required to perform under the merger agreement.

Except for the requirements of CSB shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER—Amendment; Waiver” at page 58. However, neither of us anticipates waiving the condition that a tax opinion be delivered by Lakeland’s counsel.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

•	Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of CSB shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by agreement of Lakeland and CSB;

•	by either Lakeland or CSB:

•	60 days after the date on which any application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the applicable governmental entity, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application is filed with the applicable governmental entity;

•	if the merger is not consummated on or before December 31, 2003;

•	if CSB’s shareholders fail to approve the merger;

•	if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

•	if the other party materially breaches any covenant in the merger agreement; or

•	if the conditions to such party’s obligations to close are not capable of being satisfied on or before December 31, 2003.

•	by CSB, if it approves an acquisition proposal, but only if:

•	at least 48 hours prior to entering into a definitive agreement relating to the acquisition proposal, CSB provides Lakeland with a copy of that agreement;

•	CSB’s board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties;

•	after considering any response that Lakeland may have after reviewing that definitive agreement, the CSB board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to CSB’s shareholders than the merger agreement and any transaction then being proposed by Lakeland; and

•	CSB delivers to Lakeland certain documents acknowledging that upon consummation of the transaction contemplated by that definitive agreement, Lakeland will be paid certain fees and expenses that we have described below.

We refer to this termination right as “CSB’s fiduciary out”.

•	by Lakeland, if

•	the average closing price is less than $13.00; or

•	either CSB’s shareholders fail to approve the merger agreement at the special meeting, or the special meeting is adjourned or canceled, or CSB’s board disavows its recommendation that the CSB shareholders approve the merger, or CSB materially breached the merger agreement, in each case after an acquisition proposal is communicated to CSB.

We refer to the second of these two termination rights as Lakeland’s “responsive out”.

For regulatory purposes, the merger agreement contains a provision stating that the agreement will automatically terminate in the event that the number of shares of Lakeland common stock issuable in the merger equals or exceeds twenty percent of the shares. It would be necessary for the average closing price to fall below $6.00 before this termination provision would become applicable.

Termination Fee

CSB has agreed to pay a fee of $1,300,000 to Lakeland and has agreed to reimburse Lakeland for up to $200,000 in out-of-pocket expenses if:

•	as a result of an acquisition proposal, CSB exercises its fiduciary out and ultimately consummates the definitive agreement applicable to such acquisition proposal; or

•	Lakeland exercises its responsive out and, within 18 months later, CSB enters into a business combination described in the merger agreement.

Lakeland has agreed to pay CSB up to $400,000 of CSB’s out-of-pocket expenses if Lakeland terminates the merger agreement as a result of a decline in the average closing price below $13.00 or in the event that the automatic termination described above occurs.

Nasdaq Listing

CSB’s obligation to complete the merger is subject to the condition that the Lakeland common stock issuable in the merger be authorized for quotation on the National Market tier of the Nasdaq Stock Market. Lakeland has applied for this authorization.

Expenses

Subject to expense reimbursement in connection with certain types of termination, we will each pay all costs and expenses that we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Exchange of CSB Stock Certificates and Payment of Consideration

The conversion of CSB common stock into the right to receive Lakeland common stock or cash will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the exchange agent designated by Lakeland will send, to those CSB shareholders who have not already submitted their stock certificates and Election Forms, a transmittal form, along with instructions, to use in exchanging CSB stock certificates for Lakeland stock certificates or the cash portion of the merger consideration, as well as for cash in lieu of fractional shares. The exchange agent will mail certificates representing shares of Lakeland common stock, checks for the cash consideration and checks for cash in lieu of fractional share interests to former shareholders of CSB as soon as reasonably possible following the closing and its receipt of certificates representing former shares of CSB common stock and other related documentation required by the exchange agent.

Please do not return your CSB stock certificates with the enclosed proxy card. You should not send your CSB stock certificates to the exchange agent until you are ready to submit your Election Form or, if you do not submit an Election Form prior to the closing, until you receive the transmittal form after the closing.

Until the merger has been consummated and the certificates representing shares of CSB common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or, in the case of former CSB shareholders entitled to receive Lakeland common stock, dividends or distributions on the Lakeland common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of CSB common stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the shares of Lakeland common stock (and cash in lieu of fractional shares) and cash into which such shares have been converted.

None of the parties will be liable to any CSB shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of Lakeland common stock will be issued to any shareholder of CSB upon completion of the merger. For each fractional share that would otherwise be issued, Lakeland will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average closing price.

Regulatory Approvals

Completion of the merger requires approval by the FDIC and by the New Jersey Department of Banking and Insurance. Approval by either of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to CSB’s shareholders. Lakeland filed an application for FDIC approval on May             , 2003, and filed an application with the New Jersey Department of Banking and Insurance on May             , 2003. Lakeland has also corresponded with the Federal Reserve Board on             , 2003 seeking a waiver from any requirement to obtain the Federal Reserve Board’s approval. We can not assure you that the necessary regulatory approvals and waivers will be granted, or that they will be granted on a timely basis without conditions unacceptable to Lakeland.

Interests of Management and Others in the Merger

In considering the recommendation of the CSB Board regarding the merger, CSB shareholders should know that certain directors and officers of CSB have interests in the merger in addition to their interests as shareholders of CSB. All those additional interests are described below, to the extent they are material and are known to CSB. The CSB Board and the Lakeland Board were aware of these interests and considered them, among other matters, in approving the merger agreement:

Change-in-Control Agreements. CSB has entered into a change-in-control contract with Stuart Lubow, the President and Chief Executive Officer of CSB. Under the change-in-control contract, following the merger, if Mr. Lubow is dismissed without cause or resigns for reasons described as good reasons in the agreement, he will be entitled to a payment equal to the sum of three times his current annual base salary plus three times his most recent bonus paid to him in January 2003. In addition, under these circumstances Mr. Lubow would be entitled to purchase his company car for $1.00. Also, for a period of three years following the date of termination, Mr. Lubow would be entitled to have his medical and hospital insurance, disability insurance and life insurance continued in the same form such benefits were paid for at the time of his termination of employment with CSB. The contract provides for a gross-up for the 20% excise tax incurred by Mr. Lubow under Section 4999 of the Internal Revenue Code if the payments and benefits to Mr. Lubow which are contingent on a change in control exceed the limitations under Section 280G of the Internal Revenue Code, which provision generally limits payments and benefits to three times the last five year’s average compensation reportable on Form W-2. The purpose of this gross-up provision is to place Mr. Lubow in the same position that he would be if the 20% excise tax were not imposed upon him.

CSB has also entered into a change-in-control agreement with Thomas A. Morabito, Keith Van Saders and Marc Sovelove, each an executive officer of CSB. The change-in-control agreements provide employment protection to these individuals for a one year period following the merger. With respect to each executive, if, following the merger, employment is terminated without cause, or there is a resignation for a reason described as a good reason in the agreement, he is entitled to receive a lump sum equal to his current base salary, plus a pro-rated bonus payment, if applicable. Also, for a period of one year following the date of termination, each executive would be entitled to have his medical and hospital insurance, disability insurance and life insurance continued in the same form such benefits were paid for at the time of his termination of employment with CSB.

Lakeland expects that it will not retain the services of certain of the officers named above. If these officers are terminated, it is anticipated that the executives will receive approximate lump sum cash payments as follows: Mr. Lubow—approximately $655,400, representing three times his salary and bonus, and approximately $[            ] to cover the 20% excise tax; Mr. Morabito—$127,422; Mr. Van Saders—$102,357; and Mr. Sovelove—$108,109. The monetary benefit to Mr. Lubow for the continued health benefits and his vehicle is approximately $[            ]. The monetary benefit to the other executives for the continued health benefits is approximately $[            ] for Mr. Morabito and Mr. Van Saders, and approximately $[            ] for Mr. Sovelove.

Stock Options. When the merger becomes effective, at the option of each option holder, each outstanding CSB option will be either exercised for CSB common stock and exchanged for the consideration described in this proxy statement and prospectus, or paid out in cash equal to the spread between $29.00 and the exercise price per share of each such option. All outstanding non-vested options will vest as a result of the merger.

Indemnification; Directors and Officers. The merger agreement requires Lakeland to indemnify each director and officer of CSB and Community State Bank to the fullest extent permitted under applicable law and its certificate of incorporation and by-laws, for a period of six years after the merger is completed. The merger agreement also requires Lakeland to provide CSB’s officers and directors with directors’ and officers’ liability insurance for at least six years after the merger takes effect upon terms and conditions substantially similar to CSB’s existing directors’ and officers’ insurance policy, subject to restrictions as to the price of such policy.

Share Ownership. As of the             , 2003 record date for the meeting, the directors of CSB and their affiliates beneficially owned in the aggregate approximately             % of the issued and outstanding shares of CSB common stock. The directors of CSB and their affiliates have executed a shareholders’ agreement in which they committed to vote in favor of the merger agreement (subject to the exercise of their fiduciary responsibilities). As of such record date, executive officers of CSB who are not also directors beneficially owned, in the aggregate,             % of the issued and outstanding shares of CSB common stock.

Life Insurance. CSB has purchased, for an aggregate premium of $2.5 million, approximately $7.2 million of bank owned life insurance coverage covering the lives of sixteen of CSB’s officers and directors. CSB has entered into an agreement with each such individual entitling such individual to receive a death benefit in the event that such individual dies prior to reaching 85 years of age. In no event will such individuals be entitled to receive more than a total of $3,100,000 upon their deaths pursuant to the life insurance agreements and any other plan or arrangement entered into in connection with CSB’s life insurance, excluding any tax payments which CSB is obligated to pay to such individuals.

Accounting Treatment

Lakeland will account for the merger under the purchase method of accounting. Lakeland will record, at fair value, the acquired assets and assumed liabilities of CSB. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Lakeland may record intangible assets, which include goodwill and core deposit intangibles. Lakeland will include in its results of operations the results of CSB’s operations after completion of the merger.

Certain Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed federal income tax regulations, and administrative and judicial interpretations of the Internal Revenue Code and those regulations, all as in effect as of the date of this proxy statement and prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to CSB shareholders in light of their particular circumstances or to holders of CSB stock subject to special treatment under United States federal income tax law, including, without limitation:

•	Partnerships and other pass-through entities,

•	Foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980,

•	Certain financial institutions,

•	Insurance companies,

•	Tax-exempt entities,

•	Dealers in securities or foreign currencies,

•	Traders in securities that elect to apply a mark-to-market method of accounting,

•	Certain United States expatriates,

•	Persons who hold their CSB stock as part of a straddle, hedge, conversion transaction, or other integrated investment,

•	Persons whose functional currency is not the United States dollar,

•	Persons who acquired their CSB stock upon the exercise of employee stock options or otherwise as compensation, and

•	Persons who received Lakeland common stock upon the exercise of employee stock options or otherwise as compensation.

Furthermore, this discussion does not address any aspect of state, local, or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax. Because this discussion does not address tax consequences which may vary with your individual circumstances, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local or foreign income or other tax consequences of the acquisition and exchange to you.

This discussion is limited to CSB shareholders who hold their CSB stock as capital assets. A shareholder holds stock as a capital asset unless that shareholder holds the stock as stock in trade or other property of a kind which would be included in the shareholder’s inventory if on hand at the close of the taxable year, or primarily for sale to customers in the ordinary course of the shareholder’s trade or business.

The consummation of the merger and exchange is conditioned, in part, upon the receipt of an opinion from Lowenstein Sandler PC that the acquisition and exchange will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This closing condition will not be waived without resoliciting your vote. The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of Lakeland and CSB that, if incorrect in certain material respects, would jeopardize the conclusions reached by Lowenstein Sandler PC in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

The United States federal income tax consequences of the merger are as follows:

•	The merger will be treated as a reorganization qualifying under the provisions of section 368(a) of the Code.

•	Neither Lakeland nor CSB will recognize taxable gain or loss as a result of the merger.

•	CSB shareholders will not recognize taxable gain or loss upon the exchange of CSB common stock solely for Lakeland common stock.

•	A CSB shareholder who receives cash in whole or in part in exchange for CSB common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of:

•	the excess of the sum of the amount of cash and the fair market value of Lakeland common stock received in the merger over the holder’s adjusted tax basis in the shares of CSB common stock surrendered by the holder, or

•	the amount of cash received by the holder in the merger,

in each case including cash received in lieu of fractional shares of Lakeland common stock.

•	Any taxable gain to a CSB shareholder on the exchange of CSB common stock will be treated as capital gain (long-term or short-term depending on the shareholder’s holding period for the CSB common stock), except in the case of any such shareholder as to whom the exchange has the effect of a dividend due to the mix of cash and Lakeland common stock received by such shareholder (or treated as received by such shareholder under attribution rules) as compared to the mix of cash and Lakeland common stock received by other shareholders.

•	The tax basis of any Lakeland common stock exchanged for CSB common stock in the merger will equal the tax basis of the CSB common stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange, and increased by the amount of the gain recognized, if any, in the exchange (whether characterized as dividend or capital gain income).

•	The holding period for any Lakeland common stock exchanged for CSB common stock in the merger will include the period during which CSB common stock surrendered in the exchange was held.

Resale of Lakeland Common Stock

The Lakeland common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any CSB shareholder who may be deemed to be:

•	an “affiliate” of CSB for purposes of Rule 145 under the Securities Act or,

•	an “affiliate” of Lakeland for purposes of Rule 144 under the Securities Act.

Affiliates will include persons—generally executive officers, directors and 10% or more shareholders—who control, are controlled by, or are under common control with, Lakeland or CSB at the time of the CSB special meeting, and with respect to Lakeland, at or after the effective date of the merger.

At the same time that the merger agreement was signed, Lakeland and several of CSB’s principal shareholders and directors signed a shareholders’ agreement. We have discussed that agreement more fully below. See “THE MERGER—Shareholders’ Agreement” at p. 68. As part of the shareholders’ agreement, Lakeland agreed to deliver a registration rights agreement at the closing of the merger. That registration rights agreement will obligate Lakeland to register for resale shares of Lakeland common stock received by certain of CSB’s affiliates in the merger. Shareholders of CSB owning a total of 466,729 shares of CSB common stock will be entitled to rely on that commitment. At this time, we cannot predict the number of shares of Lakeland common stock that such persons will receive in the merger and thus cannot predict how many shares of Lakeland common stock will be subject to that registration. The effect of such registration will be to give the shareholders that are parties to that agreement the same ability to resell their shares of Lakeland common stock as holders of CSB common stock who are not affiliates of CSB or Lakeland.

To the extent that they do not or cannot rely on the registration statement to be filed by Lakeland after the closing, CSB’s affiliates will be subject to Rules 144 and 145. Those rules restrict the sale of shares of Lakeland common stock received in the merger by affiliates and certain of their family members and related interests. Under those rules:

•	Generally, during the year following the effective date of the merger, those persons who are affiliates of CSB at the time of the CSB special meeting, provided they are not affiliates of Lakeland at or following the merger’s effective date, may publicly resell any shares of Lakeland common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Lakeland common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Lakeland.

•	After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Lakeland as required by Rule 144.

Persons who are affiliates of Lakeland after the merger’s effective date may publicly resell any shares of Lakeland common stock received by them in the merger, subject to the same limitations and requirements as apply to CSB affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Lakeland common stock received in the merger under Rule 144 or Rule 145, as summarized in this proxy statement and prospectus, generally will be subject to Lakeland’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

This proxy statement and prospectus does not cover any resales of shares of Lakeland common stock received by persons who may be deemed to be affiliates of Lakeland or CSB.

Each CSB director has agreed with Lakeland, as a CSB affiliate, not to transfer any shares of Lakeland common stock received in the merger except in compliance with the Securities Act.

No Appraisal Rights

CSB shareholders will not have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.

Shareholders’ Agreement

As a condition to Lakeland’s execution of the merger agreement, and to assure Lakeland that CSB’s shareholders will approve the merger, members of CSB’s Board of Directors and related entities, which own a total of approximately 42% of CSB’s outstanding common stock, have entered into a shareholders’ agreement with Lakeland. A copy of the shareholders’ agreement is attached to this proxy statement and prospectus as Annex B. Under the shareholders’ agreement, the shareholders that are parties to the shareholders’ agreement have agreed to vote in favor of the merger and against any competing proposal. This commitment, however, is subject to the “fiduciary out” provision of the merger agreement described above.

In addition to the voting provisions, the shareholders’ agreement also provides for the following:

•	A standstill, ending in March 2006, precluding the shareholders that are parties to the shareholders’ agreement from acquiring, in the aggregate, a ten percent (10%) or greater equity interest in Lakeland.

•	The Chief Executive Officer of CSB may not compete with Lakeland Bank in Bergen County for a period of two years after the closing of the merger.

•	The other shareholders that are parties to the shareholders’ agreement may not be involved—other than as a passive investor with a limited investment—with a start-up banking institution that competes with Lakeland Bank in Bergen County during that period.

•	Certain shareholders that are parties to the shareholders’ agreement have been granted demand registration rights that will require Lakeland to register for resale the shares of Lakeland common stock received by them as a result of the merger.

INFORMATION WITH RESPECT TO LAKELAND AND LAKELAND BANK

Financial and other information relating to Lakeland, including information relating to Lakeland’s directors and executive officers, is set forth in Lakeland’s 2002 Annual Report on Form 10-K—which incorporated certain portions of Lakeland’s proxy statement for its 2003 annual meeting of shareholders—and Lakeland’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, all of which we incorporate by reference in this proxy statement and prospectus. Lakeland will furnish you with copies of the documents incorporated by

reference upon request. See “Where You Can Find More Information” at page     .

INFORMATION WITH RESPECT TO CSB AND COMMUNITY STATE BANK

CSB is a New Jersey corporation organized in 2002 as the bank holding company for Community State Bank, a New Jersey chartered state bank with four offices in Bergen County, New Jersey. Community State Bank:

•	opened for business in 1997;

•	is licensed by the New Jersey Department of Banking and Insurance and is insured by the Federal Deposit Insurance Corporation;

•	offers a full array of commercial banking services through branch locations in Teaneck, Englewood, Hackensack, and Park Ridge, New Jersey; and

•	emphasizes loans designed for small business and consumers, including SBA-guaranteed loans, commercial mortgages, working capital lines of credit, residential mortgages and home equity lines of credit.

The following is a summary of Community State Bank’s business strategy:

•	Community State Bank is committed to serving its local community by providing customer access to bank officers and decision-makers and by furnishing a full line of depository and lending products. In addition, Community State Bank’s officers and personnel actively participate in the civic, not-for-profit and charitable organizations which serve the communities in Community State Bank’s market.

•	Community State Bank maintains a high quality loan and investment portfolio. At March 31, 2003, Community State Bank had no non-performing loans. Community State Bank seeks to maintain high standards in underwriting and loan review and a prudent mix in its loan portfolio between commercial and residential real estate lending.

•	Community State Bank utilizes modern and user-friendly technology. Community State Bank’s website, “CSBNJ.com”, offers frequently updated information on rates, products and services as well as offering customers the opportunity to apply on-line for residential mortgages and consumer loans. The website also provides useful links to other websites, which can be utilized by Community State Bank’s customers. Community State Bank also offers a full transaction-based internet product for consumers and business customers.

•	Besides internet banking services, Community State Bank also uses technology to enhance customer convenience and service. These products include telephone banking, debit and credit card services delivered through ATMs and access to 24 hour ATM service.

DESCRIPTION OF LAKELAND CAPITAL STOCK

The authorized capital stock of Lakeland consists solely of 40,000,000 shares of common stock, no par value. As of March 31, 2003, there were 14,207,139 shares of Lakeland common stock issued and outstanding and 463,958 shares of Lakeland common stock held by Lakeland as treasury stock. There are no other shares of capital stock of Lakeland authorized, issued or outstanding.

Lakeland has no options, warrants or other rights authorized, issued or outstanding other than as described herein under “Shareholder Rights Plan” and options and rights granted under Lakeland’s various stock compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of Lakeland common stock share ratably in dividends when and if declared by Lakeland’s board of directors from legally available funds. Declaration and payment of cash dividends by Lakeland depends upon cash dividend payments to it by Lakeland Bank and Lakeland’s other subsidiaries, which are Lakeland’s primary source of revenue and cash flow. Lakeland is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Lakeland, and consequently the right of creditors and shareholders of Lakeland, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Lakeland in its capacity as a creditor may be recognized.

Dividends by Lakeland and its subsidiaries are subject to various limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of the dividend will not reduce the surplus of the bank.

If, in the opinion of the FDIC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice—which could include the payment of dividends—the FDIC may require, after notice and hearing, that such bank cease and desist from such practice or, as a result of an unrelated practice, require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution’s ability to pay dividends. Further, bank regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction.

Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends which Lakeland and Lakeland Bank may pay.

Voting Rights

At meetings of stockholders, holders of Lakeland common stock are entitled to one vote per share. The quorum for stockholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of Lakeland common stock at a meeting at which a quorum is present.

The Lakeland Board of Directors is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Lakeland Board of Directors is elected each year and the directors serve for terms of up to three years.

The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of the Lakeland certificate of incorporation relating to the classification of the Board of Directors. In addition, stockholders may remove any director from office only for cause, as defined in the Lakeland certificate of incorporation.

Lakeland common stock currently trades on the Nasdaq National Market. Under Nasdaq’s National Market rules, approval of Lakeland’s shareholders is required for the issuance of shares of Lakeland common stock or securities convertible into or exercisable for Lakeland common stock if the issuance of such securities:

•	Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•	Is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Lakeland has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Lakeland common stock or voting power of 5% or more;

•	Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Lakeland common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	Would result in a change in control of Lakeland.

Under Nasdaq’s National Market rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other Lakeland securities holders or employees may participate.

Pre-Emptive Rights; Redemption

Holders of Lakeland common stock do not have pre-emptive rights to acquire any additional shares of Lakeland common stock. Lakeland common stock is not subject to redemption.

Liquidation Rights

In the event of Lakeland’s liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of Lakeland common stock will share in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities.

Shareholder Rights Plan

Lakeland maintains a Shareholder Protection Rights Plan designed to protect shareholders from attempts to acquire control of Lakeland at an inadequate price. Under the Shareholder Protection Rights Plan, each outstanding share of Lakeland common stock has attached to it one right to purchase one share of common stock at an initial price of $25, subject to adjustment from time to time, as provided in the plan. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

The Lakeland rights become exercisable to purchase shares of common stock if a person, group or other entity acquires, or commences a tender offer or an exchange offer for, shares of Lakeland stock representing 15% or more of the outstanding common stock.

After the Lakeland rights become exercisable, under certain circumstances, the Lakeland rights (other than any rights held by a 15% beneficial owner) will entitle the holders to purchase either shares of Lakeland common stock or of the common stock of the potential acquiror at a substantially reduced price. In certain such circumstances, each Right—other than Rights owned by a 15% shareholder—may be exchangeable for one share of Lakeland common stock.

Lakeland is generally entitled to redeem the Lakeland rights at $.001 per right at any time until an acquiror reaches the 15% threshold.

One of the effects of Lakeland’s rights plan may be to enable the Lakeland board to render more difficult, or to discourage, an attempt to obtain control of Lakeland by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Lakeland’s management.

Anti-Takeover Provisions in the Certificate of Incorporation and New Jersey Law Provisions

Lakeland’s certificate of incorporation and by-laws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Lakeland. These provisions:

•	Divide Lakeland’s board of directors into three classes serving staggered three-year terms;

•	Prevent the shareholders from removing directors without cause;

•	Require that shares with at least 80% of the total voting power, and shares with at least two thirds of the total voting power after excluding any 20% shareholder, approve a merger or other similar transaction if the transaction is not approved, in advance, by Lakeland’s board of directors;

•	Require that shares with at least 80% of the total voting power approve the repeal or amendment of certain provisions of Lakeland’s certificate of incorporation;

•	Authorize the Lakeland board to consider all factors that it deems relevant in evaluating a pending tender offer or other potentially hostile acquisition; and

•	Require advance notice of nominations for the election of directors and require any individuals so nominated to be present in person at the meeting at which he or she is voted upon.

The New Jersey Business Corporation Act also contains certain provisions applicable to Lakeland that may have the effect of deterring or discouraging an attempt to take control of Lakeland. Specifically:

•	The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board may, in addition to considering the effects of any action on stockholders, consider any of the following:

•	the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers;

•	the effects on the community in which the corporation operates; and

•	the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation.

•	Lakeland is subject to the New Jersey Shareholders Protection Act, which prohibits certain New Jersey public corporations from engaging in business combinations—including mergers, consolidations, significant asset dispositions and certain stock issuances—with any 10% shareholder for five years after such person becomes a 10% shareholder, unless the business combination is approved by the Board of Directors prior to the date that the shareholder became a 10% shareholder. In addition, the Protection Act prohibits any business combination at any time with a 10% shareholder other than a transaction that is approved by the Board of Directors in advance or is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the 10% shareholder, or satisfies certain “fair price” and related criteria.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the merger, certain of CSB’s stockholders will receive shares of Lakeland common stock in exchange for their shares of CSB common stock. The following is a summary of certain material differences between the rights of holders of CSB common stock and the rights of holders of Lakeland common stock. Since both Lakeland and CSB are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies’ governing instruments differ with respect to stockholders’ rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies’ governing instruments.

Directors

Lakeland’s certificate of incorporation provides for the election of directors on a three year staggered term basis. In contrast, the entire CSB board is elected each year.

Lakeland’s by-laws exclude certain persons from election to the board. Directors may not serve as attorneys for any other financial institution or bank or savings and loan holding company and may not be on the board of any other financial institution or bank or savings and loan holding company. CSB does not provide for similar limitations.

Vote Required

Lakeland’s certificate of incorporation provides several instances—most of which relate to the amendment of provisions in the certificate of incorporation—in which a greater than majority voting requirement is imposed for purposes of determining whether shareholders have approved a particular matter. CSB’s certification does not provide any instances in which a majority of the votes cast will not be sufficient to reflect shareholder approval.

Exculpation of Directors and Officers

New Jersey law permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for breach of fiduciary duties, provided that the law does not excuse:

•	a breach of the duty of loyalty;
•	an act or omission that is not in good faith;
•	a knowing violation of law; or
•	receipt of an improper personal benefit.

CSB’s certificate of incorporation reflects this statutory formulation. Lakeland’s certificate of incorporation exculpates directors, but does not cover officers.

Indemnification

Lakeland’s by-laws permit, but do not require, that directors and officers be indemnified from specific actions. CSB’s certificate of incorporation provides that indemnification shall be extended to the full extent permitted by law.

Shareholder Rights Plan

CSB does not have a shareholder rights plan. Lakeland approved its shareholders’ rights protection plan in 2001.

LEGAL MATTERS

The validity of the shares of Lakeland common stock to be issued in the merger will be passed upon for Lakeland by Lowenstein Sandler PC, counsel to Lakeland. Lowenstein Sandler PC has also rendered the opinion referred to under “THE MERGER—Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in our annual report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this proxy statement and prospectus, have been audited by Grant Thornton LLP, independent public accountants, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this proxy statement and prospectus, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement and prospectus. However, if any other matter is to be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Lakeland filed a registration statement on Form S-4 to register with the SEC the Lakeland common stock to be issued to CSB shareholders in the merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Lakeland in addition to being a proxy statement of CSB for CSB’s shareholder meeting. As allowed by SEC rules, this proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Lakeland files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Lakeland, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Lakeland to “incorporate by reference” information in this document. This means that Lakeland can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Lakeland previously filed with the SEC. They contain important information about Lakeland and its financial condition.

LAKELAND BANCORP, INC.

File No. 00017820

Report	Applicable period/as of date; other
Annual Report on Form 10-K	Year ended December 31, 2002

Quarterly Report on Form 10-Q	Quarter ended March 31, 2003

Current Reports on Form 8-K

Dates of earliest events reported: January 16, 2003 (Item 5 and Item 7 disclosure); February 26, 2003 (Item 5 disclosure); April 3, 2003 (Item 5 and Item 7 disclosure); April 14, 2003 (Item 5 disclosure)

Registration Statement on Form 8-A	Description of Shareholder Protection Rights Plan (August 24, 2001)

Registration Statement on Form 8-A	Description of Common Stock (February 18, 2000)

Lakeland incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. However, information that is deemed “furnished”, as distinct from “filed”, in Current Reports on Form 8-K is not incorporated in this proxy statement and prospectus.

You can obtain any of the documents incorporated by reference in this document through Lakeland, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from Lakeland without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

250 Oak Ridge Road

Oak Ridge, New Jersey

Telephone: (973) 697-2000

Attention: Paul P. Lubertazzi,

Secretary

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2003 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 31, 2003, is by and among Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), Lakeland Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned Subsidiary of Parent (“LB”), CSB Financial Corp., a New Jersey corporation (the “Company”), and Community State Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned Subsidiary of the Company (“Company Bank”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations”. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Merger has been consummated, merging the Company Bank with and into LB with LB as the surviving bank, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of the Company, Parent, the Company Bank and LB have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that it be submitted to its shareholders for approval.

B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have entered into a shareholders’ agreement with Parent (the “Shareholders’ Agreement”).

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by Parent on at least five business days notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the Closing, Parent and the Company shall cause to be filed a certificate of merger, in form and substance consistent with the terms of this Agreement and satisfactory to Parent and the Company, with the Department of Treasury (the “Department”) of the State of New Jersey (the “Certificate of Merger”). The Certificate of Merger shall specify the “Effective Time” of the Merger, which Effective Time shall be a date and time following the Closing agreed to by Parent and Company (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the “Effective Time” shall be) the time of the filing of the Certificate of Merger.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective

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Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4, Section 1.5 and Section 2.2(e), each share of the Company’s common stock, no par value (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for DPC Shares, as such term is defined in Section 1.4(b) hereof), shall by virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5, either (x) the Formula Number (as hereinafter defined) of shares of common stock, no par value, of Parent (“Parent Common Stock”), together with the number of Parent Rights (as defined in Section 4.2) associated therewith or (y) cash in an amount equal to $29.00 (the “Per Share Cash Consideration”). For purposes of determining the Formula Number, the following terms shall have the following meanings:

(i) “Closing Price” shall mean the closing sale price of Parent Common Stock on a Trading Day as supplied by the NASDAQ Stock Market.

(ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(iii) “Average Closing Price” shall mean the average of the Closing Prices on the twenty Trading Days immediately preceding the Determination Date.

(iv) “Formula Number” shall mean the following:

(A) If the Average Closing Price is greater than $14.50 and less than $20.00, the Formula Number shall be $29.00 divided by the Average Closing Price, rounded to three decimal places.

(B) If the Average Closing Price is $13.00 or more but not greater than $14.50, the Formula Number shall be two (2).

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(C) If the Average Closing Price is less than $13.00 and Parent does not terminate this Agreement pursuant to Article VIII, the Formula Number shall be $26.00 divided by the Average Closing Price, rounded to three decimal places.

(D) If the Average Closing Price is $20 or more, the Formula Number shall be 1.45.

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the consideration set forth in this Article I for each such share held by them. The consideration which any one Company shareholder may receive pursuant to this Article I is referred to herein as the “Merger Consideration” and the consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Formula Number.

1.5 Election Procedures.

(a) Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Parent Common Stock shall be determined pursuant to this Section 1.5.

(b) Ratio of Parent Common Stock to Cash. Subject to Section 1.5(j), the number of shares of Company Common Stock to be converted into the right to receive $29.00 in cash in the Merger (the “Cash Election Number”) shall be equal to 50% (the “Cash Percentage”) of the number of shares of Company Common Stock outstanding

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immediately prior to the Effective Time. Subject to Section 1.5(j), the number of shares of Company Common Stock to be converted into the right to receive the Formula Number of shares of Parent Common Stock in the Merger (the “Stock Election Number”) shall be equal to 50% (the “Stock Percentage”) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 1.5, each record holder immediately prior to the Effective Time of shares of Company Common Stock will be entitled (i) to elect to receive cash for all of such shares (a “Cash Election”), (ii) to elect to receive Parent Common Stock for all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). All such elections shall be made on a form designed for that purpose (a “Form of Election”) and in form and substance satisfactory to Parent and the Company. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner.

(d) Oversubscription for Cash Election. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the “Stock Election Shares”) and all shares of Company Common Stock covered by Non-Elections (the “Non-Election Shares”) shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent (as hereinafter defined) will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable but at least equal to the Stock Election Number, and all such Stock Designated Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

(e) Oversubscription for Stock Election. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Parent Common Stock or the right to receive cash in the following manner:

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(i) the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable to the Cash Election Number, and all such Cash Designated Shares shall be converted into the right to receive cash; and

(ii) the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive Parent Common Stock.

(f) Selection of Non-Election Shares If No Oversubscription. In the event that neither subparagraph (d) nor subparagraph (e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Non-Election Shares shall be converted into either the right to receive Parent Common Stock or the right to receive cash by random selection by the Exchange Agent so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of Company Common Stock outstanding as closely as possible.

(g) Procedures for Holders’ Elections. Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”)). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Parent (and the Exchange Agent) does not act unreasonably. Neither Parent nor the Exchange Agent will be under any obligation to, but Parent and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.5 and all such computations shall be conclusive and binding on the holders of Company Common Stock, provided that the Exchange Agent does not act unreasonably.

(h) Failure of Holder to Elect. For the purpose hereof, a holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline (as hereafter defined), be deemed to be of no force and effect and the shareholder or

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Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

(i) Mailing of Election Forms to Holders and Election Deadline. Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Company Common Stock on the record date for the Shareholders’ Meeting (as defined in Section 6.3) and who become holders of Company Common Stock during the period between the record date for the Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Closing (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(j) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 7.1(d) and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered (as reasonably determined by Lowenstein Sandler PC and as reasonably concurred in by Pitney, Hardin, Kipp & Szuch, LLP) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Stock Percentage shall be automatically increased and the Cash Percentage shall be automatically decreased to the minimum extent necessary to enable the Tax Opinion to be rendered.

1.6 Stock Options. All options which may be exercised for issuance of Company Common Stock (each, a “Stock Option” and collectively the “Stock Options”) are described in the Company Disclosure Schedule and are issued and outstanding pursuant to the Company’s 2002 Incentive Stock Option Plan, the Company Bank’s 2000 Incentive Stock Option Plan, the Company’s 2002 Stock Option Plan for Non-Employee Directors, the Company Bank’s 1998 Stock Option Plan for Non-Employee Directors or the Company Bank’s 1996 Stock Option Plan (collectively, the “Company Stock Option Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of the Company’s Stock Option Plans and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Parent. Pursuant to the terms of the Company Stock Option Plans and the consents described in this Section 1.6, the Company shall take the following actions: (x) at least ten business days prior to the anticipated Election Deadline, the Company shall give all holders of Stock Options the choice of either (A) exercising their Stock Options (whether or not then vested) prior to the Election Deadline or (B) having their unexercised Stock Options cancelled immediately prior to the Effective Time in return for the payment set forth below (the “Cancellation Choice”, it being understood that any such holder who fails to specify any such choice prior to the Election Deadline shall be deemed to have elected the Cancellation Choice) and (y) the Company shall give each person exercising Stock Options prior to the Election Deadline a Form of Election in a manner consistent with Section 1.5(i). Between the date hereof and the Closing, the

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Company and the Company Bank shall take all other actions necessary to effect the provisions of this Section 1.6. Concurrent with the execution of this Agreement, the Company has delivered to Parent a consent form in which each holder of Stock Options granted under the Company’s 2002 Stock Option Plan for Non-Employee Directors or the Company Bank’s 2000 Stock Option Plan for Non-Employee Directors has consented to the steps contemplated by this Section 1.6 with respect to such holder’s Stock Options. At the Effective Time, each Stock Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished. As consideration for such cancellation, the Company shall make payment immediately prior to the Effective Time to each holder of an outstanding Stock Option of an amount, if any, determined by multiplying (x) the number of shares of Company Common Stock underlying such Stock Option by (y) an amount equal to the excess (if any) of (i) the Per Share Cash Consideration, over (ii) the exercise price per share of such Stock Option, provided, however, that no such payment shall be made to a holder unless and until such holder has executed and delivered to the Company an instrument in such form prescribed by Parent and reasonably satisfactory to the Company accepting such payment in full settlement of his or her rights relative to such Stock Options. Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Stock Option Plans to provide for the foregoing.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Exchange Agent Procedures. The random selection process to be used by the Exchange Agent pursuant to subparagraph (f) of Section 1.5 will consist of drawing by lot or such other process (other than pro rata selection) as the Exchange Agent deems equitable and necessary to effect the allocations described in such subparagraph. The pro rata selection process to be used by the Exchange Agent pursuant to subparagraphs (d) and (e) of Section 1.5 shall consist of such equitable pro ration processes as shall be mutually determined by the Company and Parent. A selection will be disregarded if, as a consequence, the Stock Election Number or the Cash Election Number would be exceeded by more than 1,000 shares.

1.9 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

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1.11 Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 Bank Merger. Immediately following the Effective Time, the Company Bank shall be merged with and into LB (the “Bank Merger”) in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the “NJ Banking Act”), and/or the regulations of the New Jersey Department of Banking and Insurance (the “Department of Banking”), and LB shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company Bank and LB and all of the property, rights, privileges, powers and franchises of each of the Company Bank and LB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company Bank and LB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and bylaws of LB shall become the certificate of incorporation and bylaws of the Surviving Bank, the officers of LB shall be the officers of the Surviving Bank, and the directors of LB shall be the directors of the Surviving Bank. In connection with the execution of this Agreement, the Company Bank and LB shall execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the Department of Banking for approval of the Bank Merger.

1.15 Changes in Structure. As executed by the parties, this Agreement contemplates the merger of the Company into Parent and the merger of the Company Bank into LB. In the event that (a) prior to the date on which the Proxy Statement (as

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hereinafter defined) is mailed to the Company’s shareholders, Parent proposes an alternative structure for the transactions contemplated hereby, and (b) such alternate structure does not adversely affect the Company’s shareholders in any financial respect or in any other material respect, then the Company shall negotiate in good faith with Parent and shall use commercially reasonable efforts to restructure the transactions contemplated hereby in accordance with such proposal.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares Available. The Company and Parent hereby appoint American Stock Transfer & Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a Form of Election a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

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(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case,

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without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the

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term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to commercial banks or their holding companies generally or (z) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent (in the case of acts or omissions of the Company and its Subsidiaries) or the Company (in the case of acts or omissions of Parent and its Subsidiaries) or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The certificate of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. The Company Bank has no trust powers and holds no shares of Company Common Stock in any managed account or in a fiduciary capacity for the benefit of any third party.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1997 (or since the date of formation if such entities were formed on or after December 31, 1997) of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity. The Company and its Subsidiaries own no real estate, except real estate used for their banking premises or acquired pursuant to satisfaction of obligations due to the Company Bank. All such real estate is listed on Section 3.1(d) of the Company Disclosure Schedule.

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3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 3,000,000 shares of Company Common Stock. As of the date hereof, there were 1,089,016 shares of Company Common Stock outstanding and 9,000 shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 166,225 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Stock Option Plans are set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to voting of any such shares binding on the Company or any of its Subsidiaries.

(c) As of the date hereof, the parties to the Shareholders’ Agreement own of record or beneficially a total of 465,729 shares of Company Common Stock.

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3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 and (y) the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby. The Company Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4, to consummate the transactions contemplated hereby. To the Company’s knowledge, each party to the Shareholders’ Agreement (other than Parent) has full power and authority to execute and deliver the Shareholders’ Agreement and to perform such party’s obligations thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and the Board of Directors of the Company Bank. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company or the Company Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Company Bank and (assuming due authorization, execution and delivery by Parent and LB) this Agreement constitutes a valid and binding obligation of the Company and the Company Bank, enforceable against the Company and the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the Company Bank, nor the consummation by the Company or the Company Bank of the transactions contemplated hereby, nor compliance by the Company or the Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any

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of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (x) and (y) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Department of Banking and the FDIC and approval of such applications and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Certificate of Merger with the Department pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations, approvals or exemptions under the Environmental Laws (as defined in Section 3.17) and (i) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (1) the execution and delivery by the Company and the Company Bank of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and (3) the consummation by the Company Bank of the Bank Merger.

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (i) the FRB, (ii) the Department of Banking, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the Department of Banking and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1997. To the knowledge of the Company, there is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

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3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000, 2001 and 2002, in each case accompanied by the audit report of KPMG, LLP, independent public accountants with respect to the Company, and the notes related thereto (the “Company Financial Statements”). Such accounting firm is independent with respect to the Company and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will fairly present, the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of December 31, 2002 neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since December 31, 2002, neither the Company nor any of its Subsidiaries have incurred any liabilities except for liabilities incurred in the ordinary course of business consistent with past practice, liabilities specifically contemplated by

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this Agreement and liabilities referenced in Section 3.6(b) of the Company Disclosure Schedule.

(c) Since December 31, 2002, there have been no significant changes in the internal controls utilized by the Company and its Subsidiaries with respect to their financial records (the “Internal Controls”) or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses. There are no significant deficiencies in the design or operation of the Internal Controls which could adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial data and there are no material weaknesses in the Internal Controls. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in preparing the Company’s consolidated financial statements.

3.7 Broker’s and Other Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, the Advest Group, Inc. (the “Firm”) in accordance with the terms of a letter agreement between the Firm and the Company, a true and correct copy of which has been previously made available by the Company to Parent. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the Bank Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former executive officer, employee, or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices following the date hereof), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement,

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contract or other agreement or understanding with a labor union or organization, (iv) had any union organizing activities or (v) entered into, or amended, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former executive officer, employee, or director.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 between December 31, 2002 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2002, there has not been:

(i) any act, omission or other event which has had a Material Adverse Effect on the Company, including, but not limited to, any Material Adverse Effect arising from or relating to fraudulent or unauthorized activity,

(ii) any issuance of Company Stock Options (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2002),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vi) any Tax election or change in any Tax election, amendment to any Tax Return (as defined in Section 3.1(j)), closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its Subsidiaries,

(vii) any material change in investment policies or practices, or

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(viii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than any such order which would not have a Material Adverse Effect upon the Company.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have duly filed all Tax Returns required to be filed by any of them; (ii) all such filed Tax Returns are complete and accurate in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid all Taxes (as defined below) that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and disclosed to Parent in writing. The Company and its Subsidiaries, on a consolidated basis, have established on their books and records, as of December 31, 2002, reserves in accordance with GAAP consistently applied that are adequate in the opinion of management of the Company, for the payment of all Taxes not yet due and payable, incurred in respect of the Company or any of its Subsidiaries through such date. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, to the knowledge of the Company, there are no pending or threatened actions, Tax audits, Tax examinations or

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other audits or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. The Company has made available to Parent true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable years ended after December 31, 2000 and before the date hereof.

(b) Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a change in accounting method or otherwise, (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have section 341(f) (2) of the Code apply, (v) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(f)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (vi) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (vii) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), or (viii) has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger, any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment” as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) For the purposes of this Agreement, (i) the term “Taxes” shall include any of the following imposed by or payable to any Governmental Entity: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether or not disputed and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including

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any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate (as defined herein) maintains or contributes to any “employee pension benefit plan”, within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“the Company Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), stock option plan, stock purchase plan, stock appreciation right plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement (collectively, the “Company Benefit Plans”). Neither the Company nor any of its Subsidiaries has contributed to any “multiemployer plan”, within the meaning of sections 3(37) and 4001(a) (3) of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent a complete and accurate copy of each of the following with respect to each of the Company Pension Plans and the Company Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) three most recent actuarial reports, if any; and (v) three most recent annual reports on Form 5500, including any schedules and attachments thereto.

(c) Neither the Company or any of its Subsidiaries maintains or ever maintained a Pension Plan subject to Title IV of ERISA.

(d) All contributions required to be made to each Company Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, each of the Company Pension Plans, the Company Welfare Plans and each other plan and arrangement identified in Section 3.11(a) of the Company Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, the IRS has issued a favorable determination letter with respect to each of the Company Pension Plans and, except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, the Company is not aware of any fact or circumstance which would disqualify any such

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plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

(f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or 406 of ERISA, has occurred with respect to any of the Company Welfare Plans or the Company Pension Plans.

(g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, there are no pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Pension Plans or the Company Welfare Plans, any trusts related thereto or any other plan or arrangement identified in any subsection of Section 3.11 of the Company Disclosure Schedule. No assets of the Company are subject to any lien under section 412 of the Code.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, no Company Pension Plan or Company Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Company Pension Plan.

(i) Except with respect to customary health, life and disability benefits or as disclosed in Section 3.11(i) of the Company Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown in the Company Financial Statements and established under GAAP, or otherwise noted on the Company Financial Statements.

(j) With respect to each Company Pension Plan and Company Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, vesting, or increase the amount, of any bonus or any compensation due to any current employee or former employee under any the Company Pension Plan or the Company Welfare Plan.

(l) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced to employees, former employees or directors an intention to create, or has

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otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans which are intended to cover employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliates or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliate except as required to comply with applicable law.

(m) There has not been, nor is there likely to be, a partial termination of a Company Pension Plan within the meaning of Section 411(d)(3) of the Code.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.12 Company Information.

(a) The information relating to the Company and the Company Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Parent or any of its Subsidiaries) will comply, in all material respects, with the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

(b) The information relating to the Company and the Company Bank to be contained in the Company’s and the Company Bank’s applications to the FRB, the FDIC and the Department of Banking will be accurate in all material respects. The Company is not aware of any facts or circumstances with respect to the Company or the Company Bank which could cause any regulatory agency having jurisdiction over the Merger or the Bank Merger to disapprove the Merger or the Bank Merger or approve the Merger or the Bank Merger subject to any term or condition which would materially impair the value of the Company and its Subsidiaries, taken as a whole.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13 of the Company Disclosure Schedule, each of the Company and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of the Company and its Subsidiaries has

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complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company) and except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger or the Bank Merger due to the CRA performance of or rating of the Company or its Subsidiaries. Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2000, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written contract or understanding with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent true and correct copies of all employment agreements and termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound.

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. For purposes of subparagraph (i) above, any contract with a remaining term of greater than one (1) year or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the ordinary course of business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment

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(except those under which the Company will be the creditor) or arrangement to which the Company is a party, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including, but not limited to, any termination fee, breakup fee or reimbursement fee in an amount greater than $5,000, pursuant to any agreement or understanding between the Company and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the services of any directors or independent contractors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) in an amount greater than $5,000 becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, or (ii) materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2002 of the monetary amounts payable (including any tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under any plan other than a tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule but excluding any contract, arrangement, commitment or understanding which falls below the thresholds referred to in this Section 3.14, is referred to herein as a “Company Contract”. The Company has previously delivered or made available to Parent true and correct copies of each Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is

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subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.16. Properties and Insurance.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof and (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder in any material respect. All real estate leased by the Company and each of its Subsidiaries is in a good state of maintenance and repair, reasonable wear and tear excepted, conforms in all material respects with all applicable ordinances, regulations and zoning laws and is considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

(b) The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under

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any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or the Company Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been made available to Parent prior to the date hereof and will be furnished to parent promptly after a written request therefor.

(c) The Company Bank has purchased, for an aggregate premium of $2.5 million, approximately $7.2 million of bank owned life insurance (“BOLI”) coverage covering the lives of sixteen officers and directors of the Company (the “Covered Individuals”). The Company Bank has entered into an agreement with each Covered Individual (an “Insurance Agreement”) entitling such Covered Individual to receive a death benefit in the event that such Covered Individual dies prior to reaching 85 years of age. Section 3.16(c) of the Company Disclosure Schedule sets forth the names and current ages of each of the Covered Individuals, the death benefit that each such individual will be entitled to receive if he or she dies prior to reaching 65 years of age and the death benefit that each such individual will be entitled to receive if he or she dies immediately prior to reaching 85 years of age. In no event will the Covered Individuals be entitled to receive more than a total of $3,100,000 upon their deaths pursuant to the Insurance Agreements and any other plan or arrangement entered into in connection with the Company’s BOLI, excluding any tax payments which the Company Bank is obligated to pay to the Covered Individuals (“Tax Payments”). The Company has provided to Parent true and correct copies of each of the Insurance Agreements and true and correct copies of any plan documents that afford to the Covered Individuals any rights to receive payments from the Company Bank’s BOLI. Such Insurance Agreements and plan documents will entitle the Covered Individuals to the payments and Tax Payments set forth and described on Section 3.16(c) of the Company Disclosure Schedule, but no other payments.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, the Leased Properties (as hereinafter defined), are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), and with all applicable decrees, orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Leased Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any

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Hazardous Materials whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, during the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there was no release of Hazardous Materials in, on, under or affecting any such property.

(d) The Company and its Subsidiaries have never participated in the management of any facility and have never had a security interest in any facility (other than an interest as a tenant in real property).

(e) The following definitions apply for purposes of this Section 3.17: (w) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (x) “Leased Property” means any property in which the Company or any of its Subsidiaries operates or has operated its business; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county and local laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the

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shareholders of the Company from a financial point of view. A copy of such opinion has been provided to Parent.

3.19 Indemnification. Except as provided in the Company Contracts or the Certificate of Incorporation or by-laws of the Company, neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or by-laws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

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(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. As of the date of the Company Bank’s most recent bank examination, none of the Loans of the Company or any of its Subsidiaries were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import. As of February 28, 2003, no asset of the Company or of any of its Subsidiaries was classified as “Other Real Estate Owned”.

(c) As of December 31, 2002, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute such allowance complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies. As of December 31, 2002, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies.

3.21 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12, apply to this Agreement, the Bank Merger, or any of the other transactions contemplated hereby or thereby.

3.23 Investment Securities; Borrowings; Deposits.

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(a) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into the ordinary course of business consistent with past practice and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with past practice, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23 (b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and correct list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2002.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

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4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) LB is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. The deposit accounts of LB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock. As of February 28, 2003, there were 14,189,539 shares of Parent Common Stock outstanding and 480,757 shares of Parent Common Stock held by Parent as treasury stock. As of the date hereof, there were no shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options except for 312,904 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Option Plans”), copies of which have been delivered to the Company. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Option Plans, pursuant to Parent’s dividend reinvestment and stock purchase plan, a copy of which has been delivered to the Company, and upon exercise of the rights (the “Parent Rights”) distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of August 24, 2001, between Parent and First City Transfer

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Company, as Rights Agent (the “Parent Rights Agreement”), as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. LB has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of LB. No other corporate proceedings on the part of Parent or LB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and LB and (assuming due authorization, execution and delivery by the Company and the Company Bank) this Agreement constitutes a valid and binding obligation of Parent and LB, enforceable against Parent and LB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

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(b) Neither the execution and delivery of this Agreement by Parent or LB, nor the consummation by Parent or LB of the transactions contemplated hereby, nor compliance by Parent or LB with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (x) and (y) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Department of Banking and the FDIC and approval of such applications and notices, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Certificate of Merger with the Department pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations, approvals or exemptions under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and LB of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby and (3) the consummation by LB of the Bank Merger.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (i) the FRB, (ii) the Department of Banking, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the Department of Banking and the FDIC, the “Parent’s Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal

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examinations conducted by the Parent’s Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.4 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1997 the effect of which is reasonably likely to have a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent.

4.6 Financial Statements.

(a) Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000, 2001 and 2002, in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Parent, and the notes related thereto (the “Parent Financial Statements”). Such accounting firm is independent with respect to the Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

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(b) Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of December 31, 2002 neither the Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP.

4.7 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Parent with the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment, or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, other than any such injunction, order, judgment, or decree which would not have a Material Adverse Effect upon Parent.

4.10 Parent Information.

(a) The information relating to Parent and LB to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company,

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and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information relating to Parent and LB to be contained in the Parent’s and LB’s applications to the FRB, the FDIC and the Department of Banking will be accurate in all material respects.

4.11 Compliance with Applicable Law.

(a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of the Parent and its Subsidiaries has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company) and except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

(b) Without limiting the foregoing, Parent and its Subsidiaries have complied in all material respects with the CRA and Parent has no reason to believe that any person or group would object successfully to the consummation of the Merger or the Bank Merger due to the CRA performance of or rating of Parent or any or its Subsidiaries. Except as listed in Section 4.11(b) of the Parent Disclosure Schedule, since January 1, 2000, no person or group has adversely commented in writing to Parent or any of its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Parent and its Subsidiaries.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement and the Shareholders’ Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than DPC Shares); and

(b) Neither Parent nor any of its Subsidiaries is an “Interested stockholder” of the Company under Section 14A:10A-3 of the BCA.

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4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.14 Reorganization. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.15 No Approval of Parent’s Shareholders Required. Based upon laws and regulations applicable to Parent, including the rules, regulations and policies of Nasdaq, as of the date of this Agreement, neither approval of this Agreement by the shareholders of Parent nor approval of the transactions contemplated hereby by the shareholders of Parent is required.

4.16 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to: (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Company Bank, Parent or LB to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, Parent or LB to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

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(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of DPC Shares, as such term is defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 166,225 shares of Company Common Stock upon the exercise of stock options granted under the Company Stock Option Plans prior to the date hereof, any such exercise to be in accordance with the present terms of such options;

(c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

(d) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of the Company of any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii)(A) providing information in response to a request therefor by a person who, subsequent to the date hereof, makes an unsolicited bona fide written Acquisition Proposal if the Company’s Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms which reasonably protect against the disclosure of information which Parent has agreed to keep confidential pursuant to the terms of the confidentiality agreement between Parent and the Company dated as of March 10, 2003 (the “Confidentiality Agreement”); or (B) engaging in any negotiations or discussions with any person who, subsequent to the date hereof, makes an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Board of Directors of the Company, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the shareholders of

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the Company as a group than the transaction contemplated by this Agreement. The Company will notify Parent immediately orally (within 12 hours) and in writing (within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company after the date hereof, and, as part of such notification, shall disclose to Parent the identity of the person making such inquiry, proposal or offer and the substance of such inquiry, proposal or offer in reasonable detail and will keep Parent informed of any developments with respect thereto immediately upon the occurrence thereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries will take the necessary steps to inform their respective officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 5.1(d). The Company will promptly request each person (other than Parent) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries;

(e) make any capital expenditures other than those which (i) are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $75,000 in the aggregate;

(f) enter into any new line of business or offer any new products or services;

(g) except for consummating the transactions contemplated by Section 5.1(g) of the Company Disclosure Schedule substantially in accordance with the terms of the related draft agreement provided to Parent (it being understood that any material change in the terms of such agreement from the terms set forth in such draft agreement shall require Parent’s consent, which consent shall not be unreasonably withheld or delayed), acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole (it being understood that for purposes of this clause “g”, any assumption of another financial institution’s liabilities shall be conclusively deemed to be material), other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

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(i) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(j)(i) except as set forth in Section 6.7, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any Company Benefit Plan (including, without limitation, any Plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) except for (A) normal salary increases in the ordinary course of business consistent with past practice, which increases do not exceed 4% of annual rate of base salary in effect on the date of this Agreement in any individual case, (B) the bonuses described in Section 5.1(j) of the Company Disclosure Schedule or (C) matters required by applicable law, increase, or accelerate payment of in any manner, the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof or pay any bonus, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

(k) other than activities in the ordinary course of business consistent with past practice or matters set forth in Section 5.1(k) of the Company Disclosure Schedule, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

(l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(o) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $25,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(p), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

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(p) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than US government and US government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities and which are purchased in the ordinary course of business consistent with past practice;

(q) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(r) intentionally omitted;

(s) except in the ordinary course of business consistent with past practice and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(t) unless consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) or effected in the ordinary course of business consistent with past practices and applicable legal requirements, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, involving an extension of credit (in one or a series of related transactions) of more than $200,000 (it being understood that a Small Business Administration loan shall be deemed to involve more than $200,000 only if the non-guaranteed portion of such loan is more than $200,000);

(u) incur any additional borrowings beyond those set forth in the Section 5.1(u) of the Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the ordinary course of business consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(v) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(w) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Parent, make any construction loans outside the ordinary course of business consistent with past practice, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New Jersey;

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(x) except as disclosed in Section 5.1(x) of the Company Disclosure Schedule, establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(y) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(z) make any material Tax election or file any claim for a material income Tax refund;

(aa) take any other action outside of the ordinary course of business; or

(ab) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company, Parent, the Company Bank or the Parent Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) change its methods of accounting in effect at December 31, 2002, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors; or

(c) agree to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

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6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Parent agrees promptly to advise the Company if at any time prior to the Company’s Shareholders’ Meeting any information provided by Parent for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if at any

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time prior to the Company’s Shareholders’ Meeting any information provided by the Company for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Purchaser with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the party seeking such access. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition

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and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent, and Parent agrees to provide the Company, with internally prepared consolidated profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 30 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Shareholders’ Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Shareholders’ Meeting”). The Company will, through its Board of Directors, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board’s legal counsel subject to the fiduciary duties of such Board and the provisions of Article VIII, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Affiliates. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, the Company shall deliver to Parent a letter identifying

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all persons who, to the knowledge of the Company, may be deemed to be “affiliates” of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, together with executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing (i) to comply with Rule 145 and (ii) if such person is a director and has not executed the Shareholders’ Agreement, to be present in person or by proxy and vote in favor of the Merger at the Company’s shareholders meeting.

6.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time and except as otherwise provided in Section 6.7(c), the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans, policies and programs of Parent and its Subsidiaries in which similarly situated employees of Parent or LB participate (the “Parent Benefit Plans”), to the same extent as similarly situated employees of Parent or LB.

(b) With respect to each Parent Benefit Plan, other than an employee pension benefit plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent, without evidence of insurability and without application of pre-existing physical or mental condition limitations (except to the extent applicable under similar plans maintained by the Company and its Subsidiaries).

(c) In lieu of any other severance benefits with respect to service prior to the Closing, Company Employees who are not parties to any written agreement affording them benefits upon a change in control and whose employment with Parent or its Subsidiaries is terminated by Parent or its Subsidiaries without cause within one year after the Closing shall be entitled to severance pay in an amount equal to two weeks regular pay for every year worked with the Company and its Subsidiaries, subject to applicable withholding requirements.

(d) The Company maintains a 401(k) plan for the benefit of its employees (the “Company Savings Plan”). As soon as practicable after the Effective Date, the Parent shall direct the trustee of the Company Savings Plan to transfer the account balances of participants in the Company Savings Plan to Parent’s Salary Savings 401(k) Plan and Trust (the “Parent Savings Plan”) in accordance with Section 414(l) of the Code. Such transfer shall consist of cash and participant notes representing loans from the

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Company Savings Plan. Parent shall amend the Parent Savings Plan to provide that all service with the Company or its Subsidiaries shall be treated as service with Parent for purposes of eligibility to participate and vesting in the Parent Savings Plan.

6.8 Indemnification.

(a) For a period of six years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank or who serves or has served at the request of the Company or the Company Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or the Company Bank or serves or has served at the request of the Company or the Company Bank as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or the Company Bank or any of their respective affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or the Company Bank or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent which the Company and the Company Bank would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and Parent shall also advance expenses as incurred to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for the Indemnitees advises

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that there are issues which raise conflicts of interest between Parent and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate premium in excess of 300% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires single premium tail insurance at an aggregate premium cost of $39,000.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

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6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.10 Parent Rights Agreement. Parent agrees that Parent Rights shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless of whether there has occurred a “Distribution Date” under the terms of the Parent Rights Agreement prior to the Effective Time, and Parent shall take all action necessary or advisable to enable the holder of each share of Parent Common Stock issued pursuant to this Agreement to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

6.11 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and the Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.12 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising

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out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.13 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and LB, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.12.

6.14 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements which may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this transaction be terminated for any reason. Parent shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.15. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date (as defined in Section 8.1(c)) and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Parent may enter into with other parties, the Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors or officers or Subsidiaries, that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

6.16. Transaction Expenses of the Company.

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(a) For planning purposes, the Company shall, within 30 days from the date hereof, provide Parent with its estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company and its Subsidiaries in connection with the transactions contemplated hereby based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall promptly notify Parent if or when it determines that it will expect to exceed its budget.

(b) Promptly after the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. The Company shall accrue and/or pay all of such amounts as soon as possible.

(c) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses which the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(d) Parent, in reasonable consultation with the Company, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.17 Approval of the Bank Merger. Upon receipt of all necessary governmental approvals, the Company will approve the Bank Merger as the sole shareholder of the Company Bank, and Parent will approve the Bank Merger as the sole shareholder of LB. Such approvals shall be in such form and substance as shall be reasonably acceptable to counsel for Parent and counsel for the Company.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

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(b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department of Banking, the FRB, the SEC and (if necessary) the New Jersey Department of Environmental Protection) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any term or condition which would impair, in any material respect, the value of the Company and the Company Bank, taken as a whole. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

(c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler PC, reasonably satisfactory in form and substance to Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; (ii) no gain or loss shall be recognized upon the exchange of Company Common Stock solely for Parent Common Stock; (iii) in the case of Company shareholders who receive cash in whole or in part in exchange for their Company Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) in the case of Company shareholders who recognize gain on the exchange of their Company Common Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders’ respective holding periods for their Company Common Stock), except in the case of any such shareholder as to which the exchange has the effect of a dividend within the meaning of Section 356(a)(2) of the Code by reason of the applicability of the stock attribution rules of Section 318 of the Code, it being understood that the applicability of such attribution rules to any particular shareholder shall depend on such shareholder’s particular factual circumstances; (v) the basis of any Parent Common Stock received in exchange for

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Company Common Stock shall equal the basis of the recipient’s Company Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (vi) the holding period for any Parent Common Stock received in exchange for Company Common Stock will include the period during which the Company Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler PC representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler PC. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company and the Company Bank. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Legal Fees. The Company shall have furnished Parent with letters from all attorneys representing the Company and its Subsidiaries in any matters confirming that all legal fees in excess of $15,000 have been paid in full for services rendered as of the Effective Time.

(d) Merger Related Expense. The Company shall have provided Parent with an accounting of all Merger-related expenses incurred by it through the Closing

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Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

(e) Accountant’s Letter. If requested by Parent, the Company shall have caused to be delivered to the Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five business days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

(f) Third Party Consents. All consents, waivers and approvals of any third parties (other than Governmental Entities) which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the approvals or waivers referred to in this Section 7.2(f) shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(g) Affiliate Letters. Parent shall have received the letter agreements referred to in Section 6.5.

7.3 Conditions to Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent and LB. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Fairness Opinion. The Company shall have received an opinion from the Firm, dated on or about the date of the Proxy Statement, to the effect that, in its

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opinion, the consideration to be paid to shareholders of the Company hereunder is fair to such shareholders from a financial point of view.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Permissive Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before December 31, 2003 (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the

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transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(g) by the Company, if the Company’s Board of Directors shall have approved a definitive agreement reflecting an Acquisition Proposal (the “Alternative Agreement”), but only if (1) at least 48 hours prior to entering into the Alternative Agreement, the Company provides a copy of the Alternative Agreement to Parent, (2) the Board of Directors of the Company, after consultation with outside legal counsel and after considering any response that Parent may have after reviewing the Alternative Agreement, determines in good faith that approving the Alternative Agreement is legally necessary for the proper discharge of its fiduciary duties under applicable law, (3) the Board of Directors of the Company, after consultation with its financial advisor and after considering any response that Parent may have after reviewing the Alternative Agreement, determines in good faith that the transactions contemplated by the Alternative Agreement are reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the party offering to enter into the Alternative Agreement, and would, if consummated, be more favorable to the shareholders of the Company as a group than the transaction contemplated by this Agreement and any transaction then being proposed by Parent; and (4) prior to terminating this Agreement, the Company (A) delivers to Parent a written acknowledgment, in form and substance reasonably satisfactory to Parent, that upon consummation of the first closing contemplated by the Alternative Agreement, the Company (and its successors) shall be obligated to pay to Parent the Termination Fee (as hereinafter defined) and the Termination Expenses (as hereinafter defined) and (B) delivers to Parent a release signed by the parties to the Alternative Agreement, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent, if an event occurs which gives rise to the payment of a Termination Fee pursuant to Section 8.5;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j) by Parent if the Average Closing Price is less than $13.00; or

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(k) by the Company if the conditions set forth in Sections 7.1 and 7.3 are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.1A Mandatory Termination. This Agreement shall be terminated in the event that the number of shares of Parent Common Stock issuable pursuant to this Agreement, as determined at the Closing, equals or exceeds twenty percent of the shares of Parent Common Stock outstanding as of the close of business on the business day immediately preceding the date of the Closing.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 or Section 8.1A, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.1A, 8.2, 8.5 and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses.

(a) In the event that at any time after the date of this Agreement (A) the holders of Company Common Stock shall not have approved this Agreement and the

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transactions contemplated hereby at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall have been adjourned or canceled, (C) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Parent, its recommendation, or shall have failed to reconfirm its recommendation, that the shareholders of the Company approve the transactions contemplated by this Agreement, or (D) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement, in each case after (x) an Acquisition Proposal shall have been communicated to the Company or (y) it shall have been publicly announced that any person other than Parent or any Subsidiary of Parent shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets or 25% or more of the outstanding shares of Common Stock of, the Company, then, in any such case, if this Agreement is terminated, the Company shall, concurrent with the consummation of an Acquisition Event (as hereinafter defined) occurring within eighteen months after such termination, pay to Parent (I) a fee of $1,300,000 (the “Termination Fee”) and (II) an amount equal to the out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as reasonably estimated and itemized by Parent), but only up to $200,000 in such expenses (the “Termination Expenses”). For purposes of this Agreement, the term “Acquisition Event” shall mean the first closing contemplated by an Acquisition Proposal.

(b) In the event that Parent terminates this Agreement pursuant to Section 8.1(j) or in the event that this Agreement is terminated pursuant to Section 8.1A, Parent shall, concurrent with such termination, pay to the Company an amount equal to the out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement (as reasonably estimated and itemized by the Company), but only up to $400,000 in such expenses.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 31, 2003. A matter shall be deemed to be within the “knowledge” of an entity if such matter is within the actual knowledge of any person who is as of the date

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hereof, or who becomes between the date hereof and the Closing, an executive officer of such entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Roger Bosma, Chief Executive Officer

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq.

and

(b) if to the Company, to:

Community State Bank

417 Cedar Lane

Teaneck, New Jersey 07666

Attention: Stuart Lubow, Chief Executive Officer

with a copy to:

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Pitney, Hardin, Kipp & Szuch, LLP

(mail to) P.O. Box 1945 Morristown, NJ 07962

(deliver to) 200 Campus Drive Florham Park, NJ 07932

Attn.: Ronald H. Janis, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Shareholders’ Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by law or the rules of the Nasdaq/NMS, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8, this Agreement

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(including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, Parent, LB, the Company and the Company Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/s/ JOHN W. FREDERICKS
Name:	John W. Fredericks
Title:	Chairman of the Board

LAKELAND BANK

By:	/s/ JOHN W. FREDERICKS
Name:	John W. Fredericks
Title:	Chairman of the Board

CSB FINANCIAL CORP.

By:	/s/ STUART H. LUBOW
Name:	Stuart H. Lubow
Title:	President and Chief Executive Officer

COMMUNITY STATE BANK

By:	/s/ STUART H. LUBOW
Name:	Stuart H. Lubow
Title:	President and Chief Executive Officer

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Exhibit A

SUBSIDIARY AGREEMENT AND PLAN OF MERGER

This Subsidiary Agreement and Plan of Merger (this “Agreement”) is dated as of [            ], 2003, among Lakeland Bank (“LB”), a New Jersey state-chartered banking corporation and a wholly-owned subsidiary of Lakeland Bancorp, Inc. a New Jersey corporation (“Parent”), and Community State Bank (the “Company Bank”), a New Jersey state-chartered banking corporation and a wholly-owned subsidiary of CSB Financial Corp., a New Jersey corporation (the “Company”). The principal office of LB is located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. LB has capital of $[            ] million, divided into [             ] shares of common stock, par value $2.50 per share (“LB Common Stock”), capital surplus of $[            ] million and undivided profits, including capital reserves, of $[            ] million, as of March 31, 2003. The principal office of the Company Bank is located at 417 Cedar Lane Teaneck, New Jersey 07666. The Company Bank has capital of $[            ] million divided into [            ] shares of common stock, $[            ] par value per share (“Company Bank Common Stock”), capital surplus of $[            ] million and undivided profits, including capital reserves, of $[            ] million, as of March 31, 2003.

WHEREAS, the respective Boards of Directors of Parent, the Company, LB and the Company Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction between Parent and the Company set forth in the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Company Merger Agreement”), by and among the Parent, the Company, LB and the Company Bank, pursuant to which the Company will merge with and into the Parent (the “Company Merger”);

WHEREAS, the Company Merger Agreement provides for the merger described herein; and

WHEREAS, not less than a majority of each of the members of the Board of Directors of LB and the Company Bank has approved, and deem it advisable to consummate, the subsidiary merger provided for herein (the “Subsidiary Merger”) and in the Company Merger Agreement, in accordance with the provisions of applicable law;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Company Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of a certificate of merger prepared pursuant to N.J.S.A. 17:9A-137 (the “Certificate of Merger”), which shall be filed with the New Jersey Department of Banking and Insurance (the “Banking

Department”), at the time upon which the Certificate of Merger is filed with the Banking Department. The term “Subsidiary Merger Effective Time” shall be the date and time when the Subsidiary Merger becomes effective, as set forth in the Certificate of Merger.

1.2 Closing. The closing of the Subsidiary Merger will take place immediately subsequent to the Effective Time (as defined in the Company Merger Agreement) on the date and at the location specified for the closing in the Company Merger Agreement with respect to the Company Merger or at such other time, date or place as may be agreed to by the parties hereto (the “Closing Date”).

1.3. Effect of the Subsidiary Merger.

(a) At the Subsidiary Merger Effective Time:

(i) the separate existence of the Company Bank shall cease and the Company Bank shall be merged with and into LB (LB is sometimes referred to as herein as the “Surviving Bank”);

(ii) the Certificate of Incorporation of LB as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Certificate of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, and the name of the Surviving Bank shall be Lakeland Bank;

(iii) the Bylaws of LB as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank;

(iv) the main office and branch offices of LB established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit A attached hereto and the main office and branch offices of the Company Bank established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit B attached hereto shall become established and authorized branch offices of the Surviving Bank;

(v) the directors of LB immediately prior to the Subsidiary Merger Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the directors of the Surviving Bank are listed on Exhibit C attached hereto); and

(vi) the executive officers of LB immediately prior to the Subsidiary Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the executive officers of the Surviving Bank are listed on Exhibit D attached hereto);

(b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.J.S.A. 17:9A-139 and, in connection therewith, all assets of LB and the Company Bank as they exist at the Subsidiary Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities and obligations of every kind and description of each of the Company Bank and LB existing as of the Subsidiary Merger Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of LB or the Company Bank.

(c) The business of the Surviving Bank shall be that of a New Jersey commercial banking corporation, which shall be conducted as its headquarters or main office at 250 Oak Ridge Road, Oak Ridge, New Jersey and its established and authorized branch offices which are listed on Exhibits A and B.

ARTICLE II

EFFECT OF THE SUBSIDIARY MERGER ON THE CAPITAL

OF THE CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

2.1 Effect on Company Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of Company Bank Common Stock, all shares of Company Bank Common Stock (other than shares of Company Bank Common Stock that are owned by the Company Bank as treasury stock) shall be redeemed for one cent ($.01) and shall be canceled. All shares of Company Bank Common Stock that are owned by the Company Bank as treasury stock or that are owned by the Parent or LB shall be automatically canceled and retired and shall cease to exist and no stock of LB or other consideration shall be delivered in exchange therefor.

2.2 LB Common Stock. The shares of LB Common Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

2.3 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Subsidiary Merger Effective Time shall be $[            ] million, divided into [            ] shares of common stock, par value $2.50 per share, and immediately following the Subsidiary Merger Effective Time, the Surviving Bank shall have a surplus of $[            ] million and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the combined capital structures of the Company Bank and LB referred to in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between March 31, 2003 and the Subsidiary Merger Effective Time and the redemption of Company Bank Common Stock pursuant to Section 2.1 hereof.

ARTICLE III

COVENANTS

3.1 Covenants of LB and the Company Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of the Parent and LB, and the Company and the Company Bank, in the Company Merger Agreement that pertain or are applicable to the LB and the Company Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Company Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation To Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Effective Time. The Effective Time under the Merger Agreement shall have occurred.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

(c) Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with applicable law and the respective certificate of incorporation and Bylaws of LB and the Company Bank by the affirmative vote of the shareholders of the Company Bank and LB, such vote adopted at a meeting of each such sole shareholder or by each such shareholder’s written consent in lieu thereof.

(d) Other Approvals. Other than the filings and approvals provided for by Section 1.1, all requisite regulatory approvals relating to the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect and all waiting periods relating thereto shall have expired. In addition, unless otherwise agreed by LB, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect.

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of LB or the Company Bank upon termination of the Company Merger Agreement. This Agreement may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Company Bank and LB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Company Bank, LB or their respective officers, directors or affiliates.

5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Company Merger Agreement.

6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except to the extent set forth in the Company Merger Agreement.

6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Company Bank or LB, respectively, at the addresses for notices to the Company or the Parent, respectively, as set forth in the Company Merger Agreement, with copies to the persons referred to therein.

6.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Company Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to any applicable conflicts of law.

6.7 Binding Effect. This Agreement is intended to be binding on any successors of the parties.

6.8 Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

IN WITNESS WHEREOF, the Company Bank and LB have caused this Agreement to be signed by their duly authorized officers, under the respective seal of such entities, all as of the date first above written.

ATTEST	LAKELAND BANK

By:	By:
Name:	Name:
Title:	Title:

ATTEST	COMMUNITY STATE BANK

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Locations of the Main Office and Branch Offices of LB

EXHIBIT B

Names and Locations of the Main Office and Branch Offices of the Company Bank

EXHIBIT C

Names of the Directors of the Surviving Bank

EXHIBIT D

Names of the Executive Officers of the Surviving Bank

Exhibit B

FORM OF AFFILIATE LETTER

                , 2003

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Ladies and Gentlemen:

I am delivering this letter to you in connection with the proposed acquisition of CSB Financial Corp., a New Jersey corporation (“CSB”), by Lakeland Bancorp, Inc., a New Jersey corporation and a registered bank holding company (“Lakeland”), pursuant to the merger (the “Merger”) described in the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Agreement”), among CSB and Lakeland, and their respective subsidiary banks. I currently own shares of CSB’s common stock, no par value (“CSB Common Stock”). As a result of the Merger, I may receive shares of Lakeland’s common stock, no par value (“Lakeland Common Stock”), in exchange for my CSB Common Stock.

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of CSB, as the term “affiliate” is used in and for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I acknowledge that if I am deemed to be an affiliate of CSB for purposes of the Securities Act, my ability to sell, assign, transfer or otherwise dispose of (“transfer”) shares of Lakeland Common Stock that I may receive in the Merger will be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.

I represent to and agree with Lakeland that:

A. Compliance with Rule 145. I have been advised that any issuance of Lakeland Common Stock to me pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of CSB at the time the Merger is submitted for a vote of CSB’s stockholders, any transfer by me of Lakeland Common Stock is restricted under Rule 145. I agree not to transfer the Lakeland Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145, (ii) in the opinion of Lakeland’s counsel or counsel reasonably acceptable to Lakeland, such transfer is otherwise exempt from registration under the Securities Act, or (iii) such transfer is registered under the Securities Act.

B. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to Lakeland’s transfer agent with respect to my Lakeland Common Stock and that there may be placed on the certificates of my Lakeland Common Stock a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                 , 2003 BETWEEN THE REGISTERED HOLDER HEREOF AND LAKELAND BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF LAKELAND BANCORP, INC.”

C. [Voting with respect to Merger Agreement. During the effectiveness of this letter, I agree that I will be present in person or by proxy and consent to, approve, authorize and direct the voting of all shares of my CSB Common Stock (whether owned on the date hereof or subsequently acquired) at every meeting of the shareholders of CSB at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of CSB related to such matters, in favor of the adoption of the Agreement and the consummation of the Merger and the other transactions contemplated by the Agreement and against any Acquisition Proposal (as defined in the Agreement).]1

[D.] Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer Lakeland Common Stock to the extent I felt necessary with my counsel or counsel for Lakeland.

Execution of this letter is not an admission on my part that I am an “affiliate” of Lakeland as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

Very truly yours,

Name:

Accepted this              day of             , 2003.

LAKELAND BANCORP, INC.

By:
Name:
Title:

1 To be included for directors that are not parties to the Shareholders’ Agreement.

B-2

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT, dated as of March 31, 2003 (this ”Agreement”), between Lakeland Bancorp, Inc. (“Parent”) and the individuals and entities whose names and addresses are set forth on the signature pages hereto (collectively, the “Shareholders”, and each, individually, a “Shareholder”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent and its wholly owned subsidiary, Lakeland Bank, a commercial bank (“LB”), have executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), a copy of which is annexed hereto as Annex A, with CSB Financial Corp., a New Jersey corporation (the “Company”), and its wholly owned subsidiary, Community State Bank, a commercial bank, which provides, among other things, that the Company will merge with and into Parent pursuant to a merger contemplated by the Merger Agreement (the ”Merger”).

B. As of the date hereof, each Shareholder holds of record and/or beneficially owns the number of shares of common stock, no par value, of the Company (the “Company Common Stock”) set forth opposite his or its name on the signature pages hereto. In the aggregate, the shares of Company Common Stock held of record and/or beneficially by the Shareholders represents approximately 42% of the shares of Company Common Stock outstanding on the date hereof. Stuart Lubow (the “CEO”), one of the Shareholders, is also the chief executive officer of the Company. The CEO and the other Shareholders are directors, or affiliates of directors, of the Company.

C. Parent has advised the Company that it would not enter into the Merger Agreement unless each Shareholder agreed to enter into this Agreement, governing (i) the voting of all of the shares of Company Common Stock that are now held of record or beneficially owned by such Shareholder (collectively, the “Shares”) and all of the New Shares (as defined in Section 7) held or owned by such Shareholder, (ii) certain restrictions upon the actions which the Shareholders may take with respect to the capital stock of Parent subsequent to the consummation of the Merger and (iii) certain restrictions upon the ability of the Shareholders to compete with Parent and its Subsidiaries subsequent to the consummation of the Merger.

D. Certain of the Shareholders—consisting of each of the Shareholders named as parties on the signature pages of the registration rights agreement annexed hereto as Annex B (the “Specially Situated Shareholders”)—have advised the Parent that they would not enter into this Agreement unless Parent agreed to provide them with the demand registration rights described herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, and covenants and agreements contained herein and in the above-mentioned Merger Agreement, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein but not defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

2. Agreement to Vote Shares. During the term of this Agreement, each Shareholder agrees that it shall consent to, approve, authorize and direct the voting of all Shares and any New Shares held or owned beneficially or of record by such Shareholder, and agrees to cause all Shares and any New Shares held or owned beneficially or of record by such Shareholder to be voted, at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of the Company related to such matters, in favor of the adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Merger Transactions”) and against any Acquisition Proposal (as defined in the Merger Agreement). Each Shareholder agrees to deliver to Parent promptly upon the request therefor a proxy in the form attached hereto as Exhibit A, which proxy is coupled with an interest and shall be irrevocable during the term of this Agreement to the fullest extent permitted under New Jersey law. The proxy granted by each Shareholder shall be revoked upon the termination of this Agreement in accordance with its terms.

3. No Voting Trusts or Agreements. Each Shareholder agrees that it will not, and will not permit any entity under its control to, deposit any of the Shares or New Shares held or owned by such Shareholder in any voting trust, grant any proxies or powers of attorney with respect to the voting of such Shares or New Shares (other than proxies voted in the manner contemplated by Section 2 of this Agreement) or subject any such Shares or New Shares to any agreement, instrument or arrangement with respect to the voting of such Shares or New Shares other than this Agreement.

4. No Proxy Solicitations. Each Shareholder agrees that it will not, and will not permit any entity under its control to, (a) solicit proxies in opposition to the consummation of the Merger Transactions or otherwise knowingly encourage or assist any party in taking or planning any action which would impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions, (b) directly or indirectly knowingly encourage, initiate or cooperate in a shareholders’ vote or action by consent of the Company’s shareholders in opposition to the consummation of the Merger Transactions, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing the consummation of the Merger Transactions.

5. Transfer and Encumbrance. Each Shareholder agrees not to voluntarily transfer, sell, offer, tender, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or New Shares held or owned beneficially or of record by such Shareholder prior to the earlier of (a) the Effective Time or (b) the date the Merger Agreement shall be terminated in accordance with its terms, except that each Shareholder shall be permitted to Transfer any such Shares or New Shares to an affiliate or Donee (as hereinafter defined) of such Shareholder or, if such Shareholder is an individual, a member of such Shareholder’s immediate family, provided that such affiliate, Donee or family member agrees, in a written instrument reasonably satisfactory to Parent, to be

2

bound by the terms of this Agreement with respect to such Shares or New Shares. For purposes of this Agreement, a “Donee” of a Shareholder shall mean one or more public or private charitable foundations designated by such Shareholder in a written notice delivered to Parent.

6. Additional Purchases or Acquisitions. Each Shareholder agrees that any shares of Common Stock or other capital stock of the Company of which such Shareholder becomes the record holder or acquires beneficial ownership following the execution and delivery of this Agreement (“New Shares”) shall be subject to the terms of this Agreement to the same extent as if they constituted Shares held or owned by such Shareholder on the date of this Agreement.

7. Additional Shares. Each Shareholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any New Shares acquired by such Shareholder, if any, after the date hereof. In the event that, between the date of this Agreement and the Closing, the Shares held or owned beneficially or of record by any Shareholder shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, recapitalization, reclassification or other similar transaction, the term “Shares” shall be deemed to refer to and include the Shares as well as any securities into which or for which any or all of the Shares may be converted or exchanged.

8. Non-Interference. Each Shareholder agrees not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling any Shareholder from performing its obligations under this Agreement.

9. Share Transaction Proposals. Each Shareholder shall, and shall use its best efforts to cause its affiliates and its and their respective officers, directors, employees and representatives to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of such Shareholder’s Shares (a ”Share Transaction”), other than the Merger. Each Shareholder shall not, and shall use its best efforts to cause its affiliates and its and their respective officers, directors, employees and representatives not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data to, or have any discussions with, any corporation, partnership, person or other entity or group (other than Parent and LB, any subsidiary of Parent and LB or any designees of Parent and LB) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the shareholders of the Company) concerning a Share Transaction (a “Share Transaction Proposal”) or otherwise facilitate any effort or attempt to make or implement a Share Transaction Proposal.

10. Covenant Against Competition.

(a) The CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, he shall not, directly or indirectly, (I) either as principal, manager, agent, advisor, consultant, officer, director,

3

stockholder, member, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, have any financial interest in (other than a passive ownership or investment position of less than one percent, provided that such passive investment is made independent of any investment made by any other Shareholder) or otherwise assist a bank, savings bank, thrift institution or other depositary institution or any holding company of any of the foregoing that, in the case of any such bank, institution or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey or (II) either as agent, consultant, advisor or employee or in any other comparable capacity, be engaged in or otherwise assist a bank, savings bank, thrift institution or other depositary institution or any holding company of any of the foregoing that, in the case of any such bank, institution or holding company, does business in Bergen County, New Jersey, provided, however, that the CEO shall not be deemed to have breached this clause II unless the activities performed by the CEO for such bank, institution or holding company are directed principally to customers or potential customers located in Bergen County, New Jersey.

(b) Each Shareholder other than the CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, such Shareholder shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, member, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, have any financial interest in (other than a passive ownership or investment position of less than one percent, provided that such passive investment is made independent of any investment made by any other Shareholder) or otherwise assist a bank, savings bank, thrift institution or other depositary institution organized subsequent to June 30, 2002 (any such bank, savings bank, thrift institution or other depositary institution, a “Start-Up Entity”) or any holding company of any Start-Up Entity that, in the case of any such Start-Up Entity or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey.

(c) Each Shareholder other than the CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, such Shareholder shall not, directly or indirectly, serve as a director or consultant of a bank, savings bank, thrift institution or other depositary institution that is not a Start-Up Entity (any such bank, savings bank, thrift institution or other depositary institution, a “Non-Start-Up Entity”) or any holding company of any Non-Start-Up Entity that, in the case of any such Non-Start-Up Entity or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey.

(d) Each Shareholder agrees that the restrictions set forth in this Section 10 are reasonable under the circumstances and not more restrictive or broader than necessary to protect the interests of Parent and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical and business line areas than are provided herein. Each Shareholder acknowledges and agrees that the covenants

4

set forth in Section 10 are necessary and appropriate to protect the business that Parent is acquiring pursuant to the Merger Agreement.

11. No Limitation on Discretion as Director. Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Shareholder with respect to any action to be taken (or omitted) by such Shareholder in such Shareholder’s fiduciary capacity as a director of the Company and solely with respect to actions or omissions of such director in his or her capacity as a director; provided, however, it is agreed and understood by the parties hereto that the obligations, covenants and agreements of such Shareholder contained in this Agreement are separate and apart from such Shareholder’s fiduciary duties as a director of the Company and no fiduciary obligations that such Shareholder may have as a director of the Company shall countermand the obligations, covenants and agreements of such Shareholder, as a shareholder of the Company, contained in this Agreement.

12. No Interference. For a period of three years after the date hereof, without the prior written consent of Parent, the Shareholders will not, and will cause each of its affiliates not to, singly or as part of a group, directly or indirectly: (i) acquire or propose to acquire any equity securities of Parent (“Equity Securities”) or any rights to acquire any Equity Securities which, when coupled with the Equity Securities acquired upon consummation of the Merger, will exceed 10% of Parent’s outstanding capital stock, (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to Parent, (iii) act in concert with any other entity with respect to any Equity Securities or otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of Parent, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Parent or any of its affiliates, (v) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vi) advise, assist or encourage any other persons in connection with any of the foregoing.

13. Representations and Warranties of the Shareholders. Each Shareholder hereby severally represents and warrants to Parent as follows:

(a) Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) No Conflict. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder

5

will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the Exchange Act), any governmental or regulatory authority, domestic or foreign by or with respect to such Shareholder, (ii) if applicable, conflict with or violate the articles of incorporation, by-laws or other organizational documents of such Shareholder, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which such Shareholder’s Shares or New Shares are bound, or (iv) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on such Shareholder’s Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares or New Shares may be bound, except, in the case of clauses (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Shareholder of its obligations hereunder.

(c) Title to the Shares. As of the date of this Agreement, such Shareholder does not own beneficially or of record any shares of capital stock of the Company other than the number of Shares set forth opposite such Shareholder’s name on one of the signature pages hereto and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth in the written Disclosure Schedule to the Merger Agreement. There are no limitations on such Shareholder’s voting rights with respect to any of the Shares owned beneficially or of record by such Shareholder and such Shareholder has not appointed or granted any proxy with respect to voting, which appointment or grant is still effective, with respect to the Shares. Except for this Agreement, there are no voting trusts or voting agreements to which such Shareholder is a party with respect to any shares of capital stock of the Company.

14. Representations, Warranties and Covenants of Parent. Parent hereby represents and warrants to the Shareholders that Parent has all necessary power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Merger Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and the Merger Agreement have each been duly and validly executed and delivered by Parent and each constitutes a legal, valid and binding obligation of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

15. Registration Rights Agreement. At the Closing, Parent shall execute and deliver to the Specially Situated Shareholders a registration rights agreement in the

6

form and substance of the registration rights agreement annexed hereto as Annex B. Such agreement shall become effective as of the Effective Time.

16. Termination. With the exception of Sections 10, 12, 15 and 17 through 26 inclusive of this Agreement (the “Later Termination Provisions”), this Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement (including, without limitation, termination pursuant to Section 8.1(g) of the Merger Agreement), (ii) the Effective Time and (iii) the first anniversary of the date of this Agreement. The Later Termination Provisions shall terminate upon the earlier to occur of (x) the termination of the Merger Agreement, (y) the third anniversary of the date of this Agreement and (z) the applicable times expressly set forth herein. In all instances, however, any claim brought under this Agreement prior to the termination of this Agreement shall not be affected by such termination.

17. Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any purported assignment made in violation of this Agreement shall be null and void. This Agreement is not intended to confer any rights or remedies hereunder upon any person except the parties hereto.

18. Modification or Amendment. Subject to the provisions of the applicable law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

19. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

20. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

21. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the proxies referred to in Section 2 and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable

7

in said courts or that the venue thereof may not be appropriate or that this Agreement or any such proxy may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 22 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE PROXIES REFERRED TO IN SECTION 2 IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier or facsimile:

if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Roger Bosma, Chief Executive Officer

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq.

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if to any Shareholder, to:

the address set forth opposite such Shareholder’s name on one of the signature pages of this Agreement.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

23. Entire Agreement. This Agreement (including the proxies granted pursuant hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

25. Equitable Relief. Each Shareholders acknowledges and agrees that any breach of the covenants and agreements contained in this Agreement would irreparably injure Parent and that Parent’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate. Accordingly, without prejudice to the rights of Parent also to seek such damages or other remedies available to it, Parent may seek, and the Shareholders shall not contest the appropriateness of the availability of, injunctive or other equitable relief in any proceeding that Parent may bring to enforce the covenants and agreements contained in this Agreement in its express and explicit terms. No waiver of any breach of the covenants and agreements contained in this Agreement shall be implied from forbearance or failure of Parent to take action in respect thereof.

26. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional consents, documents and other instruments and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger Transactions and the other transactions contemplated by this Agreement. If a Shareholder owns any Shares beneficially but is not the record owner of such Shares, such Shareholder shall cause the record owner of such Shares (i) to acknowledge that the Shareholder having beneficial ownership of such Shares has entered into this Agreement and (ii) to vote and take all other actions with respect to such Shares in accordance with, and to otherwise observe, the terms hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

LAKELAND BANCORP, INC.

By:	/s/ JOHN W. FREDERICKS
Name:	John W. Fredericks
Title:	Chairman of the Board

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(Signature Pages to Shareholders’ Agreement)

NAME AND ADDRESS OF THE SHAREHOLDER	NUMBER OF SHARES BENEFICIALLY OWNED

/s/ HOWARD BLATT	40,000
Howard Blatt (shareholder)
Rampart Agency
One Parker Plaza, Suite 1105
Fort Lee, NJ 07028

/s/ MICHAEL LEVIN	139,000
Michael Levin (shareholder)
Levin, Shea, Pfeffer & Topas, P.A.
2105 West County Line Road, Ste. 3
Jackson, NJ 08527

/s/ MATTHEW LINDENBAUM	46,595
Matthew Lindenbaum (shareholder)
Basswood Partners
645 Madison Avenue, 10th Fl.
New York, NY 10022

/s/ NATHAN J. LINDENBAUM	19,348
Nathan J. Lindenbaum (shareholder)
MGS Corporation
Continental Plaza II
411 Hackensack Avenue
Hackensack, NY 07601

/s/ STUART H. LUBOW	17,000
Stuart H. Lubow (shareholder)
CSB Financial Corp.
417 Cedar Lane
P.O. Box 159
Teaneck, NJ 07666

/s/ DANIEL RUBIN	20,050
Daniel Rubin (shareholder)
Durango Apparel
989 Avenue of the Americas, 8th Fl.
New York, NY 10018

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/s/ CHRISTIAN YEGEN	24,250
Christian Yegen (shareholder)
The Yegen Companies
3514 Park Avenue
Weehawkin, NJ 07087

/s/ BENNETT LINDENBAUM	46,195
Bennett Lindenbaum (shareholder)
c/o Basswood Partners 645 Madison Avenue, 10th Fl. New York, NY 10022

/s/ VICTORIA FEDER	20,800
Victoria Feder (shareholder)
105 Hudson Street, Apt. 6S
New York, NY 10013

/s/ ABIGAIL TAMBOR	38,695
Abigail Tambor (shareholder) 8 East 96th Street, Apt. 9C New York, NY 10028

Basswood Partners

By:	/s/ MATTHEW LINDENBAUM	53,796
Matthew Lindenbaum Basswood Partners 645 Madison Avenue, 10th Floor New York, NY 10022

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EXHIBIT A

FORM OF PROXY

The undersigned, for consideration received, hereby appoints                      ,                      and                      and each of them [my][its] proxies, with power of substitution and resubstitution, to vote all shares of common stock, no par value, of CSB Financial Corp., a New Jersey corporation (the “Company”), [and [insert any New Shares (as defined in the Voting Agreement) or other shares of capital stock of the Company owned by the Shareholder (as defined in the Shareholders’ Agreement)]] owned by the undersigned at the [special] meeting of shareholders of the Company to be held [insert date, time and place] and at any adjournment thereof IN FAVOR OF adoption of the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Merger Agreement”), among the Company, Community State Bank, Lakeland Bancorp, Inc. (“Parent”) and Lakeland Bank and IN FAVOR OF consummation of the transactions contemplated by the Merger Agreement, and AGAINST any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders of the Company and at any adjournment thereof at which any Acquisition Proposal is considered. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Shareholders’ Agreement, dated as of March 31, 2003, between the undersigned, other shareholders of the Company and Parent (the “Shareholders’ Agreement”) terminates in accordance with its terms. This proxy shall be revoked upon termination of the Shareholders’Agreement.

Dated:

[SHAREHOLDER]

ANNEX A

AGREEMENT AND PLAN OF MERGER

ANNEX B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of             , 2003, by and among Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”) and the persons listed on Exhibit 1, who prior to the effective date of the Merger Agreement, execute Exhibit 1 (each person being referred to individually as “Shareholder” and collectively as “Shareholders”).

WHEREAS, immediately prior to the consummation of the Merger (as defined below), each Shareholder owned the number of shares of CSB Financial Corp., a New Jersey corporation (the “Company”), shown on Exhibit 1;

WHEREAS, the Shareholders may be issued Common Shares (defined below) in connection with the merger (the “Merger”) of the Company with and into Parent pursuant to the terms of the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Merger Agreement”), by and among Parent and the Company;

WHEREAS, the Shareholders were required to sign a shareholders’ agreement (the “Shareholders’ Agreement”) as a condition to the Merger Agreement being entered into;

WHEREAS, in connection with the Shareholders’ Agreement and subject to the terms hereof, Parent has agreed to grant to the Shareholders the registration rights provided for below.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements set forth in the Shareholders’ Agreement and hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Certain Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Common Shares” shall mean shares of common stock, no par value, of Parent.

“Person” shall mean any individual, corporation, company, partnership, association, trust, estate or other natural or juridical entity or organization, including without limitation any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government, self-regulatory organization, commission, or tribunal or any regulatory, administrative or other agency, or political or other subdivision, department or branch of any of the foregoing.

“Prospectus” shall mean any prospectus included in the Registration Statement, including any resale prospectus and any preliminary prospectus, and any amendment or supplement thereto, and in each case including all material incorporated by reference therein.

“Registration Expenses” shall mean the following expenses incident to performance of or compliance with this Agreement: (i) all applicable registration and filing fees imposed by the SEC and such securities exchange or exchanges, if any, on which Common Shares are then listed or the Nasdaq-National Market (the “Nasdaq”); (ii) all fees and expenses incurred in connection with compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with qualification of any of the Shares under any state securities or blue sky laws and the preparation of a blue sky memorandum) and compliance with the rules of the Nasdaq; (iii) all expenses of any Persons in preparing or assisting in preparing and distributing the Registration Statement, any Prospectus, stock certificates and other documents relating to the performance of and compliance with this Agreement; (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Shares on any securities exchange or exchanges pursuant to Section 3(i) hereof; and (v) the fees and disbursements of counsel for Parent and of the independent public accountants of Parent, including the expenses relating to any special audits or “cold comfort” letters required by or incident to such performance and compliance. Registration Expenses shall specifically exclude underwriting discounts and commissions relating to the Shares, the fees and disbursements of counsel representing any Shareholder, the fees and disbursements of counsel representing any underwriters relating to the Shares, transfer taxes, if any, relating to the sale or disposition of Shares by any Shareholder and any other expenses not included in the preceding sentence.

“SEC” shall mean the Securities and Exchange Commission or any successor entity.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shares” shall mean the Common Shares now or hereafter issued to the Shareholders pursuant to the Merger Agreement, and any additional Common Shares that may be received as stock dividends payable with respect to the Shares or otherwise received in connection with any stock split, exchange, conversion or recapitalization.

2. Registration Under the Securities Act.

(a) Registration. Subject to Section 6(b) below and provided the Shareholders have fulfilled their obligations under Section 4 hereof, Parent shall use its best efforts to file a registration statement on Form S-3, or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC, if Parent is eligible to use such form (including any amendments thereto, the “Registration Statement”), relating to the sale of all of the Shares (the “Initial Shelf Registration”) within thirty (30) days following the later of (X) the Effective Time (as defined in the Merger Agreement), or (Y) the date on which the Parent receives a written request by a Shareholder or Shareholders who hold in the aggregate no less than 10,000 Common Shares received in the stock election procedures pursuant to the Merger Agreement, and Parent shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter provided that the Shareholders shall not be entitled to demand the filing of a Registration Statement on more than one occasion. Subject to Section 6(b) below, Parent agrees to use its best efforts to keep the Registration Statement continuously effective (the “Effectiveness Period”) pursuant to Rule 415 promulgated under the Securities Act (and to include therein a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (i) two years from the date of receipt of the Shares by the Shareholders covered by the Registration Statement, or (ii) the expiration of the time when the selling restrictions, described in Rule 144(f) and (g), made applicable by Rule 145, or any successor provisions, promulgated under the Securities Act, as such provision may be amended from time to time, cease to be applicable to the Shareholders, provided however, that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the Registration Statement. At the end of two years following the Effective Time, Parent shall cause any and all legends to be removed from the Shares.

(b) Expenses. Parent shall pay all Registration Expenses in connection with a registration pursuant to this Agreement. The Shareholders shall pay all underwriting discounts and commissions relating to the Shares, the fees and disbursements of counsel representing the Shareholders, the fees and disbursements of counsel representing any underwriters relating to the Shares, transfer taxes, if any, relating to the sale or disposition of Shares by any Shareholder and any other expenses of the Shareholders not included in the definition of Registration Expenses.

(c) Subsequent Shelf Registration. If the Initial Shelf Registration or any Subsequent Shelf Registration ceases to be effective for any reasons at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), Parent shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness, use its best efforts to amend the Shelf Registration in a manner to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional “shelf” Registration Statement pursuant to Rule 415 covering all of the Shares (a “Subsequent Shelf Registration”). Subject to Section 6(b), if a Subsequent Shelf Registration is filed, Parent shall use its best efforts to cause the Subsequent Shelf Registration to be declared effective as soon as practicable after such filing and to keep such Subsequent Shelf Registration continuously effective during the Effectiveness Period. As used herein, the term “Shelf Registration” means the Initial Shelf Registration and any Subsequent Shelf Registration.

3. Registration Procedures. In connection with the obligations of Parent under Section 2 hereof, Parent shall:

(a) use its best efforts to prepare and file with the SEC, within the time period set forth in Section 2 hereof, and use its best efforts to have declared effective by the SEC, the Registration Statement, which shall (i) be available for public resale of the Shares by the Shareholders; and (ii) comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith;

(b) (i) use its best efforts to prepare and file with the SEC such amendments to the Registration Statement as may be necessary to keep it effective for the applicable period; (ii) cause any Prospectus to be amended or supplemented as required and to be filed as required by Rule 424 or any similar rule that may be adopted under the Securities Act; and (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto;

(c) furnish to the Shareholders, upon request and without charge, as many copies of any Registration Statement, preliminary Prospectus or Prospectus and any amendment or supplement thereto as the Shareholders may reasonably request in order to facilitate the public sale or other disposition of the Shares;

(d) use reasonable commercial efforts to register or qualify the Shares under all applicable state securities or blue sky laws of such jurisdictions in the United States as the Shareholders may reasonably request in writing and keep such registration or qualification effective during the period the Registration Statement is required to be kept effective; provided, however, that in connection therewith, Parent shall not be required to (i) qualify as a foreign corporation to do business or to register as a broker or dealer in any such jurisdiction where it would not otherwise be required to qualify or register but for this Section 3(d), or (ii) subject itself to taxation in any such jurisdiction with respect to such registration or qualification;

(e) use its best efforts to notify the Shareholders promptly and, if requested by the Shareholders, confirm in writing, (i) when the Registration Statement and any post-effective amendments thereto have become effective, (ii) when any amendment or supplement to a Prospectus has been filed with the SEC, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or any part thereof or the initiation of any proceedings for that purpose, (iv) if Parent receives any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of the happening of any event during the period the Registration Statement is effective as a result of which (A) the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) a Prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) use reasonable commercial efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement by the SEC or any state securities authority as promptly as possible;

(g) furnish to the Shareholders upon request, without charge, at least one conformed copy of the Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto); and

(h) cooperate with the Shareholders to facilitate the timely preparation and delivery of certificates representing Shares to be sold and not bearing any Securities Act legend and enable certificates for such Shares to be issued for such numbers of Shares and registered in such names as the Shareholders may reasonably request.

4. Certain Agreements of the Shareholders. The Shareholders agree to furnish to Parent in writing such information regarding the Shareholders and their proposed distribution of Shares as Parent may from time to time reasonably request in connection with the preparation of the Registration Statement or the registration or qualification of the Shares under state securities or blue sky laws and to take all such commercially reasonable action as may be required in order to permit Parent to comply with all the applicable requirements of the SEC in order to cause the Registration Statement to be declared effective by the SEC.

5. Indemnification, Contribution.

(a) Indemnification by Parent. Parent agrees to indemnify and hold harmless the Shareholders as follows:

(i) subject to the limitation set forth in Section 5(c), against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which the Shareholders may become subject under the Securities Act or otherwise (A) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) that arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any Prospectus or any amendment or supplement thereto, or, the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) subject to the limitation set forth in Section 5(c), against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or alleged untrue statement, any omission or alleged omission, if such settlement is effected with the written consent of Parent; and

(iii) subject to the limitations set forth in Section 5(c), against any and all expense (including reasonable fees and disbursements of counsel) reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or alleged untrue statement, omission or alleged omission that relates to the sale by the Shareholders of Shares under the Registration Statement, to the extent that any such expense is not paid under subparagraph (i) above or (d) below;

provided, however, that the indemnity provided pursuant to this Section 5(a) shall not apply to the Shareholders with respect to any loss, liability, claim, damage or expense that arises out of or is based solely upon (1) any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Parent by the Shareholders with respect to the Shareholders’ use in the Registration Statement or any amendment thereto or a Prospectus or any amendment or supplement thereto or (2) trades made by the Shareholders in violation of section 6(a) below or (3) trades made by the Shareholders in violation of the prospectus delivery requirements of Section 5(b) of the Securities Act. This indemnity in Section 5(a) is in addition to any liability which Parent may otherwise have. Parent will also indemnify any selling brokers, dealer managers, and similar securities industry professionals participating in the distribution and their officers and directors and each person who controls such persons or entities (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholders of registrable securities under the Registration Statement.

(b) Indemnification by the Shareholders. Each Shareholder agrees to indemnify and hold harmless Parent, each director of Parent, each officer of Parent who signed the Registration Statement and each other Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, to the same extent as the indemnity contained in Section 5(a) hereof, but only insofar as such loss, liability, claim damage or expense arises out of or is based solely upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any amendment thereto or a Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Parent by the Shareholder with respect to the Shareholder for use therein or (ii) trades made by the Shareholder in violation of Section 6(a) below or (iii) trades made by the Shareholder in violation of the prospectus delivery requirements of Section 5(b) of the Securities Act or (iv) any sale of Shares by the Shareholder at any time prohibited by this Agreement; provided, that, in the case of the Shareholder’s obligation set forth in this Section 5(b) relating to Section 5(a)(ii) above, such settlement must be effected with the written consent of the Shareholder.

(c) Conduct of Indemnification Proceedings. The indemnified party shall give prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party (i) shall not relieve it from any liability that it may have under the indemnity agreement provided in Section 5(a) or (b) above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party prejudices the indemnifying party or results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 5(a) or (b) above. After receipt of such notice, the indemnifying party shall be entitled to participate in and, at its option, jointly with any other indemnifying party so notified, to assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by such indemnifying party; provided, however, that, if the defendants in any such action or proceeding include both an indemnified party and an indemnifying party and the indemnified party reasonably determines, upon advice of counsel, that a conflict of interest exists or that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying parties, then the indemnified parties shall be entitled to counsel (which shall be limited to a single law firm for all indemnified parties) the reasonable fees and expenses of which shall be paid by the indemnifying parties. If the indemnifying party does not assume the defense of any such action or proceeding, after having received the notice referred to in the first sentence of this paragraph, the indemnifying parties will pay the reasonable fees and expenses of counsel (which will be limited to a single law firm for all indemnified parties) for the indemnified parties. In such event, however, no indemnifying party will be liable for any settlement effected without the prior written consent of such indemnifying party. If one or more of the indemnifying parties assumes the defense of any such action or proceeding in accordance with this paragraph, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding except as set forth in the proviso in the second sentence of this Section 5(c).

(d) Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 5 is for any reason held to be unenforceable although applicable in accordance with its terms, the indemnifying parties shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the indemnified party, in such proportion as is appropriate to reflect the relative fault of and benefits to each indemnifying party and each indemnified party in connection with the statements or omissions that resulted in such losses, claim, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying parties and indemnified parties shall be determined by reference to, among other things, the total proceeds received by each indemnifying party and indemnified party in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of each indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5(d)(i) above.

(iii) Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5(d), each director of Parent, each officer of Parent who signed the Registration Statement and each Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as Parent.

(e) Notwithstanding any term or condition to the contrary, the liability of the Shareholders pursuant to this Section 5 shall be limited to the gross proceeds received by the Shareholders as a result of the sale giving rise to the liability.

(f) The obligations of Parent and the Shareholders under this Section 5 shall survive the completion of any offering of the Shares pursuant to the Registration Statement and the termination of this Agreement.

6. Suspension of Registration Requirement.

(a) Immediately prior to any anticipated sale of the Shares subject to the Registration Statement, each Shareholder shall notify Parent in writing of the anticipated sale of the Shares. Each Shareholder agrees that he will not effect any sales of Shares pursuant to the Registration Statement after the Shareholder has received notice from Parent to suspend sales as a result of the occurrence or existence of any Suspension Event (as defined in Section 6(b) below) until Parent provides written notice to the Shareholder that all Suspension Events have ceased to exist. Each Shareholder agrees that he will not effect any sales of Shares pursuant to the Registration Statement after the Shareholder has received notice from Parent to suspend sales because the Registration Statement, any Prospectus or any supplement thereto contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, until Parent notifies the Shareholder that the misstatement or omission has been corrected. Parent agrees that the period of time during which the Registration Statement must be kept effective pursuant to clause (i) of Section 2(a) shall be extended by a period which is not less than the aggregate number of days during which any Suspension Event is in effect.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Parent’s obligation to file the Registration Statement and make any filings with any state securities authority, to use its best efforts to cause the Registration

Statement or any state securities filings to become effective or to remain effective, or to amend or supplement the Registration Statement or any state securities filings shall be suspended in the event of and during a Suspension Event. A “Suspension Event” shall exist at such times as circumstances exist that Parent determines in good faith on advice of counsel, make it impractical or inadvisable for Parent to file, amend or supplement the Registration Statement or such filings or to cause the Registration Statement or such filings to become effective or to remain effective or for the sale of Shares to occur under the Registration Statement (such circumstances to include, without limitation, (i) pending negotiations relating to, or consummation of, a significant acquisition, corporate reorganization, material proposed financing, the offer or sale of securities, or other similar transaction involving Parent, or (ii) the occurrence of some other event (X) where any of the foregoing would require disclosure under applicable securities laws of material information in the Registration Statement (or any other document incorporated into the Registration Statement by reference) or such state securities filings and (Y) as to which Parent has a bona fide business purpose for preserving confidentiality or which renders Parent unable to comply with SEC requirements). Parent shall notify the Shareholders promptly after any Suspension Event occurs or ceases to exist. Suspension of Parent’s obligations pursuant to this Section 6(b) shall continue for so long as a Suspension Event or its effect is continuing.

(c) Notwithstanding anything to the contrary in this Agreement, the Shareholders may sell their Shares at any time, regardless of the existence of a Suspension Event, so long as the Shareholders comply with Rule 144 in effecting any sale of the Shares and such sales are not in violation of any federal securities law or regulation, including without limitation Rule 10b-5 promulgated under the Exchange Act.

7. Miscellaneous.

(a) Shareholders Representative. The Shareholders hereby appoint Matthew Lindenbaum as the Shareholders Representative, and Matthew Lindenbaum hereby accepts such appointment, to represent the Shareholders with respect to all notices and further actions to be taken by the Shareholders pursuant to this Agreement. In the event he shall at any time be unable to, or shall notify Shareholders that he is unwilling to continue to perform the duties of the Shareholders Representative, the remaining Shareholders shall promptly designate a successor Shareholders Representative. The Shareholders Representative may also be changed by the Shareholders at any time and from time to time upon written notice to Parent signed by any number of Shareholders, who, in the aggregate, own a majority of Shares then owned by the Shareholders. Parent shall have the right to rely on any such notice without any duty of inquiry as to whether the new Shareholders Representative was duly appointed by the Shareholders. Parent shall be able to rely conclusively on the instructions and decisions of the Shareholders Representative as to any matter requiring action or decision by the Shareholders hereunder, and the Shareholders shall not have any cause of action against Parent for any action taken by Parent in accordance with the instructions or decisions of the Shareholders Representative.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified,

supplemented or waived, nor may consent to departures therefrom be given, without the written consent of Parent and the Shareholders.

(c) Notices. Unless otherwise provided, all notices or other communications required or permitted to be given to the parties hereto shall be in writing and shall, be deemed to have been given as if personally delivered (including personal delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient), or three (3) days after mailing by certified or registered mad, return receipt requested, first class postage prepaid, addressed in the case of Parent, as shown under the Notice provision of the Merger Agreement and in the case of the Shareholders to Matthew Lindenbaum, c/o Basswood Partners, 645 Madison Avenue, 10th Floor, New York, New York 10022

With a Copy to:

Pitney, Hardin, Kipp & Szuch LLP

Mail to:

P.O. Box 1945

Morristown, NJ 07962-1945

Delivery to:

200 Campus Drive

Florham Park, NJ 07962-0950

Attention: Ronald H. Janis, Esq.

(or at such other address as the addressed party may have substituted by notice pursuant to this Section 7(c)).

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Parent. This Agreement and the registration rights granted hereunder shall inure to the benefit of and be binding upon the legal representatives and heirs of each Shareholder if he becomes disabled or deceased, and may be assigned by each Shareholder to any immediate family member of the Shareholder (including any great grandchild or grandchild) or a trust or limited partnership established by the Shareholder, in any such case in connection with an assignment of Common Shares by the Shareholder to such family member, trust or limited partnership by gift or for estate planning purposes, but otherwise may not be assigned by the Shareholder. Notwithstanding the foregoing, no purported assignment by the Shareholders shall be valid unless the assignee agrees to be bound by the provisions of this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings and Interpretation. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. In construing the meaning of this Agreement, no party hereto shall be deemed the drafter of this Agreement and this Agreement shall be construed according to its fair meaning and not strictly against any person as the drafter hereof.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to the conflicts of law provisions thereof.

(h) Entire Agreement. This Agreement together with the Merger Agreement and the Shareholders’ Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior oral and written agreements and understandings and all contemporaneous written agreements and understandings between the parties with respect to such subject matter.

(i) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of the sale of all of the Shares by the Shareholders or the time when the selling and manner of sale restrictions described in Rule 144(f) and (g), made applicable by Rule 145, each promulgated under the Securities Act, cease to be applicable. At the end of two years following the Effective Time, Parent shall cause any and all legends to be removed from the Shares.

IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its duly authorized officer and each of the Shareholders has executed this Agreement in its individual capacity, all as of the day and year first above written.

LAKELAND BANCORP

By:
Roger Bosma President & Chief Executive Officer

EXHIBIT 1

Shareholders	Approximate Number of Shares of CSB Financial Corp.

Howard Blatt (shareholder)	(number of shares)

Michael Levin (shareholder)	(number of shares)

Matthew Lindenbaum (shareholder)	(number of shares)

Nathan J. Lindenbaum (shareholder)	(number of shares)

Stuart H. Lubow (shareholder)	(number of shares)

Daniel Rubin (shareholder)	(number of shares)

Christian Yegen (shareholder)	(number of shares)

Bennett Lindenbaum (shareholder)	(number of shares)

Victoria Feder (shareholder)	(number of shares)

Abigail Tambor (shareholder)	(number of shares)

Basswood Partners

By:
Matthew Lindenbaum

March 30, 2003

Board of Directors

Community State Bank

417 Cedar Lane

Teaneck, New Jersey 07666

Members of the Board:

CSB Financial Corp. and Community State Bank (individually or collectively, the “Bank”) and Lakeland Bank, a wholly-owned subsidiary of Lakeland Bancorp, Inc. (individually or collectively, the “Company”) have entered into an Agreement and Plan of Merger dated March 28, 2003 (the “Agreement”), pursuant to which the Bank will merge with and into the Company. The Agreement provides that each share of Bank common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of Company Common Stock with a value of $29.00 per share, subject to adjustment under certain circumstances, or $29.00 in cash, provided that the number of shares of Company Common Stock to be converted into the right to receive $29.00 in cash shall equal 50% (fifty percent) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

The terms and conditions of the proposed transactions are described in further detail in the Agreement. The Agreement is expected to be considered by the shareholders of the Bank at a shareholders’ meeting and the Merger consummated shortly after the receipt of shareholder, state and federal regulatory approvals.

You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Bank.

In arriving at the opinion set forth below, we have, among other things: reviewed the Agreement; reviewed the Annual Reports on Form 10-K for the Company for the years ended December 31, 2002, 2001 and 2000; reviewed the Quarterly Reports on Form 10-Q for the Company for the three and nine month periods ended September 30, 2002; reviewed the Company’s Annual Report to Shareholders for the period ended December 31, 2002; reviewed FDIC “Call Reports” for the Bank for the periods ended December 31, 2002, 2001 and 2000 and for the nine month period ended September 30, 2002; reviewed certain financial analyses and forecasts of the Company and the Bank which were prepared by the respective managements of the Company and the Bank; reviewed comparative financial and operating data on the banking industry and certain institutions which we deemed to be comparable to each of the Company and the Bank; reviewed the historical market prices and trading activity for the common stock of each of the Company and the Bank; reviewed the pro forma financial impact of the merger; reviewed certain bank mergers and acquisitions on a regional and nationwide basis for institutions which we deemed to be comparable to the Bank and compared the proposed consideration with the consideration paid in such other mergers and acquisitions; conducted limited discussions with members of senior management of each of the Company and the Bank

Board of Directors	- 2 -	March 30, 2003

concerning the financial condition, business and prospects of each respective company; and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

In performing our review and preparing this opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information made available to us for purposes of this opinion, and we have not independently verified such information nor have we undertaken an independent evaluation of the assets and liabilities of the Company and the Bank. With respect to financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements and we express no opinion as to the financial projections or the assumptions on which they are based. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party, and that the conditions precedent in the Agreement are not waived. We have also assumed for purposes of this opinion that there has been no material change in the financial condition of the Company or the Bank from that reflected in the Annual Report to Shareholders for the period ended December 31, 2002 for the Company, and in the December 31, 2002 Call Report for the Bank. Advest has been retained by the Board of Directors of the Bank to act as financial advisor to the Bank with respect to this transaction and will receive a fee for its services including a fee for this opinion.

This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter. Our opinion is directed to the Board of Directors of the Bank and does not constitute a recommendation of any kind to any shareholder of the Bank as to how such shareholder should vote at the shareholders’ meeting to be held in connection with the Merger. We understand and consent that this opinion will be included in proxy materials mailed to shareholders of Bank. Any other use or publication of all or part of this opinion must be granted, in advance, by written consent by Advest.

In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Bank.

Very truly yours,

ADVEST, INC.

By:	/s/ MICHAEL T. MAYES
Michael T. Mayes
Senior Managing Director and Co-Head of Investment Banking

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

Subsection (3) of the Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which the action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith; subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

The Registrant’s Certificate of Incorporation contains the following provision concerning indemnification:

“10. Indemnification of Directors. Directors of the Corporation, to the fullest extent permitted by the New Jersey Business Corporation Act, as now or hereafter in effect, and any successor statute, shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. Also, any expenses incurred by a Director in connection with a proceeding involving the Director may be paid by the Corporation in advance of final disposition of the proceeding, provided the Director undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

The Registrant also maintains directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

2.1	Agreement and Plan of Merger, dated as of March 31, 2003, by and among the Registrant, Lakeland Bank, CSB Financial Corp. and Community State Bank. See Annex A of the proxy statement/prospectus included in this registration statement.

2.2	Shareholders’ Agreement, dated as of March 31, 2003, by and among certain shareholders of CSB Financial Corp. and the Registrant. See Annex B of the proxy statement/prospectus included in this registration statement.

3.1	Certificate of Incorporation of the Registrant, as amended, is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

3.2	By-laws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

5.1	Opinion of Lowenstein Sandler PC.

8.1*	Opinion of Lowenstein Sandler PC, concerning tax matters.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1 and Exhibit 8.1).

23.3	Consent of Advest, Inc.

24.1*	Power of Attorney.

99.1	Form of CSB Financial Corp. Proxy Card.

99.2	Election Form

*	To be filed by amendment.

(b) Financial Statement Schedules.

All schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

(c) Report, Opinion or Appraisal.

Not applicable.

Item 22. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of

1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned Registrant hereby undertakes:

1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oak Ridge, State of New Jersey, on May 22, 2003.

LAKELAND BANCORP, INC.

By:	/s/ ROGER BOSMA
Roger Bosma President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROGER BOSMA Roger Bosma	Director, Chief Executive Officer and President	May 22, 2003

/s/ ROBERT B. NICHOLSON Robert B. Nicholson	Director	May 22, 2003

/s/ JOHN W. FREDERICKS John W. Fredericks	Director	May 22, 2003

/s/ BRUCE G. BOHUNY Bruce G. Bohuny	Director	May 22, 2003

/s/ MARY ANN DEACON Mary Ann Deacon	Director	May 22, 2003

/s/ MARK J. FREDERICKS Mark J. Fredericks	Director	May 22, 2003

/s/ GEORGE H. GUPTILL, JR. George H. Guptill, Jr.	Director	May 22, 2003

/s/ PAUL P. LUBERTAZZI Paul P. Lubertazzi	Director	May 22, 2003

/s/ JOSEPH P. O’DOWD Joseph P. O’Dowd	Director	May 22, 2003

/s/ CHARLES L. TICE Charles L. Tice	Director	May 22, 2003

/s/ STEPHEN R. TILTON, SR. Stephen R. Tilton, Sr.	Director	May 22, 2003

1

/s/ ARTHUR L. ZANDE Arthur L. Zande	Director	May 22, 2003

/s/ JOSEPH F. HURLEY Joseph F. Hurley	Executive Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)	May 22, 2003

2

EXHIBIT INDEX

2.1

Agreement and Plan of Merger, dated as of March 31, 2003, by and among the Registrant, Lakeland Bank, CSB Financial Corp. and Community State Bank. See Annex A of the proxy statement/prospectus included in this registration statement.

2.2

Shareholders’ Agreement, dated as of March 31, 2003, by and among certain shareholders of CSB Financial Corp. and the Registrant. See Annex B of the proxy statement/prospectus included in this registration statement.

3.1		Certificate of Incorporation of the Registrant, as amended, is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30,1999.

3.2		By-laws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

5.1		Opinion of Lowenstein Sandler PC.

8.1	*	Opinion of Lowenstein Sandler PC, concerning tax matters.

23.1		Consent of Grant Thornton LLP

23.2		Consent of Lowenstein Sandler PC (contained in Exhibit 5.1 and Exhibit 8.1).

23.3		Consent of Advest, Inc.

24.1	*	Power of Attorney.

99.1		Form of CSB Financial Corp. Proxy Card.

92.2		Election Form.

*	To be filed by amendment.

1